     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2001

                                                      REGISTRATION NO. 333-49814
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 6
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          GENERAL MARITIME CORPORATION

             (Exact name of registrant as specified in its charter)

  REPUBLIC OF THE MARSHALL ISLANDS                    4412                               06-1597083
  (State or other jurisdiction of         (Primary Standard Industrial                 (IRS Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                              35 WEST 56TH STREET
                               NEW YORK, NY 10019

                                 (212) 763-5600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             PETER C. GEORGIOPOULOS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              35 WEST 56TH STREET
                               NEW YORK, NY 10019
                                 (212) 763-5600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                        Copies of all communications to:

          THOMAS E. MOLNER, ESQ.                                  MELVIN EPSTEIN, ESQ.
    Kramer Levin Naftalis & Frankel LLP                       Stroock & Stroock & Lavan LLP
             919 Third Avenue                                        180 Maiden Lane
            New York, NY 10022                                     New York, NY 10038
              (212) 715-9100                                         (212) 806-5864

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                       AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM          AMOUNT
     TITLE OF EACH CLASS OF            TO BE          OFFERING PRICE     AGGREGATE OFFERING           OF
  SECURITIES TO BE REGISTERED        REGISTERED          PER SHARE            PRICE (1)        REGISTRATION FEE
common stock, $0.01 par value
  per share.....................     9,200,000            $19.00            $174,800,000          $45,310.00

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to Completion, dated        , 2001

PROSPECTUS

                                8,000,000 SHARES

                                     [LOGO]

                          GENERAL MARITIME CORPORATION

                                  COMMON STOCK

     ----------------------------------------------------------------------

    This is our initial public offering of shares of our common stock. We are offering 8,000,000 shares of our common stock. No public market currently exists for our common stock.

    We currently anticipate the initial public offering price to be between $17.00 and $19.00 per share. Our application to have our common stock approved for quotation on the New York Stock Exchange under the symbol "GMR" has been approved, subject to notice of issuance.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

                         SEE "RISK FACTORS" ON PAGE 8.
                             ---------------------

                                                                 PER
                                                                SHARE        TOTAL
                                                              ---------   ------------
Public Offering Price.......................................      $            $
Underwriting Discounts and Commissions......................      $            $
Proceeds to General Maritime................................      $            $

    We have granted the underwriters a 30-day option to purchase up to 1,200,000 additional shares of common stock to cover over-allotments, if any.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Lehman Brothers, on behalf of the underwriters, expects to deliver the
shares on or about June   , 2001.

--------------------------------------------------------------------------------

LEHMAN BROTHERS                                          ABN AMRO ROTHSCHILD LLC

                           JEFFERIES & COMPANY, INC.

              , 2001

               [INSIDE FRONT COVER PAGE - DESCRIPTION OF ARTWORK]

The top half of the inside front cover contains a color photograph of the GENMAR HARRIET, one of our vessels, above the text "Genmar Harriet". The bottom half of the inside front cover contains a color photograph of the GENMAR BOSS, another of our vessels, above the text "Genmar Boss". Inset between the two photographs, on the right side of the page, is a small photograph of the interior of the bridge of one of our vessels.

             [INSIDE FRONT COVER GATEFOLD - DESCRIPTION OF ARTWORK]

A color map of part of the world, centered on the Atlantic Ocean, appears as the background of the front cover gatefold of the prospectus. The Atlantic basin is highlighted by a circle of lighter color.

Our logo and the words "General Maritime Corporation - An Important Link in the Energy Chain - Transporting the Oil that Powers the World" are superimposed on the right half of the map, surrounded by five photographs illustrating parts of the chain of oil production, distribution and utilization. These photographs form a semi-circle around the logo and text and show, in clockwise order, an oil well, an oil refinery, the GENMAR GEORGE (one of our vessels), a highway filled with automobiles and the Manhattan skyline.

On the lower left side of the map is a list of the tankers that we own and/or have agreements to acquire after the closing of this offering, divided into groups under the headings "Aframax Class Tankers" and "Suezmax Class Tankers." The vessels which we have agreements to acquire after the closing of this offering are marked with an asterisk, which refers to the notation found below the list. This notation reads "Indicates a vessel which we have agreed to acquire following the closing of this offering, subject to the terms and conditions of the related acquisition agreement. See discussion in this prospectus under the heading `Recapitalization and Acquisitions.'"

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUMMARY..........................................      1

RISK FACTORS................................................      8

IMPORTANT ASSUMPTIONS IN THIS PROSPECTUS....................     20

USE OF PROCEEDS.............................................     21

DIVIDEND POLICY.............................................     22

CAPITALIZATION..............................................     22

DILUTION....................................................     23

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA..............     24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     26

THE INDUSTRY................................................     43

BUSINESS....................................................     52

MANAGEMENT..................................................     64

RECAPITALIZATION AND ACQUISITIONS...........................     71

PRINCIPAL SHAREHOLDERS......................................     76

DESCRIPTION OF INDEBTEDNESS.................................     79

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     83

SHARES ELIGIBLE FOR FUTURE SALE.............................     84

DESCRIPTION OF CAPITAL STOCK................................     86

TAX CONSIDERATIONS..........................................     90

UNDERWRITING................................................     98

LEGAL MATTERS...............................................    100

EXPERTS.....................................................    100

WHERE YOU CAN FIND ADDITIONAL INFORMATION...................    101

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-1

                            ------------------------

    You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document. This document may be used only where it is legal to sell these securities.

    Until             , 2001, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. WE HAVE INCLUDED THIS INFORMATION IN THE PROSPECTUS SUMMARY BECAUSE WE BELIEVE THIS INFORMATION IS HIGHLY IMPORTANT IN MAKING A DECISION TO INVEST IN OUR COMMON STOCK. HOWEVER, BEFORE INVESTING IN OUR COMMON STOCK YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES, FOR A MORE COMPLETE UNDERSTANDING OF OUR BUSINESS AND THIS OFFERING.

OVERVIEW

    We are a leading provider of international seaborne crude oil transportation services within the Atlantic basin. In connection with this offering, our newly formed company is creating a 29-vessel fleet by bringing together the following 24 Aframax and five Suezmax tankers:

    - Fourteen (14) vessels which were owned and commercially managed by our predecessor entities and which we are assembling at the time of this offering that together constitute our existing fleet as described in our historical financial statements;

    - Five (5) vessels owned by affiliates of Wexford Capital LLC and commercially managed by our predecessor entities that we have agreements to acquire at the closing of this offering; and

    - Ten (10) vessels that we have agreements to acquire subsequent to this offering.

Our existing fleet of 14 vessels generated approximately $48.0 million in voyage revenues, $32.8 million in EBITDA and $21.8 million in net income during the three months ended March 31, 2001 compared to approximately $22.8 million in voyage revenues, $11.8 million in EBITDA and $2.0 million in net income for the three months ended March 31, 2000. Our existing fleet of 14 vessels generated approximately $132.0 million in voyage revenues, $74.1 million in EBITDA and $30.3 million in net income for the year ended December 31, 2000.

    Upon completion of the transactions outlined above and described in more detail below, we will have, based on current world fleet statistics, the fourth largest mid-sized tanker fleet in the world based on our total cargo carrying capacity of approximately 3.0 million deadweight tons. With 17 of these 29 vessels currently operating in the Atlantic basin, we will have one of the largest fleets in this region, which includes ports in the Caribbean, South and Central America, the United States, Western Africa and the North Sea. We intend to deploy the remaining vessels in regions that we believe will maximize our financial performance.

    We estimate that during 2000, our existing fleet of 14 vessels transported more than 200 million barrels of crude oil into the United States, accounting for more than 6.2% of all U.S. crude oil imports. Our customers include most of the major international oil companies such as Chevron Corporation, CITGO Petroleum Corp., Exxon Mobil Corporation, Phillips Petroleum Company and
Texaco Inc., which accounted for approximately 3.4%, 9.6%, 2.3%, 3.3% and 5.1%, respectively, of our voyage revenues in 2000. Approximately 23.7% of all our crude oil charters in 2000 were for these customers, with the balance spread among other oil companies, oil traders and tanker owners.

    We actively manage the deployment of our fleet between spot charters, which generally last from several days to several weeks, and time charters, which can last up to several years. A spot charter is generally a contract to carry a specific cargo from a load port to a discharge port for a fixed dollar amount. A time charter is generally a contract to charter a vessel for a fixed period of time at a set daily rate. Approximately 65.4% of our net voyage revenues were generated through spot charters for the three months ended March 31, 2001 compared to approximately 50.4% for the three months ended March 31, 2000. Approximately 63.2% of our net voyage revenues were generated through spot charters in 2000, compared to approximately 39.6% in 1999. Net voyage revenues are voyage revenues minus voyage expenses. Voyage expenses primarily consist of commissions and port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter.

    Our predecessor entities began operations in 1997 and their fleet had grown to 14 vessels as of March 31, 2001. The financial statements as well as the historical financial and statistical information reflect only these 14 vessels and their operating results, unless otherwise indicated.

OUR FLEET

    As of March 31, 2001, based on deadweight tons, the average age of our nine Aframax tankers operating in the Atlantic basin was approximately 10.3 years, compared to an average age for the world Aframax fleet of approximately
11.7 years. On the same basis, the average age of our five Suezmax tankers, all of which currently operate in the Atlantic basin, was 10.5 years, compared to an average age for the world Suezmax tanker fleet of approximately 11.8 years. We believe the relatively young age and quality of our fleet, coupled with our excellent safety record, position us favorably within the sector. The following chart provides information regarding all of our vessels, including the five vessels which we have agreements to acquire at the closing of this offering and the 10 vessels which we have agreements to acquire following the closing of this offering.

                                                       YEAR         YEAR                   DEADWEIGHT      EMPLOYMENT STATUS
                                                      BUILT       ACQUIRED        TYPE        TONS         (EXPIRATION DATE)
                                                     --------   -------------   --------   -----------   ---------------------
OUR EXISTING FLEET (1)
  AFRAMAX TANKERS
    GENMAR AJAX....................................    1996             1998     DH            96,183    TC (August 2003)
    GENMAR AGAMEMNON...............................    1995             1998     DH            96,226    Spot
    GENMAR MINOTAUR................................    1995             1998     DH            96,226    Spot
    GENMAR CONSTANTINE.............................    1992             1998     DH           102,335    Spot
    GENMAR GABRIEL.................................    1990             1999     DS            94,993    Spot
    GENMAR GEORGE..................................    1989             1997     DS            94,955    TC (May 2003)
    GENMAR COMMANDER...............................    1989             1997     SH            96,578    TC (February 2002)
    GENMAR BOSS....................................    1985             1997     DS            89,601    Spot
    GENMAR SUN.....................................    1985             1997     DS            89,696    TC (February 2002)
  SUEZMAX TANKERS
    GENMAR SPARTIATE...............................    1991             2000     SH           155,150    Spot
    GENMAR ZOE.....................................    1991             2000     SH           152,402    Spot
    GENMAR MACEDON.................................    1990             2000     SH           155,527    Spot
    GENMAR ALTA (6)................................    1990             1997     SH           146,251    Spot
    GENMAR HARRIET (6).............................    1989             1997     SH           146,184    Spot
                                                                                            ---------
                                                                                   TOTAL    1,612,307
WEXFORD TANKERS (2)
to be acquired at the closing of this offering
  AFRAMAX TANKERS
    GENMAR ALEXANDRA...............................    1992                      DH           102,262    Spot
    GENMAR HECTOR..................................    1992                      DH(4)         96,027    Spot
    GENMAR PERICLES................................    1992                      DH(4)         96,027    Spot
    WEST VIRGINIA (5)..............................    1981                      SH            89,000    Spot
    KENTUCKY (5)...................................    1980                      SH            89,225    Spot
                                                                                            ---------
                                                                                   TOTAL      472,541
UNAFFILIATED TANKERS (3)
to be acquired after the closing of this offering
  AFRAMAX TANKERS
    GENMAR CHAMPION (5)(6).........................    1992                      DH(4)         96,027    (7)
    GENMAR SPIRIT (5)(6)...........................    1992                      DH(4)         96,027    (7)
    GENMAR STAR (5)(6).............................    1992                      DH(4)         96,027    (7)
    GENMAR TRUST (5)(6)............................    1992                      DH(4)         96,027    (7)
    GENMAR CHALLENGER (5)(6).......................    1991                      DH(4)         96,043    (7)
    GENMAR ENDURANCE (5)(6)........................    1991                      DH(4)         96,043    (7)
    GENMAR TRADER (5)(6)...........................    1991                      DH(4)         96,043    (7)
    GENMAR LEONIDAS (5)(6).........................    1991                      DS            97,002    (7)
    GENMAR NESTOR (5)(6)...........................    1990                      DS            97,112    (7)
    STAVANGER PRINCE (5)(8)........................    1979                      SH            88,868    TC (January 2002)(9)
                                                                                            ---------
                                                                                   TOTAL      955,219
                                                                                            =========
                                                                             TOTAL FLEET    3,040,067

DH Double-hull tanker; DS Double-sided tanker; SH Single-hull tanker; TC Time
    Charter

(1) Vessels owned by our predecessor entities prior to this offering, which we currently commercially manage and which are reflected in the financial statements and historical financial and statistical information contained in this prospectus, unless otherwise indicated.
(2) Vessels owned by affiliates of Wexford Capital LLC prior to the closing of this offering, which we currently commercially manage.
(3) Our acquisition of these vessels is subject to the terms and conditions of the related acquisition agreements. See discussion under the heading "Recapitalization and Acquisitions."
(4) Oil/Bulk/Ore carrier (O/B/O).
(5) These vessels currently operate outside of the Atlantic basin. Accordingly, we have not included them in our calculation of the Atlantic basin statistics.
(6) The GENMAR ALTA, GENMAR HARRIET, GENMAR CHAMPION, GENMAR SPIRIT, GENMAR STAR, GENMAR TRUST, GENMAR CHALLENGER, GENMAR ENDURANCE, GENMAR TRADER, GENMAR LEONIDAS and GENMAR NESTOR are currently named the ALTA, HARRIET, SCF CHAMPION, SCF SPIRIT, SCF STAR, SCF TRUST, SCF CHALLENGER, SCF ENDURANCE, SCF TRADER, ANJA and ANELLA, respectively. We intend to formally change the names of these vessels following our acquisition of them.
(7) We expect to acquire these vessels free from charters and, upon our acquisition of them, will deploy them on charters that we deem appropriate.
(8) Peter C. Georgiopoulos has an interest in this vessel. See discussion under the heading "Recapitalization and Acquisitions--Contribution of Vessels."
(9) We have an agreement to assume the charter for this vessel upon our acquisition of it.

MARKET OPPORTUNITIES

    Over the past several years, we believe a variety of industry trends have converged to alter the dynamics of the market for tanker services. We believe the following factors in particular are creating a positive outlook for our business:

    - OIL IMPORTS ARE RISING. The United States is the leading importer of crude oil in the world. Since 1995, U.S. demand for crude oil has risen in the aggregate by 5.6%, whereas U.S. crude oil production has declined by approximately 12.1% during the same period. Driven by the imbalance of supply and demand, U.S. crude oil imports have increased by approximately 19.5% since 1995.

    - TANKER FLEET IS AGING. Approximately 28.7% of all tankers in the world over 10,000 deadweight tons (a standard unit of measurement of a vessel's cargo capacity) are currently 20 years of age or older and thus are approaching the end of their useful lives. In the combined Aframax and Suezmax tanker markets, where we operate, the total capacity of mid-sized tankers 20 years of age or older is approximately 12.5% greater than the total capacity of new mid-sized vessels currently on order.

    - FOCUS ON SAFETY IS GROWING. We believe that charterers, regulators and insurers have become increasingly focused on environmental safety. Strict regulation of the industry has resulted in the phasing out of older vessels and correspondingly stronger demand and higher rates for more modern tonnage operated by experienced companies.

BUSINESS STRATEGY

    To maximize shareholder value and enhance our position as a leading provider of international seaborne crude oil transportation services within the Atlantic basin, we are pursuing the following business strategies:

    - GROWING OUR FLEET THROUGH ACQUISITIONS OF VESSELS AND BUSINESSES. We are an industry consolidator focused on acquiring high-quality, second-hand, mid-sized tankers. The mid-sized tanker market is highly fragmented with a total of approximately 183 tanker operators. Of those, approximately 63.4% own three vessels or less. We believe this provides us with a significant opportunity to expand our presence in the Atlantic basin and achieve economies of scale in this market.

    - CONDUCTING ENVIRONMENTALLY SAFE, COST-EFFICIENT OPERATIONS. We aggressively manage our operating and maintenance costs. At the same time, we believe our fleet has an excellent safety record which we intend to maintain through acquisitions of high-quality vessels and regular maintenance and inspection of our fleet. We believe that our operating history and excellent safety record will help us strengthen our relationships with existing customers and develop relationships with new ones.

    - MANAGING OUR FLEET DEPLOYMENT. We seek to balance the mix of our fleet deployment between spot charters and time charters. This fleet deployment strategy is designed to enable us to achieve a stable revenue stream throughout the cycles of the market while preserving our ability to benefit from potential increases in tanker rates.

COMPETITIVE STRENGTHS

    We believe we possess a number of competitive strengths that will allow us to enhance our position within the industry:

    - WE OPERATE A FLEET OF MID-SIZED TANKERS which we believe helps us manage and contain our costs. A number of our vessels have one or two substantially identical "sister ships" in our fleet, which provides us with vessel substitution opportunities that enhance our operational flexibility.

    - WE ARE BUILDING CUSTOMER RELATIONSHIPS with leading oil companies such as Chevron Corporation, CITGO Petroleum Corp., Exxon Mobil Corporation, Phillips Petroleum Company and Texaco Inc. These oil companies accounted for approximately 3.4%, 9.6%, 2.3%, 3.3% and 5.1%, respectively, of our voyage revenues in 2000.

    - WE HAVE AN EXPERIENCED MANAGEMENT TEAM in all of the commercial, technical and management areas of our business. Our senior executive officers and key employees have a combined total of more than 90 years in the shipping industry.

    While we strive to maintain these strengths, we operate in a highly competitive industry which is subject to downturns in regional and global economies as well as changes in regulations which could adversely affect us and our industry. For a discussion of these and other risks which could adversely affect us and our industry, you should read the section of this prospectus entitled "Risk Factors."

COMPANY BACKGROUND

    We are a newly formed company that, at the time of this offering, will own 14 vessels through the assembly of our predecessor entities and the acquisition of another company. We also have agreements to acquire five additional vessels at the closing of this offering and 10 additional vessels following the closing of this offering. These transactions are described below.

    At the time of this offering, we are assembling our predecessor entities, as described below.

    - We are acquiring for shares of our common stock seven limited partnerships for which corporations owned by Peter C. Georgiopoulos acted as managing general partner and which own an aggregate of 14 vessels.

    - We are acquiring for shares of our common stock a corporation owned by Peter C. Georgiopoulos which provides commercial management services for the 14 vessels described above, which we refer to in this prospectus as the "old General Maritime Corporation."

At the time of this offering, we are also acquiring for cash United Overseas Tankers Ltd., a corporation located in Piraeus, Greece, which conducts technical operations, such as staffing and maintenance, for many of our vessels.

    We have an agreement to acquire, at the closing of this offering, for shares of our common stock and repayment of indebtedness, five special purpose entities which are owned by affiliates of Wexford Capital LLC and which own an aggregate of five vessels. Shortly after the closing of this offering, we anticipate closing the acquisition of 10 additional vessels, three of which we have agreements to acquire for shares of our common stock and the repayment of indebtedness secured by these vessels and the remaining seven of which we have agreements to acquire for cash. These closings will be subject to the terms and conditions of the related acquisition agreements. See the discussion under the heading "Recapitalization and Acquisitions."

    The 14 vessels previously owned by limited partnerships for which affiliates of Peter C. Georgiopoulos acted as managing general partner and the old General Maritime Corporation and their operating results are reflected in our financial statements and the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." The remaining 15 vessels and United Overseas Tankers Ltd. and their operating results are not so reflected. You should read the discussions under the heading "Recapitalization and Acquisitions" and "Certain Relationships and Related Transactions" for more information regarding these acquisitions.

    At the closing of this offering, we intend to enter into a new loan facility that will be used to refinance the existing loan facilities associated with the 14 vessels owned prior to this offering by limited partnerships for which affiliates of Peter C. Georgiopoulos acted as managing general partner. We also intend to repay the indebtedness associated with the five other vessels that we have agreements to acquire at the closing of this offering and three of the vessels that we have agreements to acquire for shares of common stock following the closing of this offering, by drawing upon the new debt facility. We also intend to enter into an additional loan facility in connection with our acquisition of the seven additional vessels that we have agreed to acquire for cash after the closing of this offering. As of December 31, 2000, we were in default under some of our existing loan facility agreements, but we received written waivers of the defaults. In addition, some of the covenants of our existing loan facility agreements were amended to reduce working capital and other requirements.

    General Maritime Corporation is incorporated under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at 35 West 56th Street, New York, NY 10019. Our telephone number at that address is
(212) 763-5600.

                                  THE OFFERING

Common stock offered by us................  8,000,000 shares

Common stock to be outstanding after this
  offering................................  37,000,000 shares

Use of proceeds...........................  For (i) the reduction of outstanding borrowings,
                                            (ii) partial payment for seven of the 10 vessels that
                                            we have agreements to acquire for cash after the closing
                                            of this offering, (iii) our acquisition of United
                                            Overseas Tankers Ltd. in connection with our
                                            recapitalization and (iv) general corporate purposes. If
                                            the underwriters' over-allotment option is exercised or
                                            we do not purchase all or some of the vessels we have
                                            agreements to acquire, we will apply the proceeds for
                                            general corporate purposes and for the acquisition of
                                            additional vessels or businesses. You should read the
                                            discussion under the heading "Use of Proceeds" for more
                                            information.

Proposed New York Stock Exchange symbol...  GMR

    The number of shares of our common stock to be outstanding upon completion of this offering is based on the number of shares to be outstanding upon completion of our recapitalization. The number of shares to be outstanding upon completion of this offering does not include 2,900,000 shares that we may issue under our stock incentive plan, including 860,000 shares subject to options we have issued thereunder. You should read the discussion under the heading "Capitalization" for more information regarding the outstanding shares of our common stock, warrants and options to purchase our common stock and the discussion under the heading "Underwriting" for more information regarding the underwriters' over-allotment option.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following summary consolidated financial and other data should be read in connection with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1999 and 1998 and for the period from February 1, 1997 to December 31, 1997 and the consolidated balance sheet data as of December 31, 1999 and 1998 are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The consolidated statements of operations data for the year ended December 31, 2000 and the consolidated balance sheet data as of December 31, 2000 are derived from financial statements, which have been audited by Deloitte & Touche LLP. The summary consolidated financial data as of and for the three months ended March 31, 2001 and 2000 have been derived from our unaudited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire year. The fleet data for each of the periods described above are derived from our operational data. Historical results are not necessarily indicative of results that may be expected for any future period.

                                                                                                                     ELEVEN
                                               THREE MONTHS ENDED                     YEAR ENDED                     MONTHS
                                                    MARCH 31,                        DECEMBER 31,                    ENDED
                                            -------------------------   ---------------------------------------   DECEMBER 31,
                                               2001          2000          2000           1999          1998        1997 (1)
                                            -----------   -----------   -----------   ------------   ----------   ------------
INCOME STATEMENT DATA
  (dollars in thousands)
Voyage revenues...........................  $    48,042   $    22,766   $   132,012   $     71,476   $   62,031   $    12,436
Operating expenses
  Voyage expenses.........................        7,004         4,783        23,996         16,742       10,247           465
  Direct vessel expenses..................        6,809         5,126        23,857         19,269       15,684         3,010
  General and administrative expenses.....        1,399         1,064         4,792          3,868        2,828         1,101
  Depreciation and amortization...........        6,881         5,390        24,808         19,810       16,493         3,402
  Other expenses..........................           --            --         5,272             --           --            --
                                            -----------   -----------   -----------   ------------   ----------   -----------
    Total operating expenses..............       22,093        16,363        82,725         59,689       45,252         7,978
    Operating income......................       25,949         6,403        49,287         11,787       16,779         4,458
    Net interest expense..................        4,192         4,391        19,005         16,525       14,654         3,016
                                            -----------   -----------   -----------   ------------   ----------   -----------
    Net income (loss).....................  $    21,757   $     2,012   $    30,282   $     (4,738)  $    2,125   $     1,442
                                            ===========   ===========   ===========   ============   ==========   ===========
BALANCE SHEET DATA at end of period
  (dollars in thousands)
Cash......................................  $    31,581            NA   $    23,523   $      6,842   $    6,411   $     3,291
Total assets..............................      441,624            NA       438,922        351,146      345,633       194,340
Long-term debt
  Long-term debt (2)......................      222,699            NA       241,785        202,000      241,625       135,550
  Weighted average long-term debt for
    period................................      228,564            NA       233,010        219,008      203,398        46,679
Total shareholders' equity................      207,522            NA       186,910        125,878       99,650        55,543

OTHER FINANCIAL DATA
  (dollars in thousands)
EBITDA (3)................................  $    32,830   $    11,793   $    74,095   $     31,597   $   33,272   $     7,860
Net cash provided by operating
  activities..............................       27,054         6,429        47,720         12,531       15,665         6,042
Net cash used in investing activities.....          (15)         (199)      (85,865)       (18,688)    (159,206)     (189,716)
Net cash provided by financing
  activities..............................      (18,981)       (4,564)       54,826          6,588      146,661       186,965
Capital expenditures
  Vessel purchases, gross.................           --            --       (85,500)       (18,200)    (158,700)     (189,716)
  Drydocking..............................         (167)         (230)       (3,168)        (4,074)        (250)           --

                                                                                                                     ELEVEN
                                               THREE MONTHS ENDED                     YEAR ENDED                     MONTHS
                                                    MARCH 31,                        DECEMBER 31,                    ENDED
                                            -------------------------   ---------------------------------------   DECEMBER 31,
                                               2001          2000          2000           1999          1998        1997 (1)
                                            -----------   -----------   -----------   ------------   ----------   ------------
FLEET DATA
Total number of vessels at end of
  period..................................           14            11            14             11           10             6
Weighted average number of vessels
  (4)(6)..................................         13.8          11.0          12.6           10.3          8.3           1.7
Total voyage days for fleet (5)(6)........        1,245         1,001         4,474          3,603        3,030           620
Total calendar days for fleet (6)(7)......        1,260         1,001         4,599          3,756        3,030           623
Fleet utilization (8).....................         98.8%          100%         97.3%          95.9%         100%         99.5%
AVERAGE DAILY RESULTS
Time charter equivalent (9)...............  $    32,962   $    17,965   $    24,143   $     15,191   $   17,090   $    19,308
Total vessel operating expenses (10)......        6,514         6,184         6,223          6,103        6,109         6,599
EBITDA (3)................................       26,056        11,781        16,111          8,412       10,981        12,616
PER SHARE DATA (11)
  (dollars in thousands, except share data)
Net income/(loss).........................       21,757         2,012        30,282         (4,738)       2,125         1,442
  Basic...................................         1.01          0.13          1.60          (0.33)        0.21          0.42
  Fully diluted...........................         1.01          0.13          1.60          (0.33)        0.21          0.42
  Weighted average shares for basic and
    fully diluted.........................   21,452,056    15,715,511    18,877,822     14,238,531   10,166,389     3,430,084

------------------------------

 NA Not Applicable.

 (1) Since our inception on February 1, 1997.

 (2) Long-term debt is inclusive of current portion of debt for the relevant period. In 1999, it excludes a $15 million note payable to one of our shareholders that was cancelled and contributed to our capital in June 2000.

 (3) EBITDA represents net income from continuing operations before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is included because it is used by investors to measure a company's financial performance. EBITDA is not an item recognized by Generally Accepted Accounting Principles, or GAAP, and should not be considered as an alternative to net income or any other indicator of our performance required by GAAP. The definition of EBITDA used in this offering may not be comparable to that used by other companies.

 (4) Weighted average number of vessels is the average number of vessels that constituted our fleet for that year, as measured by the sum of the number of days each vessel was part of our fleet divided by the number of calendar days in that year.

 (5) Voyage days are the total days our vessels were in our possession, net of off-hire days associated with major repairs, drydockings or special surveys.

 (6) Reflects an extra day in 2000, which was a leap year.

 (7) Calendar days are the total days our vessels were in our possession, including off-hire days associated with major repairs, drydockings or special surveys.

 (8) Fleet utilization is the percentage of time that the vessels in our possession were available for revenue generating voyages and is determined by dividing voyage days by calendar days.

 (9) Time charter equivalent is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating time charter equivalent is consistent with industry standards and is determined by dividing net voyage revenues by voyage days for the time period. Net voyage revenues are voyage revenues minus voyage expenses. Voyage expenses primarily consist of commissions and port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter.

 (10) Total vessel operating expenses are our total expenses associated with operating our vessels. We determine total vessel operating expenses by dividing the sum of direct vessel expenses and general and administrative expenses, net of non-recurring organizational, legal and other one-time fees, by calendar days.

 (11) Basic earnings/(loss) per share are computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted income/(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. There were no dilutive securities outstanding during the years presented.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. IF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED AND THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE.

RISKS RELATED TO OUR INDUSTRY

AN INCREASE IN THE SUPPLY OF TANKER CAPACITY WITHOUT AN INCREASE IN DEMAND FOR TANKER CAPACITY COULD CAUSE CHARTER RATES TO DECLINE, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

    Historically, the tanker industry has been cyclical. The profitability and asset values of companies in the industry have fluctuated based on changes in the supply of and demand for tanker capacity. The supply of tankers generally increases with deliveries of new vessels and decreases with the scrapping of older vessels, conversion of vessels to other uses, such as floating production and storage facilities, and loss of tonnage as a result of casualties. If the number of new ships delivered exceeds the number of vessels being scrapped, tanker capacity will increase. If the supply of tanker capacity increases and the demand for tanker capacity does not, the charter rates paid for our vessels could materially decline. A material decline in our charter rates would decrease our profitability.

A DECLINE IN DEMAND FOR CRUDE OIL OR A SHIFT IN OIL TRANSPORT PATTERNS COULD MATERIALLY AND ADVERSELY AFFECT OUR REVENUES.

    The demand for tanker capacity to transport crude oil depends upon world and regional oil markets. A number of factors influence these markets, including:

    - global and regional economic conditions;

    - increases and decreases in production of and demand for crude oil;

    - developments in international trade; and

    - changes in seaborne and other transportation patterns.

    Historically, these markets have been volatile as a result of the many conditions and events that can affect the price, demand, production and transport of oil, as well as competition from alternative energy sources. Falling tanker charter rates in our markets or fewer charters may have a material adverse effect on our revenues.

CHARTER RATES MAY DECLINE, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR
  FINANCIAL PERFORMANCE.

    During the last year, rates that charterers paid for transportation of crude oil by Aframax and Suezmax tankers were higher than they have been for several years (although these rates are currently somewhat lower than they had been recently, reflecting seasonal variation). Because many of the factors which influence the supply of and demand for vessel capacity are unpredictable, the nature, timing and degree of changes in charter rates are unpredictable.

THE MARKET FOR CRUDE OIL TRANSPORTATION SERVICES IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE.

    Our vessels are employed in a highly competitive market. Our competitors include the owners of other Aframax and Suezmax tankers and, to a lesser degree, owners of other size tankers. Both groups include independent oil tanker companies as well as oil companies. We do not control a sufficiently large share of the market to influence the market price charged for crude oil transportation services.

Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

FLUCTUATIONS IN THE MARKET VALUE OF OUR FLEET MAY IMPAIR OUR ABILITY TO OBTAIN
  ADDITIONAL FUNDING.

    The market value of tankers fluctuates depending upon general economic and market conditions affecting the tanker industry, the number of vessels in the world fleet, the price of newbuildings, types and sizes of vessels and the cost of other modes of transportation. The market value of our fleet may decline as a result of a downswing in the historically cyclical shipping industry. Declining vessel values could affect our ability to raise cash and thereby adversely impact our liquidity. In addition, declining vessel values could result in a breach of loan covenants, which could give rise to events of default under our financing agreements.

REGULATIONS AFFECTING THE TANKER INDUSTRY MAY LIMIT OUR ABILITY TO DO BUSINESS AND MAY INCREASE OUR COSTS.

    Our operations are affected by extensive and changing environmental protection laws and other regulations. Complying with these laws has been expensive historically and has periodically required ship modifications and changes in operating procedures across the industry. The U.S. Oil Pollution Act of 1990 provides for the phase-in of the exclusive use of double-hull tankers at U.S. ports. To comply with the act tanker owners must meet maintenance and inspection requirements, develop contingency arrangements for potential spills and maintain financial responsibility requirements for vessels operating in the United States' 200-mile exclusive economic zone. While we believe that we currently comply with all regulations, we cannot assure you that we will always be able to do so in the future.

    Under the U.S. Oil Pollution Act of 1990, owners, operators and bareboat charterers are strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. The act limits this strict liability to the greater of $1,200 per gross ton or $10 million. However, it also allows unlimited liability in some circumstances and specifically permits individual states to impose their own penalties for oil pollution within their boundaries. Most states bordering on a navigable waterway have enacted legislation providing for potentially unlimited liability for the discharge of pollutants within their waters.

    We believe that the Atlantic basin, including certain ports in the United States, is currently one of the most environmentally sensitive shipping markets in the world, and the companies which operate there must meet more stringent environmental regulations than companies operating elsewhere. If we fail to meet those requirements, our operations in the region could be restricted and our results could be materially and adversely affected.

    In 1992, the International Maritime Organization, or IMO, the United Nations' agency for maritime safety, followed the example set by the U.S. Oil Pollution Act of 1990 and adopted regulations for tanker design and inspection. The IMO's regulations aim to reduce the likelihood of oil pollution in international waters and are being phased in on a schedule based upon vessel age. In April 2001, the IMO set forth a proposal to revise these regulations which is expected to become effective September 2002. The revised regulations provide for a more aggressive phase-out of single-hull oil tankers as well as increased inspection and verification requirements. The revised regulations provide for the phase-out of most single-hull oil tankers by 2015 or earlier, depending on the age of the vessel and whether the vessel complies with requirements for protectively located segregated ballast tanks. Segregated ballast tanks use ballast water that is completely separate from the cargo oil and oil fuel system. Segregated ballast tanks are currently required by the IMO on crude oil tankers constructed after 1983. The changes, which will likely increase the number of tankers that are scrapped beginning in 2004, are intended to reduce the likelihood of oil pollution in international waters.

    In addition, the European Union and countries elsewhere are considering stricter technical and operational requirements for tankers and legislation that would affect the liability of tanker owners and operators for oil pollution and limit their ability to use vessels other than double-hull vessels. Italy has already announced a ban of single-hull crude oil tankers over 5,000 dwt from most Italian ports. This ban will be extended to single-hull carriers of oil products on December 31, 2001. Additional laws and regulations may be adopted which could limit our ability to do business or increase our costs. The results of these or potential future environmental regulations could have a material adverse effect on our operations.

SHIPPING IS AN INHERENTLY RISKY BUSINESS AND OUR INSURANCE MAY NOT BE ADEQUATE.

    Our vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, war, terrorism, piracy and other circumstances or events. In addition, transporting crude oil creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts. Any of these events may result in loss of revenues and increased costs.

    We carry insurance to protect against most of the accident-related risks involved in the conduct of our business. We currently maintain $1 billion in coverage for each of our vessels for liability for spillage or leakage of oil or pollution. We also carry insurance covering lost revenue resulting from vessel off-hire for all but two of our time-chartered vessels. Nonetheless, risks may arise against which we are not adequately insured. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our operations. In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future and we can not guarantee that any particular claim will be paid. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability. Our payment of these calls could result in significant expenses to us which could reduce our profits or cause losses.

OUR OPERATING RESULTS MAY FLUCTUATE SEASONALLY.

    We operate our tankers in markets that have historically exhibited seasonal variations in tanker demand and, as a result, in charter rates. Tanker markets are typically stronger in the fall and winter months (the fourth and first quarters of the calendar year) in anticipation of increased oil consumption in the northern hemisphere during the winter months. Unpredictable weather patterns and variations in oil reserves disrupt vessel scheduling. While this seasonality has not materially affected our operating results since 1997, it could materially affect our operating results in the future.

RISKS RELATED TO OUR COMPANY

WE MAY NOT BE ABLE TO GROW OR TO EFFECTIVELY MANAGE OUR GROWTH.

    A principal focus of our strategy is to continue to grow by expanding our business in the Atlantic basin, the principal geographic area and market where we operate. Our future growth will depend upon a number of factors, some of which we can control and some of which we cannot. These factors include our ability to:

    - identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

    - identify vessels for acquisitions;

    - consummate acquisitions or joint ventures;

    - integrate any acquired businesses or vessels successfully with our existing operations;

    - hire, train and retain qualified personnel to manage and operate our growing business and fleet;

    - identify new markets outside of the Atlantic basin;

    - improve our operating and financial systems and controls; and

    - obtain required financing for our existing and new operations.

OUR ACQUISITION OF 10 VESSELS FOLLOWING THE CLOSING OF THIS OFFERING IS SUBJECT TO TERMS AND CONDITIONS WHICH MAY NOT BE FULFILLED.

    We have agreements to acquire 10 vessels following the closing of this offering. Our agreements to acquire these vessels are subject to our completion of this offering not later than June 15, 2001. If we fail to complete this offering by that date, we may not be able to purchase them. Our acquisition of these vessels is subject to terms and conditions described under the captions "Recapitalization and Acquisitions--Description of Plan of Recapitalization--Contribution of Vessels" and "--Acquisitions--Acquisition of Vessels." These terms and conditions include, among other things, the completion of a satisfactory inspection of the vessels. If these terms and conditions are not fulfilled or waived as to one or more of these vessels, we will not acquire the vessels.

    We intend to use borrowings of approximately $205.5 million (consisting of $40.5 million from the revolving credit portion of our new $300.0 million loan facility and $165.0 million of borrowings pursuant to an additional loan facility agreement that we are currently negotiating), to acquire these vessels following the closing of this offering. We cannot assure you that we will obtain the additional loan facility that we are currently negotiating or that we will obtain the facility on terms and conditions that are favorable to us. If we cannot obtain these loans, we will not be able to acquire these vessels.

IF WE FAIL TO TAKE DELIVERY OF SOME OR ALL OF THE 10 VESSELS THAT WE HAVE AGREEMENTS TO ACQUIRE FOLLOWING THE CLOSING OF THIS OFFERING, WE COULD LOSE SOME OR ALL OF OUR $27.2 MILLION DEPOSIT.

    Under our agreements to acquire 10 vessels following the closing of this offering, we will pay the sellers of these vessels deposits of approximately $27.2 million from the proceeds of this offering. If we fail to take delivery of one or more of these vessels, we could lose some or all of our deposits.

OUR LOAN AGREEMENTS CONTAIN RESTRICTIVE COVENANTS WHICH MAY LIMIT OUR LIQUIDITY AND CORPORATE ACTIVITIES.

    Our vessels are subject to mortgages. These financing agreements impose operating and financial restrictions, including restrictions which limit our ability to:

    - incur additional indebtedness;

    - create liens on our assets;

    - sell the capital stock of our subsidiaries or other assets;

    - make investments;

    - engage in mergers and acquisitions;

    - make capital expenditures or pay dividends;

    - change the management of our vessels or terminate or materially amend the management agreement relating to each vessel;

    - sell our vessels; and

    - change control of our company.

    Accordingly, to engage in various corporate activities we will need the permission of our lenders, whose interests are different from and may be adverse to those of our shareholders. We cannot assure you that we will be able to obtain our lenders' permission if and when we need it. Our failure to obtain permission will keep us from effecting corporate transactions and may prevent us from expanding or properly managing our company.

IF WE DEFAULT UNDER ANY OF OUR LOAN AGREEMENTS, WE COULD FORFEIT OUR RIGHTS IN OUR VESSELS AND THEIR CHARTERS.

    We have pledged all of our vessels and related collateral as security to the lenders under our loan agreements. Default under any of these loan agreements, if not waived or modified, would permit the lenders to foreclose on the mortgages over the vessels and the related collateral, and we could lose our rights in the vessels and their charters.

    As of December 31, 2000, we were in default under our loan facility agreements for breaching several covenants. The lenders waived their right to take action with respect to these defaults. The breaches which were waived are set forth below:

    - we did not meet all of our working capital and cash balance requirements; and

    - some of our limited partnerships made intercompany loans, all of which were subsequently repaid in full.

    When final payments are due under our loan agreements, we must repay any borrowings outstanding. To the extent that our cash flows are insufficient to repay any of these borrowings, we will need to refinance some or all of our loan agreements or replace them with an alternate credit arrangement. We may not be able to refinance or replace our loan agreements at the time they become due. In addition, the terms of any refinancing or alternate credit arrangement may restrict our financial and operating flexibility.

IF WE LOSE ANY OF OUR CUSTOMERS OR A SIGNIFICANT PORTION OF OUR REVENUES, OUR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

    We derive, and believe that we will continue to derive, a significant portion of our voyage revenues from a limited number of customers. During the three months ended March 31, 2001 Skaugen PetroTrans, Inc., Sun International Ltd. and Phillips Petroleum Company accounted for 14.8%, 13.2% and 12.9%, respectively, of our voyage revenues. During 2000, The Coastal Corporation, an international oil company acquired in January 2001 by El Paso Energy Corporation, and OMI Corporation, another tanker owner, accounted for 14.7% and 11.3%, respectively of our voyage revenues (revenues from OMI Corporation resulted primarily from the time charters of two of our vessels which we terminated, effective during the fourth quarter of 2000). If we lose a significant customer, or if a significant customer decreases the amount of business it transacts with us, our revenues could be materially adversely affected.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OR MANAGE OUR RECENTLY FORMED TECHNICAL MANAGEMENT SUBSIDIARY.

    We depend on United Overseas Tankers Ltd. to manage the technical operations, such as the staffing and maintenance of many of our vessels. In connection with our recapitalization, we acquired United Overseas Tankers Ltd., a Liberian corporation that was formed and commenced operations in 2000. Since its formation, United Overseas Tankers Ltd. has been engaged in the business of managing the technical operations of many of our vessels and has not provided this service to any other customers. United Overseas Tankers Ltd. may encounter risks, uncertainties, expenses and difficulties frequently encountered by companies with limited operating histories. Because we did not previously operate the business of United Overseas Tankers Ltd., we may have difficulty successfully integrating and managing its operations.

AS OUR FLEET AGES, THE RISKS ASSOCIATED WITH OLDER VESSELS COULD ADVERSELY AFFECT OUR OPERATIONS.

    In general, the costs to maintain a vessel in good operating condition increase as the vessel ages. As of March 31, 2001, the average age, based on deadweight tons, of our 29-vessel fleet, including the 14 vessels that we are acquiring at the time of this offering and the 15 vessels that we have agreements to acquire at or after the closing of this offering, was 10.9 years. Due to improvements in engine technology, older vessels are typically less fuel-efficient than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

    Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. For instance, under the International Maritime Organization's regulations, oil tankers over 25 years old must be double-hulled, have a mid-deck design or be hydrostatically balanced. We cannot assure you that, as our vessels age, market conditions will justify any required expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. In addition, new regulations proposed by the International Maritime Organization that are expected to take effect in 2002 will require us to phase-out our single-hull tankers by 2015 or earlier, depending on the age of the tanker.

OUR INABILITY TO TRADE WITH OUR SINGLE-HULL VESSELS IN U.S. WATERS BEGINNING IN 2010 COULD ADVERSELY AFFECT OUR OPERATIONS AND MARKET POSITION.

    Under the U.S. Oil Pollution Act of 1990, all oil tankers that do not have double hulls will be phased out by 2015 and will not be permitted to come to U.S. ports or trade in U.S. waters. Our 29-vessel fleet, including the 14 vessels that we are acquiring at the time of this offering and the 15 vessels that we have agreements to acquire at or after the closing of this offering, consists of nine single-hull vessels, six double-sided vessels and 14 double-hull vessels. Three of our single-hull vessels and two of our double-hull vessels do not serve U.S. ports and are not subject to the U.S. Oil Pollution Act of 1990. The remaining six single-hull vessels and the four double-sided vessels may be redeployed to other markets, sold or scrapped when they can no longer serve U.S. ports under the act. The U.S. Coast Guard annually inspects vessels that trade in U.S. waters and determines which vessels will be phased out under the act. These dates are recorded in tank vessel examination letters provided to the tanker owner. On the dates set forth below, the following tankers will be prohibited, based upon their respective ages, from trading in U.S. waters, except that they may trade in U.S. waters until 2015 if their operations are limited to discharging at the Louisiana Offshore Oil Port or off-loading by lightering within authorized lightering zones more than 60 miles off-shore. Lightering is the process by which vessels at sea off-load their cargo to smaller vessels for ultimate delivery to the discharge port.

VESSEL*                                                       DATE OF PROHIBITION
-------                                                       -------------------
GENMAR COMMANDER............................................    January 1, 2010

GENMAR SPARTIATE............................................    January 1, 2010

GENMAR ZOE..................................................    January 1, 2010

GENMAR MACEDON..............................................    January 1, 2010

GENMAR ALTA.................................................    January 1, 2010

GENMAR HARRIET..............................................    January 1, 2010

GENMAR SUN..................................................    January 1, 2013

GENMAR BOSS.................................................    January 1, 2013

GENMAR GABRIEL..............................................    January 1, 2015

GENMAR GEORGE...............................................    January 1, 2015

------------------------
* The STAVANGER PRINCE, KENTUCKY, WEST VIRGINIA, GENMAR LEONIDAS AND GENMAR NESTOR, WHICH WE HAVE AGREEMENTS TO ACQUIRE AT OR AFTER THE CLOSING OF THIS OFFERING, WILL BE PROHIBITED FROM TRADING IN U.S. WATERS BEGINNING IN 2002, 2003, 2004, 2015 AND 2015 RESPECTIVELY. THESE FIVE SHIPS DO NOT CURRENTLY OPERATE IN THE ATLANTIC BASIN.

    As our vessels reach their phase-out dates, we may need to spend significant funds to reconfigure, retrofit or redeploy them or to sell them and purchase alternative vessels. We cannot assure you that these expenditures will be economically justified or that we will have or be able to obtain sufficient funds to make these repairs or purchases. If we scrap or sell vessels without replacement, our cash flow and our market position could be negatively affected.

AMENDMENTS TO THE INTERNATIONAL MARITIME ORGANIZATION'S REGULATIONS, WHICH ARE EXPECTED TO TAKE EFFECT IN SEPTEMBER 2002, COULD FORCE US TO PHASE-OUT OR RETROFIT OUR SINGLE-HULL VESSELS SOONER THAN EXPECTED, WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS.

    Under IMO regulations that are expected to take effect in 2002, all of our single-hull vessels would be phased-out by 2015 unless they were fitted with a second hull. The amendments to the International Convention for the Prevention of Marine Pollution from Ships 1973, as amended, include a time-table for the phase-out of single-hull tankers that accelerates the phase-out schedule previously set by the IMO in 1992. Of the nine single-hull vessels which we are acquiring at the time of this offering or have agreements to acquire at or after the closing of this offering, one would be phased out by 2006 and two would be phased out by 2007. The remaining six vessels would be phased out by 2015, unless we retrofit them to comply with the new IMO standards. Although the IMO's member countries have not yet ratified the amendments, the amendments are expected to be approved. If it is not economically feasible to retrofit our tankers to comply with these new regulations, the accelerated phase-out of our single-hull tankers may negatively impact our operations and cash flow.

OUR REVENUES MAY BE ADVERSELY AFFECTED IF WE DO NOT SUCCESSFULLY EMPLOY OUR
  VESSELS.

    We seek to deploy our vessels between spot charters and time charters in a manner that optimizes our revenues. A spot charter is generally a contract to carry a specific cargo from a load port to a discharge port for a fixed dollar amount. A time charter is generally a contract to charter a vessel for a fixed period of time at a set daily rate. As of March 31, 2001, four of our vessels were contractually committed to time charters, with the remaining terms of these charters expiring on dates between February 2002 and August 2003. In connection with our acquisition of one vessel which we have an agreement to acquire after the closing of this offering, we intend to assume an additional time charter which expires in January 2002. Although these time charters provide steady revenues, they also limit the portion of our fleet available for spot voyages during an upswing in the tanker industry cycle, when spot voyages might be more profitable.

    We earned approximately 65.4% and 63.2% of our net voyage revenue from spot charters for the three months ended March 31, 2001, and for the year ended December 31, 2000, respectively. The spot charter market is highly competitive, and spot charter rates may fluctuate dramatically based on tanker and oil supply and demand and other factors. We cannot assure you that future spot charters will be available at rates that will allow us to operate our vessels profitably.

WE MAY FACE UNEXPECTED REPAIR COSTS FOR OUR VESSELS.

    Repairs and maintenance costs are difficult to predict with certainty and may be substantial. Many of these expenses are not covered by our insurance. Large repair expenses could decrease our profits and reduce our liquidity.

ARRESTS OF OUR VESSELS BY MARITIME CLAIMANTS COULD CAUSE A SIGNIFICANT LOSS OF EARNINGS FOR THE RELATED OFF-HIRE PERIOD.

    Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by "arresting" or "attaching" a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period.

    In addition, in jurisdictions where the "sister ship" theory of liability applies, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. In countries with "sister ship" liability laws, claims might be asserted against us, any of our subsidiaries or our vessels for liabilities of other vessels that we own.

OUR VESSELS MAY BE REQUISITIONED BY GOVERNMENTS WITHOUT ADEQUATE COMPENSATION.

    A government could requisition for title or seize our vessels. Under requisition for title, a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire. Under requisition for hire, a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Although we as owner would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain.

WE DEPEND ON OUR KEY PERSONNEL AND MAY HAVE DIFFICULTY ATTRACTING AND RETAINING
  SKILLED EMPLOYEES.

    The loss of the services of any of our key personnel or our inability to successfully attract and retain qualified personnel, including ships' officers, in the future could have a material adverse effect on our business, financial condition and operating results. Our future success depends particularly on the continued service of Peter C. Georgiopoulos, our Chairman and Chief Executive Officer.

PORTIONS OF OUR INCOME MAY BE SUBJECT TO U.S. TAX.

    We may be subject to U.S. tax equal to 2% of our gross shipping income attributable to transportation beginning or ending in the United States. Shipping income for this purpose is income derived from the operation or leasing of our vessels and from the performance of services directly related thereto. We will be exempt from this tax if our shipping income qualifies for a statutory exemption. We will likely not qualify for the exemption in any taxable year in which 50% or more of our stock is held at any time during that taxable year by persons owning 5% or more of our stock unless more than 50% of our stock is owned by 10% shareholders who are U.S. persons. We believe that we will qualify for the exemption in this taxable year. However, we may not qualify for the exemption in this taxable year or in the future if persons purchase 5% or more of our stock in this offering or in the market thereafter and as a result holders of 5% or more of our stock hold an aggregate of 50% or more of our stock. In addition, the income of some of our subsidiaries, including the predecessor entities which own 14 of our vessels, may not qualify for the exemption for the current year if the offering does not occur on or prior to July 1, of this year. On average, in 2000, 1999 and 1998, approximately 98% of our average time charter revenues and 99% of our average spot charter revenues were attributable to transportation beginning or ending in the United States. If we had not been exempt from U.S. tax during 2000, 1999 and 1998, our U.S. tax during those years for the 14 vessels owned by our predecessor entities would have been 2% of those revenues for those years, or, based on our entire revenues, could have been as much as approximately
$2.6 million, $1.4 million and $1.2 million in 2000, 1999 and 1998, respectively.

INCREASES IN TONNAGE TAXES ON OUR VESSELS WOULD INCREASE THE COSTS OF OUR
  OPERATIONS.

    Our vessels are currently registered under the following flags: Bermuda, Liberia, Malta, Panama, the Republic of the Marshall Islands and Norwegian International Ship Registry. These jurisdictions impose taxes based on the tonnage capacity of each of the vessels registered under their flag. The tonnage taxes imposed by these countries could increase and, thus, the costs of our operations would increase.

OUR INCORPORATION UNDER THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS MAY LIMIT THE ABILITY OF OUR SHAREHOLDERS TO PROTECT THEIR INTERESTS.

    Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act. The provisions of the Marshall Islands Business Corporations Act resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the Marshall Islands Business Corporations Act. For example, the rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. While the Marshall Islands Business Corporations Act does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

IT MAY NOT BE POSSIBLE FOR OUR INVESTORS TO ENFORCE U.S. JUDGMENTS AGAINST US.

    We are incorporated in the Republic of the Marshall Islands and most of our subsidiaries are organized in the Cayman Islands. Substantially all of our assets and those of our subsidiaries are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or
(ii) would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

RISKS RELATED TO THIS OFFERING

A SUCCESSFUL CLAIM THAT OUR RECAPITALIZATION TRANSACTION REQUIRED REGISTRATION UNDER THE SECURITIES ACT COULD RESULT IN A CLAIMANT'S RESCISSION OF ITS EXCHANGE OF ASSETS OR SECURITIES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

    We formed our company by exchanging our common stock for equity securities and assets of shipowners and management companies through a recapitalization transaction. This transaction is described under the caption "Recapitalization and Acquisitions." The negotiations with respect to these transactions continued and the execution of agreements for these transactions occurred after the filing of the Registration Statement in connection with this offering. Also, after that filing, we agreed to acquire two additional vessels in our recapitalization for Common Stock. The staff of the Securities and Exchange Commission raised questions as to the availability of the private placement exemption for these transactions on three occasions during the review of our Registration Statement. We believe that the recapitalization transaction will qualify as a private placement under the Securities Act. However, one or more of the participants exchanging securities or assets in this transaction may assert that the recapitalization transaction should be integrated with this offering, and thus requires registration under Section 5 of the Securities Act. If any of these participants were successful in bringing this type of action against us, it could obtain remedies which could include rescission of its exchange of assets or securities. Thus, successful participants could obtain return of the interests in vessels they contributed to our company. The aggregate net asset value of all of the vessels for which we issued shares of our common stock (based on their appraised value at March 31, 2001, minus indebtedness, plus net working capital) is approximately $337.1 million. If successful participants no longer held the shares of common stock issued to them, the participants could obtain damages equal to the difference between the value of the interests in the vessels contributed by them in exchange for the shares of common stock issued to them, with interest, reduced by the amount received when the participant sold the shares, with interest and reduced by any income received by the participants on the shares of common stock sold. If a claim of this type were successful, it could be material to our assets and operating results. The owners of three vessels to be acquired for common stock after the closing of this offering are among those who might assert such a claim. We have obtained from each participant a waiver of the right to bring an action of this type and agreement to contribute any benefit obtained from an action of this type to us. However, this waiver and agreement may not be enforceable as contrary to public policy. We understand that it is the view of the staff of the Securities and Exchange Commission that this waiver and agreement are not enforceable. Our management has not classified any of our outstanding shares outside of permanent shareholders' equity (as temporary equity) because it has concluded that a successful assertion of a claim of rescission is remote. This conclusion was based upon management's assessment of the issues discussed above and facts and circumstances of the recapitalization, including the nature and characteristics of persons receiving shares of our common stock in the recapitalization transaction, their awareness of these issues and their agreement to enter into the waiver and contribution agreements described above (taking into account the views of the staff of the Securities and Exchange Commission as to enforceability).

IF WE CANNOT COMPLETE THE PURCHASE FOR CASH OF THE SEVEN AFRAMAX TANKERS AFTER THE CLOSING OF THIS OFFERING OR THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS EXERCISED, WE MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU DO NOT AGREE AND IN WAYS THAT MAY NOT YIELD A FAVORABLE RETURN.

    Although we have agreed to purchase seven Aframax tankers with a portion of the proceeds from the offering, it is possible that the sellers could breach the agreement or otherwise be unable to deliver all or some of the vessels or that the conditions to our purchase will not be satisfied. We will not close the purchase of any of these vessels before the closing of this offering. We will not escrow the proceeds from this offering and will not return the proceeds to you if we do not purchase these vessels. With respect to approximately
$6.6 million of the proceeds of this offering and, if we do not purchase some or all of these vessels or the underwriters' over-allotment option is exercised, with respect to additional proceeds, our management will have the discretion to apply the proceeds alternatively for general corporate purposes that may not be consistent with purchasing Aframax tankers. Shareholders may not deem the uses we select desirable. Our use of this portion of the proceeds may vary substantially from our currently planned uses. Investors in this offering will be relying on the judgment of our management with respect to the use of this portion of the proceeds. We cannot assure you that we will apply this portion effectively, nor can we assume that this portion will be invested in a manner that will yield a favorable return or any return at all.

ANTI-TAKEOVER PROVISIONS IN OUR FINANCING AGREEMENTS AND OUR ORGANIZATIONAL DOCUMENTS COULD HAVE THE EFFECT OF DISCOURAGING, DELAYING OR PREVENTING A MERGER OR ACQUISITION, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    Several of our existing financing agreements impose restrictions on changes of control of our company and our ship-owning subsidiaries. These include requirements that we obtain the lenders' consent prior to any change of control and that we make an offer to redeem certain indebtedness before a change of control can take place.

    Several provisions of our amended and restated articles of incorporation and our bylaws could discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:

    - authorizing our board of directors to issue "blank check" preferred stock without shareholder approval;

    - providing for a classified board of directors with staggered, three-year terms;

    - prohibiting us from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder unless certain provisions are met;

    - prohibiting cumulative voting in the election of directors;

    - authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our common stock entitled to vote for the directors;

    - prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

    - limiting the persons who may call special meetings of shareholders; and

    - establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

OUR COMMON STOCK PRICE MAY BE HIGHLY VOLATILE AND YOUR INVESTMENT IN OUR COMMON STOCK COULD DECLINE IN VALUE.

    Prior to this offering, there has been no public market for our common stock. After this offering, an active trading market in our common stock might not develop or if it does develop, might not continue. Additionally, the market price of our common stock may fluctuate significantly in response to many factors, many of which are beyond our control. You may not be able to resell your shares at or above the initial public offering price due to the risks and uncertainties described elsewhere in this "Risk Factors" section. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. We may become involved in this type of litigation in the future. Litigation of this type could be extremely expensive and divert management's attention and resources from running our company.

THE RECIPIENTS OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH OUR RECAPITALIZATION WILL STILL CONTROL A SIGNIFICANT PORTION OF OUR STOCK AFTER THE OFFERING.

    The recipients of shares of our common stock in connection with our recapitalization will own approximately 78.4% of our outstanding common stock after this offering, assuming the over-allotment option is not exercised. Should these parties act as a group, they would have the power to elect all of our directors and control the vote on substantially all other corporate matters without the approval of other shareholders, including those who purchase stock in this offering. This concentration in voting power may result in the ability of those shareholders to delay or prevent another party from acquiring or otherwise taking control of General Maritime.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

    The market price of our common stock could decline due to sales of a large number of shares in the market after this offering, including sales of shares by our large shareholders, or the perception that these sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock.

    Our existing security holders will not become eligible to sell their shares in the public market until their lock-up agreements expire 180 days after the date of this prospectus. We have entered into registration rights agreements with many of our existing shareholders that entitle them to have an aggregate of 29,000,000 shares registered for sale in the public market. All of those shares could be sold into the public market after one year pursuant to Rule 144 under the Securities Act. We also intend to register on Form S-8 an aggregate of 2,900,000 shares issuable upon exercise of options we have granted to purchase common stock, or reserved for issuance under our equity compensation plans, after the date of this prospectus. You should read the discussion under the heading entitled "Shares Eligible for Future Sale" for further information concerning potential sales of our shares after this offering.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price per share of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock, after adjustments for our acquisition of five vessels which we have agreed to acquire at the closing of this offering, the stock of United Overseas Tankers Ltd. which we are acquiring at the time this offering and 10 vessels that we have agreements to acquire following the closing of this offering, as if these transactions occurred on March 31, 2001. As a result, investors purchasing common stock in this offering at an assumed initial public offering price of $18.00 per share, will incur immediate and substantial dilution in the net tangible book value of their common stock of approximately $5.19 per share. To the extent we raise additional capital by issuing equity securities in the future, you and our other shareholders may experience substantial dilution and future investors may be granted rights superior to those of our current shareholders.

    THIS PROSPECTUS CONTAINS STATEMENTS ABOUT OUR FUTURE THAT INVOLVE THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. THESE STATEMENTS ARE OFTEN ACCOMPANIED BY WORDS SUCH AS "BELIEVES," "ANTICIPATES," "ESTIMATES," "INTENDS," "PLANS," "EXPECTS" AND SIMILAR EXPRESSIONS. THESE STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS ABOUT MARKET OPPORTUNITY, OUR STRATEGY AND OUR EXPECTATIONS, PLANS AND OBJECTIVES. IN ADDITION TO THIS SECTION, THESE STATEMENTS MAY BE FOUND IN THE SECTIONS OF THIS PROSPECTUS ENTITLED "PROSPECTUS SUMMARY," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "INDUSTRY" AND "BUSINESS," AND IN THIS PROSPECTUS GENERALLY. OUR ACTUAL RESULTS WILL LIKELY DIFFER, PERHAPS MATERIALLY, FROM THOSE ANTICIPATED IN THESE STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING ALL THE RISKS DISCUSSED ABOVE AND ELSEWHERE IN THIS PROSPECTUS. BECAUSE OF THESE UNCERTAINTIES, YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAWS OR RULES, WE DO NOT INTEND TO UPDATE ANY OF THESE FACTORS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THESE STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                    IMPORTANT ASSUMPTIONS IN THIS PROSPECTUS

REFERENCES TO OUR COMPANY IN THIS PROSPECTUS

    We recently changed our name from "General Maritime Corporation" to "General Maritime Ship Holdings Ltd." We intend to change our name back to "General Maritime Corporation" at the time of the effectiveness of the registration statement of which this prospectus is a part. Accordingly, we sometimes refer to our company in this prospectus as "General Maritime" or "General Maritime Corporation."

    Unless the context otherwise requires, our company, as described in this prospectus, assumes that, at the time of this offering, we are making the acquisitions set forth below in connection with the recapitalization described under the section of this prospectus entitled "Recapitalization and Acquisitions."

    - We are acquiring for shares of our common stock another company currently named General Maritime Corporation, a corporation wholly-owned by our founder, Peter C. Georgiopoulos, which we refer to in this prospectus as the "old General Maritime Corporation."

    - We are acquiring for shares of our common stock seven limited partnerships owning 14 vessels for which corporations owned by Peter C. Georgiopoulos acted as managing general partner.

    - We are acquiring for cash United Overseas Tankers Ltd., a corporation which provides certain technical operational services to the old General Maritime Corporation.

    We have an agreement to acquire, at the closing of this offering, for shares of our common stock and repayment of indebtedness, five special purpose entities owned by affiliates of Wexford Capital LLC which own five vessels commercially managed by the old General Maritime Corporation. We anticipate that promptly following the closing of this offering, we will close the acquisitions of three vessels for shares of our common stock and the repayment of indebtedness secured by these vessels and of seven vessels for cash, subject to the terms and conditions of the related acquisition agreements. At the time of this offering, we are issuing the shares for the three vessels to an escrow agent to hold until the closing of our acquisitions of these vessels.

    The 14 vessels previously owned by limited partnerships for which affiliates of Peter C. Georgiopoulos acted as managing general partner and the old General Maritime Corporation and their operating results are reflected in the financial statements and historical financial and statistical information in this prospectus, unless otherwise indicated. The remaining vessels and United Overseas Tankers Ltd. are not so reflected.

OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS HAS NOT BEEN EXERCISED

    Unless otherwise indicated, all information in this prospectus assumes that the over-allotment option that we granted to the underwriters has not been exercised.

USE OF TERMS AND REFERENCES IN THIS PROSPECTUS

    You should consider the following information regarding our use of terms and references in this prospectus. Unless otherwise specifically noted or the context requires otherwise,

    - the term "world tanker fleet" refers to all tankers greater than 10,000 deadweight tons but does not include combined carriers such as oil/bulk/ore carriers;

    - except for statistics relating to the ranking of the size of our fleet and where otherwise explicitly stated, combined carriers such as oil/bulk/ore carriers are not included in the world tanker fleet statistics in this prospectus;

    - all dollar references are to U.S. dollars; and

    - deadweight ton, or dwt, figures supplied by Clarkson Research Studies are in dwt metric tons except where they refer to a size range or limit, where they are expressed in dwt long tons.

USE OF STATISTICAL DATA, GRAPHS AND TABLES IN THIS PROSPECTUS

    Clarkson Research Studies has provided us with industry statistical data, graphs and tables that we use in the discussion of the Suezmax and Aframax tanker markets contained in the sections of this prospectus entitled "Prospectus Summary," "The Industry" and "Business." We believe that the statistical data, graphs and tables supplied by Clarkson are accurate in all material respects, and we have relied upon these statistical data, graphs and tables for purposes of this prospectus. With respect to the statistical data, graphs and tables supplied by Clarkson, Clarkson has advised us that:

    - some industry data included in this discussion is based on estimates or subjective judgments in circumstances where data for actual market transactions either does not exist or is not publicly available;

    - the published information of other maritime data collection experts may differ from this data; and

    - while Clarkson has taken reasonable care in the compilation of the industry statistical data, graphs and tables and believes them to be correct, data compilation is subject to limited audit and validation procedures.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the 8,000,000 shares of our common stock in this offering are estimated to be approximately $130.4 million, and $150.5 million if the underwriters' over-allotment option is exercised in full. These estimates are based on an assumed initial public offering price of $18.00 per share after deducting underwriting discounts and commissions of 7%, or approximately $10.1 million, and estimated offering expenses payable by us.

    The principal purposes of this offering are to reduce our debt, acquire vessels and a technical management company, increase our capitalization and financial flexibility, provide a public market for our common stock and facilitate access to the public capital markets. We currently anticipate using approximately $70.1 million of the net proceeds of this offering to reduce our outstanding borrowings under our loan facilities. These loan facilities mature in 2002 and bore an average interest rate of 8.94% for the year 2000. We also currently anticipate using approximately $47.5 million as partial payment for the seven vessels that we have an agreement to acquire, approximately
$6.2 million to acquire United Overseas Tankers Ltd., a technical management corporation located in Piraeus, Greece and approximately $6.6 million for general corporate purposes. If the underwriters' over-allotment option is exercised or we do not purchase some or all of the vessels that we have agreements to purchase, we will have the discretion to apply the proceeds for general corporate purposes and for the acquisition of additional vessels or businesses. Although we regularly consider potential acquisitions of vessels and entities that operate vessels, we do not currently have any arrangements to make any of these types of acquisitions, except as set forth in this prospectus. See the discussions contained in the sections entitled "Recapitalization and Acquisitions--Acquisitions" and "Description of Indebtedness."

    Pending the use of the net proceeds as described above, we intend to invest the net proceeds of this offering not used in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We do not anticipate paying cash dividends in the foreseeable future. In addition, some of our loan agreements contain covenants which restrict our ability to pay dividends. We intend to retain any future earnings to fund the continued growth and development of our company.

                                 CAPITALIZATION

    The following table sets forth our cash and capitalization as of March 31, 2001:

    - on an actual basis derived from our financial statements, reflecting 14 vessels as of March 31, 2001;

    - on a pro forma basis to reflect the acquisition of five vessels, the assets of United Overseas Tankers Ltd. and the effects of this offering at an assumed initial public offering price of $18.00 per share, including the application of a portion of the proceeds to repay approximately
      $70.1 million of our existing indebtedness, as if these transactions occurred on March 31, 2001; and

    - on a pro forma as adjusted basis to reflect the adjustments mentioned above and the acquisition of 10 vessels that we have agreed to acquire, subject to the terms and conditions of the related acquisition agreements, and the incurrence of the related long-term debt as if these transactions occurred on March 31, 2001; see discussion under the headings "Recapitalization and Acquisitions" and "Description of Indebtedness."

    You should read this table in conjunction with the financial statements and the notes to those statements and the other financial information included elsewhere in this prospectus.

                                                                         AS OF MARCH 31, 2001
                                                              -------------------------------------------
                                                                                             PRO FORMA
                                                               ACTUAL     PRO FORMA (1)   AS ADJUSTED (2)
                                                              ---------   -------------   ---------------
                                                                           (UNAUDITED)      (UNAUDITED)
(dollars in thousands)
Cash........................................................  $  31,581      $ 95,688        $ 42,713
                                                              ---------      --------        --------
Long-term debt..............................................    222,699       211,599         417,099
Shareholders' equity (3):
  Common stock, $.01 par value per share: 75,000,000 shares
    authorized, actual, pro forma and pro forma as adjusted;
    shares issued and outstanding, 21,452,056, 35,257,230
    and 37,000,000, respectively............................        215           353             370
  Preferred stock, $.01 par value per share: 5,000,000
    shares authorized, actual; no shares issued and
    outstanding.............................................         --            --              --
Additional paid-in capital..................................    157,584       392,359         423,712
Retained earnings...........................................     50,868        50,868          50,868
Accumulated other comprehensive loss........................     (1,145)       (1,145)         (1,145)
                                                              ---------      --------        --------
    Total shareholders' equity..............................    207,522       442,435         473,805
                                                              ---------      --------        --------
    Total capitalization....................................  $ 430,221       654,034         890,904
                                                              =========      ========        ========

----------------------------------

(1)  Reflects our actual capitalization on a pro forma basis for the following:
     (i) the effects of this offering including the application of a portion of the proceeds to repay approximately $70.1 million of indebtedness, (ii) the acquisition of five vessels for shares of our common stock and the incurrence of approximately $59.0 million in new borrowings used to repay existing indebtedness associated with those vessels, and (iii) the acquisition of United Overseas Tankers Ltd. These transactions have been reflected as if they occurred on March 31, 2001.

(2) Reflects our capitalization on an as adjusted pro forma basis for the following: (i) the adjustments described in footnote 1 above, (ii) the acquisition of seven vessels for $212.5 million of which $47.5 million is from proceeds from our initial public offering and the incurrence of approximately $165.0 million of new borrowings, and (iii) the acquisition of three vessels for shares of our common stock and repayment of approximately $40.5 million of the indebtedness associated with these vessels. These transactions have been reflected as if they occurred on March 31, 2001.

(3) The number of outstanding shares excludes 860,000 shares of common stock reserved for issuance upon the exercise of outstanding options issued pursuant to our 2001 Stock Incentive Plan. In addition, if the underwriters' over-allotment option is exercised in full, our shareholders' equity will increase by approximately $20.1 million.

                                    DILUTION

    As of March 31, 2001, our historical net tangible book value, which reflects our 14 vessels for which affiliates of Peter C. Georgiopoulos acted as managing general partner and the old General Martime Corporation, was approximately $207.5 million, or $9.67 per share of common stock. Historical net tangible book value per share is determined by dividing historical net tangible book value, consisting of total tangible assets less total liabilities, by 21,452,056 shares, the number of shares of common stock outstanding at March 31, 2001 as reflected in our financial statements.

    As of March 31, 2001, our pro forma net tangible book value was approximately $343.4 million, or $11.84 per share of common stock. This pro forma net tangible book value gives effect to our acquisition of five vessels, the assets of United Overseas Tankers Ltd. and 10 vessels we have agreed to acquire, subject to the terms and conditions of the related acquisition agreements, as if these transactions occurred on March 31, 2001. Pro forma net tangible book value per share is determined by dividing pro forma net tangible book value, consisting of pro forma total tangible assets less pro forma total liabilities, by 29,000,000 shares, the pro forma number of shares of common stock outstanding.

    Without taking into effect any other changes in pro forma net tangible book value after March 31, 2001, and after giving effect to the sale of the common stock offered hereby at an assumed initial public offering price of $18.00 per share and the application of the net proceeds of this offering, the pro forma as adjusted net tangible book value would have been $473.8 million, or $12.81 per share. This represents an immediate increase in pro forma net tangible book value of $0.97 per share to existing shareholders and immediate and substantial dilution in pro forma as adjusted net tangible book value of $5.19 per share to new investors who purchase shares in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share.............           $ 18.00
                                                                       -------
Historical net tangible book value per share as of March 31,
  2001......................................................  $ 9.67
Increase per share attributable to our additional
  acquisitions..............................................    2.17
                                                              ------
Pro forma net tangible book value per share before the
  offering as adjusted for the aforementioned
  acquisitions..............................................   11.84
Increase per share attributable to new investors assuming
  the completion of the aforementioned acquisitions.........    0.97
                                                              ------
Pro forma as adjusted net tangible book value per share
  after the offering as adjusted for the aforementioned
  acquisitions..............................................             12.81
                                                                       -------
Dilution in net tangible book value per share to new
  investors assuming the completion of the aforementioned
  acquisitions..............................................           $  5.19
                                                                       =======

    If the underwriters' over-allotment option is exercised in full, the pro forma as adjusted net tangible book value per share after this offering would be $12.93 per share and the dilution in net tangible book value to new investors would be $5.07 per share.

    The following table summarizes, on a pro forma as adjusted basis as of March 31, 2001, the differences between the total consideration paid and the average price per share paid by the existing shareholders and the new investors based on an assumed initial public offering price of $18.00 per share:

                                                 SHARES             TOTAL CONSIDERATION
                                          ---------------------   -----------------------   AVERAGE PRICE
                                            NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                          ----------   --------   ------------   --------   -------------
Existing shareholders (1)...............  29,000,000     78.4%    $293,662,001     67.1%       $ 10.13
New investors...........................   8,000,000     21.6      144,000,000     32.9          18.00
                                          ----------     ----     ------------    -----
    Total...............................  37,000,000      100%    $437,662,001      100%
                                          ==========     ====     ============    =====

------------------------------

(1) Represents recipients of shares of our common stock in connection with our recapitalization.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following selected consolidated financial and other data should be read in connection with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1999 and 1998 and for the period from February 1, 1997 through December 31, 1997 and the consolidated balance sheet data as of December 31, 1999 and 1998 are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The consolidated statements of operations data for the year ended December 31, 2000 and the consolidated balance sheet data as of December 31, 2000 are derived from financial statements which have been audited by Deloitte & Touche LLP. The selected consolidated financial data as of and for the three months ended March 31, 2001 and 2000 have been derived from our unaudited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire year. The fleet data for each of the periods described above are derived from our operational data. Historical results are not necessarily indicative of results that may be expected for any future period.

                                                                                                                       ELEVEN
                                                THREE MONTHS ENDED                      YEAR ENDED                     MONTHS
                                                     MARCH 31,                         DECEMBER 31,                    ENDED
                                             -------------------------   ----------------------------------------   DECEMBER 31,
                                                2001          2000          2000           1999          1998         1997 (1)
                                             -----------   -----------   -----------   ------------   -----------   ------------
INCOME STATEMENT DATA
  (dollars in thousands)
Voyage revenues............................  $    48,042   $    22,766   $   132,012   $     71,476   $    62,031   $     12,436
Operating expenses
  Voyage expenses..........................        7,004         4,783        23,996         16,742        10,247            465
  Direct vessel expenses...................        6,809         5,126        23,857         19,269        15,684          3,010
  General and administrative expenses......        1,399         1,064         4,792          3,868         2,828          1,101
  Depreciation and amortization............        6,881         5,390        24,808         19,810        16,493          3,402
  Other expenses...........................           --            --         5,272             --            --             --
                                             -----------   -----------   -----------   ------------   -----------   ------------
    Total operating expenses...............       22,093        16,363        82,725         59,689        45,252          7,978
    Operating income.......................       25,949         6,403        49,287         11,787        16,779          4,458
    Net interest expense...................        4,192         4,391        19,005         16,525        14,654          3,016
                                             -----------   -----------   -----------   ------------   -----------   ------------
    Net income (loss)......................  $    21,757   $     2,012   $    30,282   $     (4,738)  $     2,125   $      1,442
                                             ===========   ===========   ===========   ============   ===========   ============
BALANCE SHEET DATA at end of period
  (dollars in thousands)
Cash.......................................  $    31,581            NA   $    23,523   $      6,842   $     6,411   $      3,291
Total assets...............................      441,624            NA       438,922        351,146       345,633        194,340
Long-term debt
  Long-term debt (2).......................      222,699            NA       241,785        202,000       241,625        135,550
  Weighted average long-term debt for
    period.................................      228,564            NA       233,010        219,008       203,398         46,679
Total shareholders' equity.................      207,522            NA       186,910        125,878        99,650         55,543

OTHER FINANCIAL DATA
  (dollars in thousands)
EBITDA (3).................................  $    32,830   $    11,793   $    74,095   $     31,597   $    33,272   $      7,860
Net cash provided by operating
  activities...............................       27,054         6,429        47,720         12,531        15,665          6,042
Net cash used in investing activities......          (15)         (199)      (85,865)       (18,688)     (159,206)      (189,716)
Net cash provided by financing
  activities...............................      (18,981)       (4,564)       54,826          6,588       146,661        186,965
Capital expenditures
  Vessel purchases, gross..................           --            --       (85,500)       (18,200)     (158,700)      (189,716)
  Drydocking...............................         (167)         (230)       (3,168)        (4,074)         (250)            --

                                                                                                                       ELEVEN
                                                THREE MONTHS ENDED                      YEAR ENDED                     MONTHS
                                                     MARCH 31,                         DECEMBER 31,                    ENDED
                                             -------------------------   ----------------------------------------   DECEMBER 31,
                                                2001          2000          2000           1999          1998         1997 (1)
                                             -----------   -----------   -----------   ------------   -----------   ------------
FLEET DATA
Total number of vessels at end of period...           14            11            14             11            10              6
Weighted average number of vessels
  (4)(6)...................................         13.8          11.0          12.6           10.3           8.3            1.7
Total voyage days for fleet (5)(6).........        1,245         1,001         4,474          3,603         3,030            620
Total calendar days for fleet (6)(7).......        1,260         1,001         4,599          3,756         3,030            623
Fleet utilization (8)......................         98.8%          100%         97.3%          95.9%          100%          99.5%

AVERAGE DAILY RESULTS
Time charter equivalent (9)................  $    32,962   $    17,965   $    24,143   $     15,191   $    17,090   $     19,308
Total vessel operating expenses (10).......        6,514         6,184         6,223          6,103         6,109          6,599
EBITDA (3).................................       26,056        11,781        16,111          8,412        10,981         12,616

PER SHARE DATA(11)
  (dollars in thousands, except share data)
Net income (loss)..........................       21,757         2,012        30,282         (4,738)        2,125          1,442
  Basic....................................         1.01          0.13          1.60          (0.33)         0.21           0.42
  Fully diluted............................         1.01          0.13          1.60          (0.33)         0.21           0.42
Weighted average for basic and fully
  diluted..................................   21,452,056    15,715,511    18,877,822     14,238,531    10,166,389      3,430,084

------------------------

 NA Not Applicable.

 (1) Since our inception on February 1, 1997.

 (2) Long-term debt is inclusive of current portion of debt for the relevant period. In 1999, it excludes a $15 million note payable to one of our shareholders which was cancelled and contributed to our capital in June 2000.

 (3) EBITDA represents net income from continuing operations before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income or any other indicator of our performance required by GAAP. The definition of EBITDA used in this offering may not be comparable to that used by other companies.

 (4) Weighted average number of vessels is the average number of vessels that constituted our fleet for that year, as measured by the sum of the number of days each vessel was part of our fleet divided by the number of calendar days in that year.

 (5) Voyage days are the total days our vessels were in our possession, net of off-hire days associated with major repairs, drydockings or special surveys.

 (6) Reflects an extra day in 2000, which was a leap year.

 (7) Calendar days are the total days our vessels were in our possession, including off-hire days associated with major repairs, drydockings or special surveys.

 (8) Fleet utilization is the percentage of time that the vessels in our possession were available for revenue generating voyages and is determined by dividing voyage days by calendar days.

 (9) Time charter equivalent is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating time charter equivalent is consistent with industry standards and is determined by dividing net voyage revenues by voyage days for the time period. Net voyage revenues are voyage revenues minus voyage expenses. Voyage expenses primarily consist of commissions and port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter.

 (10) Total vessel operating expenses are our total expenses associated with operating our vessels. We determine total vessel operating expenses by dividing the sum of direct vessel expenses and general and administrative expenses, net of non-recurring organizational, legal and other one-time fees, by calendar days.

 (11) Basic earnings/(loss) per share are computed by dividing net income/(loss) by the weighted average number of common shares outstanding during the year. Diluted income/(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. There were no dilutive securities outstanding during the years presented.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    We are a newly formed company that, at the time of this offering, will own 14 vessels through the assembly of our predecessor entities. The following discussion relates to the financial condition and results of operations of our predecessor entities and the 14 vessels they owned.

    The following is a discussion of our financial condition and results of operations for the three months ended March 31, 2001 and 2000, and for the years ended December 31, 2000, 1999 and 1998. Although the date of our inception was February 1, 1997, we commenced vessel operations with the acquisition of our first vessel on May 20, 1997. You should consider the foregoing when reviewing our consolidated financial statements and this discussion. You should read this section together with our consolidated financial statements including the notes to those financial statements for the periods mentioned above.

    Our vessels are available for employment on time charters and in the spot market. Under a time charter, we place the vessel at the charterer's disposal for a set period of time at a specified daily rate. Under a time charter, the charterer pays voyage expenses such as port, canal and fuel costs. Under a spot charter, we provide the vessel for the transportation of crude oil between specific ports for an agreed upon total amount. Under spot charters, we pay voyage expenses such as port, canal and fuel costs.

    We strive to optimize the performance of our fleet through the deployment of our vessels in both time charters and in the spot market. We actively monitor macroeconomic trends as well as governmental and environmental regulations that may affect tanker rates and influence our deployment decisions. Vessels operating on time charters, provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable us to capture increased profit margins during improvements in tanker rates.

    In the past we have also deployed our vessels on bareboat contracts whereby we lease vessels for a set period of time and the charterer bears all operating expenses including crew and drydocking costs. Although revenues and net voyage revenues are lower under this type of contract, operating income is generally equivalent to operating income generated from time charters during comparable periods.

    Our voyage revenues and voyage expenses are recognized ratably over the duration of the voyages and the lives of the charters, while direct vessel expenses are recognized when incurred. We recognize the revenues of time charters that contain rate escalation schedules at the average rate over the life of the contract.

    We depreciate our vessels on a straight-line basis from their date of initial delivery from the shipyard over a 25-year period with a residual value currently calculated on the basis of $125 per lightweight ton (a standard unit of measurement for the weight of an empty vessel). We capitalize our drydock expenses, and amortize these costs on a straight-line basis over the life of the survey cycle, which is generally a two to five year period. Our expenditures for minor maintenance, repairs and replacements are expensed as incurred.

    Operating results for the three months ended March 31, 2001 and the years ended December 31, 2000, 1999 and 1998 reflect changes in the size of our fleet, changes in tanker rates during these periods and the deployment of our vessels on time charter or in the spot market.

    For discussion and analysis purposes only, we evaluate the performance of our company using net voyage revenues. Net voyage revenues are voyage revenues minus voyage expenses. Voyage expenses primarily consist of commissions and port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter. We believe that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or the deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by our vessels.

    Because the limited partnerships through which we previously operated were generally treated as flow through entities for U.S. income tax purposes during the period discussed below, our income was passed through to the partners of the limited partnerships. Accordingly, liability for U.S. income tax is not reflected in our financial statements or the discussion below. We have not included a pro forma discussion showing the effects of any projected U.S. income taxes as we do not expect to be subject to the U.S. federal income tax on a net income basis upon completion of this offering or the U.S. federal tax equal to 2% of our gross shipping income from transportation beginning or ending in the United States. For further information, see the discussion under the headings "Risk Factors" and "Tax Considerations" in this prospectus.

RESULTS OF OPERATIONS

    Margin analysis for the indicated items as a percentage of net voyage revenues for the three months ended March 31, 2001 and 2000 and the years ended December 31, 2000, 1999 and 1998 is set forth in the table below.

                        INCOME STATEMENT MARGIN ANALYSIS
                           (% of Net Voyage Revenues)

                                                           THREE MONTHS
                                                         ENDED MARCH 31,                YEAR ENDED DECEMBER 31,
                                                      ----------------------      ------------------------------------
                                                        2001          2000          2000          1999          1998
                                                      --------      --------      --------      --------      --------
Net voyage revenues (1).............................     100%          100%          100%          100%          100%
Operating expenses
Direct vessel expenses..............................    16.6          28.5          22.1          35.2          30.3
General and administrative expenses.................     3.4           5.9           4.4           7.1           5.5
Depreciation and amortization.......................    16.8          30.0          23.0          36.2          31.8
Other expenses......................................      --            --           4.9            --            --
                                                       -----         -----         -----         -----         -----
Total operating expenses............................    36.8          64.4          54.4          78.5          67.6
                                                       -----         -----         -----         -----         -----
Operating income....................................    63.2          35.6          45.6          21.5          32.4
Net interest expenses...............................    10.2          24.4          17.6          30.2          28.3
                                                       -----         -----         -----         -----         -----
Net income (loss)...................................    53.0          11.2          28.0          (8.7)          4.1
                                                       =====         =====         =====         =====         =====
EBITDA..............................................    80.0%         65.6%         68.6%         57.7%         64.3%

------------------------

(1) Net voyage revenues are voyage revenues minus voyage expenses. Voyage expenses primarily consist of commissions and port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter.

    "Same Fleet" data consist of financial and operational data only from those vessels that were part of our fleet for both complete periods under comparison. We feel that this presentation facilitates a more accurate analysis of our operational and financial performance between periods. Same Fleet data is provided for comparison of the three months ended March 31, 2001 and 2000, the years ended December 31, 2000 and 1999 and the years ended December 31, 1999 and 1998. The vessels which comprise the Same Fleet for periods not directly compared are not necessarily the same. As a result, comparison of Same Fleet data provided for periods which are not directly compared in the table below will not yield meaningful results.

    Corporate income and expenses, which include general and administrative, depreciation and net interest expenses, that are not directly attributable to a vessel are allocated to vessels on a pro rata basis. Same Fleet financial and operational data as well as margin analysis for the indicated items as a percentage of net voyage revenues for the same periods are set forth in the table below.

                              SAME FLEET ANALYSIS

                                       SAME FLEET                SAME FLEET                SAME FLEET
                                   THREE MONTHS ENDED            YEAR ENDED                YEAR ENDED
                                        MARCH 31,               DECEMBER 31,              DECEMBER 31,
                                   -------------------       -------------------       -------------------
                                     2001       2000           2000       1999           1999       1998
                                   --------   --------       --------   --------       --------   --------
INCOME STATEMENT DATA (dollars in
  thousands)
Net voyage revenues (1)..........  $30,062    $17,983        $78,006    $53,999        $35,867    $38,982
Operating expenses
Direct vessel expenses...........    5,140      5,126         19,159     18,678         11,679     11,563
General and administrative
  expenses.......................    1,137      1,064          3,640      3,633          1,880      1,936
Depreciation and amortization....    5,581      5,390         20,797     19,459         12,189     11,837
Other expenses...................       --         --          5,272         --             --         --
                                   -------    -------        -------    -------        -------    -------
Total operating expenses.........   11,858     11,580         48,868     41,770         25,748     25,336
Operating income.................   18,204      6,403         29,138     12,229         10,119     13,646
Net interest expense.............    3,344      4,391         15,546     16,083          8,741      9,835
                                   -------    -------        -------    -------        -------    -------
Net income.......................   14,860      2,012        $13,592    $(3,854)       $ 1,378    $ 3,811
                                   =======    =======        =======    =======        =======    =======

INCOME STATEMENT MARGIN ANALYSIS
  (% of net voyage revenues)
Net voyage revenues (1)..........      100%       100%           100%       100%           100%       100%
Operating expenses
Direct vessel expenses...........     17.1       28.5           24.5       34.6           32.6       29.7
General and administrative
  expenses.......................      3.8        5.9            4.7        6.7            5.2        5.0
Depreciation and amortization....     18.6       30.0           26.7       36.0           34.0       30.3
Other expenses...................      0.0        0.0            6.8        0.0            0.0        0.0
                                   -------    -------        -------    -------        -------    -------
Total operating expenses.........     39.5       64.4           62.7       77.3           71.8       65.0
Operating income.................     60.5       35.6           37.3       22.7           28.2       35.0
Net interest expense.............     11.1       24.4           19.9       29.8           24.4       25.2
                                   -------    -------        -------    -------        -------    -------
Net income.......................     49.4       11.2           17.4       (7.1)           3.8        9.8
                                   =======    =======        =======    =======        =======    =======
EBITDA...........................     79.1%      65.6%          64.0%      58.7%          62.2%      65.4%

OTHER FINANCIAL DATA
  (dollars in thousands)
EBITDA...........................   23,785     11,793        $49,935    $31,688        $22,308    $25,483
Net cash provided by operating
  activities.....................   18,692      6,428         32,583     13,480         11,332     13,573
Capital expenditures
Drydocking.......................      (37)      (230)        (2,675)    (3,618)        (3,618)      (250)

FLEET DATA
Weighted average number of
  vessels........................     10.9       11.0           10.0       10.0            6.0        6.0
Total voyage days for fleet......      979      1,001          3,552      3,511          2,051      2,190
Total calendar days for fleet....      990      1,001          3,660      3,650          2,190      2,190
Fleet utilization................     98.9%       100%          97.0%      96.2%          93.7%       100%

AVERAGE DAILY RESULTS
TCE..............................   30,707     17,965        $21,961    $15,380        $17,488    $17,800
Total vessel operating
  expenses.......................    6,341      6,185          6,223      6,054          6,120      6,164
EBITDA...........................   24,025     11,780         13,643      8,682         10,186     11,636

------------------------

(1) Net voyage revenues are voyage revenues minus voyage expenses. Voyage expenses primarily consist of commissions and port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter.

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED MARCH 31,
  2000

    NET VOYAGE REVENUES--Our net voyage revenues increased by approximately $23.0 million, or 128%, to approximately $41.0 million for the three months ended March 31, 2001 compared to approximately $18.0 million for the three months ended March 31, 2000. This increase is primarily due to changes in tanker rates and the overall growth of our fleet. The total increase in our net voyage revenues of approximately $23.0 million resulted from an increase of approximately $12.1 million in our Same Fleet revenues, and approximately
$10.9 million from our acquisition of three vessels subsequent to March 31, 2000. Our fleet consisted of 14 vessels comprised of nine Aframax tankers and five Suezmax tankers for the three months ended March 31, 2001 compared to eleven vessels comprised of nine Aframax tankers and two Suezmax tankers for the three months ended March 31, 2000. We acquired the GENMAR ZOE in May 2000, the GENMAR MACEDON in June 2000 and the GENMAR SPARTIATE in July 2000. The annualized average size of our fleet increased 25.5% to 13.8 vessels for the three months ended March 31, 2001 compared to 11.0 vessels for the three months ended March 31, 2000.

    On an Overall Fleet Basis:

    - Our average daily time charter equivalent rate per vessel increased by approximately $15,000, or 83.5%, to approximately $32,950 for the three months ended March 31, 2001 compared to approximately $17,950 for the three months ended March 31, 2000.

    - Approximately $14.2 million, or 34.6%, of our net voyage revenue was generated by time charters and approximately $26.8 million, or 65.4%, was generated in the spot market for the three months ended March 31, 2001, compared to approximately $8.9 million, or 49.6%, of our net voyage revenue generated by time charters and approximately $9.1 million, or 50.4%, generated in the spot market for the three months ended March 31, 2000.

    - Our vessels operated an aggregate of 505 days, or 40.6%, on time charter contracts and 740 days, or 59.4%, in the spot market for the three months ended March 31, 2001, compared to 494 days, or 49.4%, on time charter contracts and 507 days, or 50.6%, in the spot market for the three months ended March 31, 2000.

    - Average daily time charter rates were approximately $28,100 for the three months ended March 31, 2001 compared to average daily time charter rates of approximately $18,050 for the three months ended March 31, 2000. This increase is due to the expiration of some of our time charters and the introduction of new contracts that reflect the time charter rates prevalent at that time.

    - Average daily spot rates were approximately $36,300 for the three months ended March 31, 2001 compared to average daily spot rates of approximately $17,850 for the three months ended March 31, 2000. This increase is the result of changes in tanker rates for the three months ended March 31, 2001 compared to the three months ended March 31, 2000.

    Of our net voyage revenues of approximately $41.0 million, approximately $30.1 million was attributable to our Same Fleet. Our Same Fleet for the periods ending March 31, 2001 and 2000 consisted of 11 vessels, nine Aframax vessels and two Suezmax vessels. Same Fleet net voyage revenues increased by approximately $12.1 million, or 67.2%, to approximately $30.1 million for the three months ended March 31, 2001 compared to approximately $18.0 million for the three months ended March 31, 2000. This increase is attributable to changes in spot and time charter tanker rates for the three months ended March 31, 2001 compared to those for the three months ended March 31, 2000.

    On a Same Fleet Basis:

    - Our average daily time charter equivalent rate per vessel increased by approximately $12,750, or 71.0%, to approximately $30,700 for the three months ended March 31, 2001 compared to approximately $17,950 for the three months ended March 31, 2000.

    - Approximately $14.2 million, or 47.2%, of our net voyage revenue was generated by time charters and approximately $15.9 million, or 52.8%, was generated in the spot market for the three months ended March 31, 2001, compared to approximately $8.9 million, or 49.6%, of our net voyage revenue generated by time charters and approximately $9.1 million, or 50.4%, generated in the spot market for the three months ended March 31, 2000.

    - Our vessels operated an aggregate of 505 days, or 51.6%, on time charters and 474 days, or 48.4%, in the spot market for the three months ended March 31, 2001 compared to 494 days, or 49.4%, on time charters and 507 days, or 50.6%, in the spot market for the three months ended
      March 31, 2000.

    - Average daily time charter rates were approximately $28,850 for the three months ended March 31, 2001 compared to average daily time charter rates of approximately $18,650 for the three months ended March 31, 2000. This increase is due to changes in the deployment of Same Fleet vessels operating on time charters as well as the rates associated with new time charters.

    - Average daily spot rates were approximately $37,250 for the three months ended March 31, 2001 compared to average daily spot rates of approximately $17,750 for the three months ended March 31, 2000. This increase is the result of changes in the deployment of Same Fleet vessels operating in the spot market as well changes in tanker rates for the three months ended March 31, 2001 compared to the three months ended March 31, 2000.

    DIRECT VESSEL EXPENSES--Our direct vessel expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs increased by approximately $1.7 million, or 32.8% to approximately $6.8 million for the three months ended March 31, 2001 compared to approximately $5.1 million for the three months ended March 31, 2000. This increase is primarily due to the growth of our fleet. On a daily basis, our direct vessel expenses per vessel per day increased by approximately $300 to approximately $5,400 for the three months ended March 31, 2001 compared to approximately $5,100 for the three months ended March 31, 2000. This increase is primarily due to our aquisition of three Suezmax tankers during 2000 which are larger and more costly to operate than Aframax tankers. Same Fleet direct vessel expenses remained virtually unchanged at approximately $5.1 million for the three months ended March 31, 2001 and the three months ended March 31, 2000, Same Fleet daily direct vessel expenses were approximately $5,200 for the three months ended March 31, 2001 and for the three months ended March 31, 2000.

    GENERAL AND ADMINISTRATIVE EXPENSES--Our general and administrative expenses increased by approximately $0.3 million, or 31.5%, to approximately
$1.4 million for the three months ended March 31, 2001 compared to approximately $1.1 million for the three months ended March 31, 2000. This increase is primarily due to an increase in payroll expenses reflecting the increase in the number of our personnel in connection with the growth of our fleet for three months ended March 31, 2001 compared to the three months ended March 31, 2000.

    DEPRECIATION AND AMORTIZATION--Our depreciation and amortization, which includes depreciation of our vessels as well as amortization of our drydocking and special survey costs and loan fees, increased by approximately
$1.5 million, or 27.7%, to $6.9 million for the three months ended March 31, 2001 compared to approximately $5.4 million for the three months ended
March 31, 2000. This increase is primarily due to the growth of our fleet as well as an additional amortization of approximately $0.2 million in drydocking costs for the three months ended March 31, 2001 compared to the three months ended March 31, 2000.

    NET INTEREST EXPENSE--Our net interest expense decreased by approximately $0.2 million, or 4.5%, to approximately $4.2 million for the three months ended March 31, 2001 compared to approximately $4.4 million for the three months ended March 31, 2000. This decrease is primarily the result of an increase in our interest income due to the increase in operating cash flows for the three months ended March 31, 2001 compared to the three months ended March 31, 2000.

    NET INCOME--Net income consists of operating income less net interest expense. Our net income was approximately $21.8 million for the three months ended March 31, 2001 compared to a net income of approximately $2.0 million for the three months ended March 31, 2000.

    YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

    NET VOYAGE REVENUES--Our net voyage revenues increased by approximately $53.3 million, or 97.3%, to approximately $108.0 million for the year ended December 31, 2000 compared to approximately $54.7 million for the year ended December 31, 1999. This increase is primarily due to changes in tanker rates and the overall growth of our fleet. The total increase in our net voyage revenues of approximately $53.3 million resulted from an increase of approximately
$24.0 million in our Same Fleet revenues, approximately $9.2 million from the full year of operations of our vessel acquired in 1999 and approximately
$20.1 million from our acquisition of three vessels subsequent to December 31, 1999. Our fleet consisted of 14 vessels comprised of nine Aframax tankers and five Suezmax tankers for the year ended December 31, 2000 compared to eleven vessels comprised of nine Aframax tankers and two Suezmax tankers for the year ended December 31, 1999. We acquired the GENMAR ZOE in May 2000, the GENMAR MACEDON in June 2000 and the GENMAR SPARTIATE in July 2000. The annual average size of our fleet increased 22.4% to 12.6 vessels for the year ended
December 31, 2000 compared to 10.3 vessels for the year ended December 31, 1999.

    ON AN OVERALL FLEET BASIS:

    - Our average daily time charter equivalent rate per vessel increased by approximately $8,950, or 58.9%, to approximately $24,150 for the year ended December 31, 2000 compared to approximately $15,200 for the year ended December 31, 1999.

    - Approximately $39.8 million, or 36.8%, of our net voyage revenue was generated by time charters and approximately $68.2 million, or 63.2%, was generated in the spot market for the year ended December 31, 2000, compared to approximately $33.0 million, or 60.4%, of our net voyage revenue generated by time charters and approximately $21.7 million, or 39.6%, generated in the spot market for the year ended December 31, 1999.

    - Our vessels operated an aggregate of 2,174 days, or 48.6%, on time charters and 2,300 days, or 51.4%, in the spot market for the year ended December 31, 2000, compared to 1,738 days, or 48.2%, on time charter contracts and 1,865 days, or 51.8%, in the spot market for the year ended December 31, 1999.

    - Average daily time charter rates were approximately $18,300 for the year ended December 31, 2000 compared to average daily time charter rates of approximately $19,000 for the year ended December 31, 1999. This decrease is due to the expiration of some of our time charters and the introduction of new contracts that reflect the time charter rates prevalent at that time.

    - Average daily spot rates were approximately $29,650 for the year ended December 31, 2000 compared to average daily spot rates of approximately $11,600 for the year ended December 31, 1999. This increase is the result of changes in tanker rates for the year ended December 31, 2000 compared to the year ended December 31, 1999.

    Of our net voyage revenues of approximately $108.0 million, approximately $78.0 million was attributable to our Same Fleet. Our Same Fleet for the periods ending December 31, 2000 and 1999 consisted of ten vessels, eight Aframax vessels and two Suezmax vessels. Same Fleet net voyage revenues increased by approximately $24.0 million, or 44.5%, to approximately $78.0 million for the year ended December 31, 2000 compared to approximately $54.0 million for the year ended December 31, 1999. This increase is attributable to changes in spot and time charter tanker rates for the year ended December 31, 2000 compared to those for the year ended December 31, 1999.

    ON A SAME FLEET BASIS:

    - Our average daily time charter equivalent rate per vessel increased by approximately $6,600, or 42.8%, to approximately $21,950 for the year ended December 31, 2000 compared to approximately $15,350 for the year ended December 31, 1999.

    - Approximately $39.8 million, or 51.0%, of our net voyage revenue was generated by time charters and approximately $38.2 million, or 49.0%, was generated in the spot market for the year ended December 31, 2000, compared to approximately $33.0 million, or 61.1%, of our net voyage revenue generated by time charters and approximately $21.0 million, or 38.9%, generated in the spot market for the year ended December 31, 1999.

    - Our vessels operated an aggregate of 2,174 days, or 61.2%, on time charters and 1,378 days, or 38.8%, in the spot market for the year ended December 31, 2000 compared to 1,738 days, or 49.5%, on time charters and 1,773 days, or 50.5%, in the spot market for the year ended December 31, 1999.

    - Average daily time charter rates were approximately $18,300 for the year ended December 31, 2000 compared to average daily time charter rates of approximately $19,000 for the year ended December 31, 1999. This decrease is due to changes in the deployment of Same Fleet vessels operating on time charters as well as the rates associated with new time charters.

    - Average daily spot rates were approximately $26,850 for the year ended December 31, 2000 compared to average daily spot rates of approximately $11,800 for the year ended December 31, 1999. This increase is the result of changes in the deployment of Same Fleet vessels operating in the spot market as well as changes in tanker rates for the year ended December 31, 2000 compared to the year ended December 31, 1999.

    DIRECT VESSEL EXPENSES--Our direct vessel expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs increased by approximately $4.6 million, or 23.8% to approximately $23.9 million for the year ended December 31, 2000 compared to approximately $19.3 million for the year ended December 31, 1999. This increase is primarily due to the growth of our fleet. On a daily basis, our direct vessel expenses per vessel per day decreased by approximately $100 to approximately $5,200 for the year ended December 31, 2000 compared to approximately $5,100 for the year ended December 31, 1999. Same Fleet direct vessel expenses increased approximately $0.5 million to approximately $19.2 million for the year ended December 31, 2000 compared to approximately $18.7 million for the year ended December 31, 1999. Same Fleet daily direct vessel expenses increased approximately $100 to approximately $5,200 for the year ended December 31, 2000 from $5,100 for the year ended December 31, 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES--Our general and administrative expenses increased by approximately $0.9 million, or 23.9%, to approximately
$4.8 million for the year ended December 31, 2000 compared to approximately
$3.9 million for the year ended December 31, 1999. This increase is primarily due to an increase in payroll expenses reflecting the increase in the number of our personnel in connection with the growth of our fleet for year ended
December 31, 2000 compared to the year ended December 31, 1999.

    OTHER EXPENSES--During the fourth quarter of the year ended December 31, 2000, we expensed approximately $5.3 million in contract-termination fees and other related costs associated with the termination of three of our time charter contracts relating to two Suezmax tankers and one Aframax tanker. We had no such expense during the year ended December 31, 1999. The two Suezmax tankers were chartered through September 2001 and May 2002 at approximately $22,250 and $24,200, respectively, per day. The termination of these two time charters will enable us to operate the two Suezmax vessels in the spot market upon their redelivery. We took delivery of the first Suezmax vessel in January 2001 and of the second in March 2001. During the fourth quarter of the year ended
December 31, 2000, our Suezmax vessels operating in the spot market generated approximately $42,500 per day. We replaced the Aframax time charter, which was chartered through February 2002 at a rate of $18,750 per day, with a new time charter which is chartered through the same period at a rate of $24,300 per day.

    DEPRECIATION AND AMORTIZATION--Our depreciation and amortization, which includes depreciation of our vessels as well as amortization of our drydocking and special survey costs and loan fees, increased by approximately
$5.0 million, or 25.2%, to $24.8 million for the year ended December 31, 2000 compared to approximately $19.8 million for the year ended December 31, 1999. This increase is primarily due to the growth of our fleet as well as an additional amortization of approximately $1.3 million in drydocking costs for the year ended December 31, 2000 compared to the year ended December 31, 1999.

    NET INTEREST EXPENSE--Our net interest expense increased by approximately $2.5 million, or 15.0%, to approximately $19.0 million for the year ended December 31, 2000 compared to approximately $16.5 million for the year ended December 31, 1999. This increase is primarily the result of new debt associated with the acquisition of vessels.

    NET INCOME--Net income consists of operating income less net interest expense. Our net income was approximately $30.3 million for the year ended December 31, 2000 compared to a net loss of approximately $4.7 million for the year ended December 31, 1999.

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    NET VOYAGE REVENUES--Our net voyage revenues increased by approximately
$2.9 million, or 5.7%, to approximately $54.7 million for the year ended December 31, 1999 compared to approximately $51.8 million for the year ended December 31, 1998. This increase is primarily due to changes in tanker rates, the transition of vessels operating on bareboat contracts to time charter contracts or in the spot market and the overall growth of our fleet. The total increase in our net voyage revenues of approximately $2.9 million resulted from a decrease of approximately $3.1 million in our Same Fleet revenues, approximately $5.3 million from the full year of operations of the four vessels acquired in 1998 and approximately $0.7 million from our acquisition of one vessel subsequent to December 31, 1998. Our fleet consisted of 11 vessels comprised of nine Aframax vessels and two Suezmax vessels for the year ended December 31, 1999 compared to ten vessels comprised of eight Aframax tankers and two Suezmax vessels for the year ended December 31, 1998. We acquired the GENMAR GABRIEL in September 1999. The annual average size of our fleet increased 24.1% to 10.3 vessels for the year ended December 31, 1999 compared to 8.3 vessels for the year ended December 31, 1998.

    ON AN OVERALL FLEET BASIS:

    - Our average daily time charter equivalent rate per vessel decreased by approximately $1,900, or 11.1%, to approximately $15,200 for the year ended December 31, 1999 compared to approximately $17,100 for the year ended December 31, 1998.

    - Approximately $33.0 million, or 60.4%, of our net voyage revenue was generated by time charters and approximately $21.7 million, or 39.6%, was generated in the spot market for the year ended December 31, 1999, compared to approximately $33.7 million, or 65.2%, of our net voyage revenue generated by time charters, approximately $16.6 million, or 32.1%, generated in the spot market and approximately $1.4 million, or 2.7%, generated by bareboat contracts for the year ended December 31, 1998.

    - Our vessels operated an aggregate of 1,738 days, or 48.2%, on time charters, 1,865 days, or 51.8%, in the spot market for the year ended December 31, 1999, compared to 1,679 days, or 55.4%, on time charters, 1,208 days, or 39.9%, in the spot market and 143 days, or 4.7%, on bareboat contracts for the year ended December 31, 1998.

    - Average daily time charter rates were approximately $19,000 for the year ended December 31, 1999 compared to average daily time charter rates of approximately $20,100 for the year ended

      December 31, 1998. This decrease in average daily time charter rates is due to the expiration of some of our time charters as well as the introduction of new contracts that reflect the time charter rates prevalent at that time.

    - Average daily spot rates were approximately $11,600 for the year ended December 31, 1999 compared to average daily spot rates of approximately $13,700 for the year ended December 31, 1998. This decrease is the result of changes in tanker rates for the year ended December 31, 1999 compared to the year ended December 31, 1998.

    - We had no vessels operating on bareboat contracts for the year ended December 31, 1999. Average daily bareboat contract rates were approximately $10,000 for the year ended December 31, 1998.

    Of our net voyage revenues of approximately $54.7 million, approximately $35.9 million was attributable to our Same Fleet. Our Same Fleet for the years ending December 31, 1999 and 1998 consisted of six vessels, four Aframax vessels and two Suezmax vessels. Same Fleet net voyage revenues decreased approximately $3.1 million, or 8.0%, to approximately $35.9 million for the year ended December 31, 1999 compared to approximately $39.0 million for the year ended December 31, 1998. This decrease is attributable to changes in spot and time charter tanker rates for the year ended December 31, 1999 compared to those for the year ended December 31, 1998. Bareboat net voyage revenues were approximately $1.4 million for the year ended December 31, 1998. We had no bareboat contracts for the year ended December 31, 1999.

    ON A SAME FLEET BASIS:

    - Our average daily time charter equivalent rate per vessel decreased by approximately $300, or 1.8%, to approximately $17,500 for the year ended December 31, 1999 compared to approximately $17,800 for the year ended December 31, 1998.

    - Approximately $31.8 million, or 88.7%, of our net voyage revenue was generated by time charters and approximately $4.0 million, or 11.3%, was generated in the spot market for the year ended December 31, 1999, compared to approximately $28.4 million, or 72.8%, of our net voyage revenue generated by time charters, approximately $9.2 million, or 23.5%, generated in the spot market and approximately $1.4 million, or 3.7%, generated by bareboat contracts for the year ended December 31, 1998.

    - Our vessels operated an aggregate of 1,679 days, or 81.9%, on time charter contracts and 372 days, or 18.1%, in the spot market for the year ended December 31, 1999 compared to 1,410 days, or 64.4%, on time charters, 637 days, or 29.1%, in the spot market and 143 days, or 6.5%, on bareboat contracts for the year ended December 31, 1998.

    - Average daily time charter rates were approximately $19,300 for the year ended December 31, 1999 compared to average daily time charter rates of approximately $19,600 for the year ended December 31, 1998. This decrease is due to changes in Same Fleet vessels operating on time charter contracts as well as the daily rates associated with new contracts.

    - Average daily spot rates were approximately $10,500 for the year ended December 31, 1999 compared to average daily spot rates of approximately $14,400 for the year ended December 31, 1998. This decrease is the result of changes in tanker rates for the year ended December 31, 1999 compared to the year ended December 31, 1998.

    - We had no vessels operating on bareboat contracts for the year ended December 31, 1999. Average daily bareboat contract rates were approximately $10,000 for the year ended December 31, 1998.

    DIRECT VESSEL EXPENSES--Our direct vessel expenses increased by approximately $3.6 million, or 22.9% to $19.3 million for the year ended December 31, 1999 compared to approximately $15.7 million for the year ended December 31, 1998. This increase is primarily due to the growth of our fleet. On a daily basis, our direct vessel expenses per vessel per day decreased approximately $100 to approximately $5,100 for the year ended December 31, 1999 compared to approximately $5,200 for the year ended December 31, 1998. Same Fleet direct vessel expenses remained unchanged at approximately $11.6 million for both periods. Same Fleet daily direct vessel expenses were approximately $5,300 for the same periods.

    GENERAL AND ADMINISTRATIVE EXPENSES--Our general and administrative expenses increased by approximately $1.0 million, or 36.8%, to approximately
$3.9 million for the year ended December 31, 1999 compared to approximately
$2.8 million for the year ended December 31, 1998. This increase is primarily due to an increase in payroll expenses reflecting the increase in the number of our personnel in connection with the growth of our fleet for the year ended December 31, 1999 compared to the year ended December 31, 1998.

    DEPRECIATION AND AMORTIZATION--Our depreciation and amortization increased by approximately $3.3 million, or 20.1%, to approximately $19.8 million for the year ended December 31, 1999 compared to approximately $16.5 million for the year ended December 31, 1998, primarily as a result of the growth of our fleet for the year ended December 31, 1999 compared to the year ended December 31, 1998.

    NET INTEREST EXPENSE--Our net interest expense increased by approximately $1.9 million, or 12.8%, to approximately $16.5 million for the year ended December 31, 1999 compared to approximately $14.7 million for the year ended December 31, 1998. This increase is primarily the result of new debt associated with the acquisition of vessels.

    NET INCOME--We had a net loss of approximately $4.7 million for the year ended December 31, 1999 compared to net income of approximately $2.1 million for the year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Since our formation, our principal source of funds has been equity contributions, cash flows from operating activities and long-term borrowings. Our principal use of funds has been capital expenditures to establish and grow our fleet, maintain the quality of our vessels, comply with international shipping standards and environmental laws and regulations, fund working capital requirements and make principal repayments on our outstanding loan facilities. We will rely upon operating cash flows as well as long-term borrowings, the proceeds of this offering and future offerings to implement our growth plans. We believe, although we cannot be certain, that our cash flows from operating activities, long-term borrowings and the proceeds of this and future offerings will be sufficient to meet our liquidity needs for the next 12 months.

    Our practice has been to acquire our vessels using a combination of funds received from equity investors and bank debt secured by mortgages on the vessels. From our inception in February 1997 through December 31, 2000 we acquired 14 vessels for an aggregate amount of approximately $452.1 million, which was financed by approximately $327.6 million in bank debt with the balance financed through equity contributions. We did not acquire any additional vessels or assume any additional debt during the three months ended March 31, 2001. Our business is capital intensive and our future success will depend on our ability to maintain a high-quality fleet through the acquisition of newer vessels and the selective sale of older vessels. These acquisitions will be principally subject to our expectation of future market conditions as well as our ability to acquire vessels on favorable terms. We will need to finance these acquisitions through borrowings under existing or future loan facilities and other debt and equity financing, for which we have no current arrangements.

    In connection with our recapitalization and acquisitions, we will need a total of $318.2 million, including (i) $212.5 million to acquire seven vessels that we have agreements to acquire for cash following the closing of this offering, (ii) $59.0 million to repay indebtedness secured by five vessels that we are acquiring at the closing of this offering, (iii) $40.5 million to repay indebtedness secured by three vessels that we have agreements to acquire following the closing of this offering and

(iv) $6.2 million to acquire United Overseas Tankers Ltd. at the time of this offering. We intend to obtain these funds and refinance our current bank indebtedness through proceeds from this offering, a new $300.0 million loan facility that we have a commitment from our lead bank to close at the closing of this offering, an additional $165.0 million loan facility that we are currently negotiating and cash from operations. See discussions under the headings "Recapitalization and Acquisitions" and "Description of Indebtedness."

    Our cash increased to approximately $31.6 million as of March 31, 2001 compared to approximately $23.5 million as of December 31, 2000. Our working capital is current assets minus current liabilities, including the current portion of long-term debt. Our working capital was approximately $6.1 million as of March 31, 2001, compared to a working capital deficit of approximately
$4.0 million as of December 31, 2000. The current portion of long-term debt included in our current liabilities was approximately $33.4 million as of March 31, 2001 and approximately $33.1 million as of December 31, 2000. We believe that our future cash flows will satisfy our working capital needs.

    Our EBITDA, as defined in note 3 to the "Selected Consolidated Financial and Other Data," increased by approximately $21.0 million, or 178%, to approximately $32.8 million for the three months ended March 31, 2001 from approximately
$11.8 million for the three months ended March 31, 2000. This increase is primarily due to the growth of our fleet as well as improvements in tanker rates for the three months ended March 31, 2001 compared to the three months ended March 31, 2000. Our EBITDA increased by approximately $42.5 million, or 135%, to approximately $74.1 million for the year ended December 31, 2000 from approximately $31.6 million for the year ended December 31, 1999. This increase is primarily due to the growth of our fleet, as well as improvements in tanker rates and the decrease in our vessel operating expenses as a percentage of net voyage revenues. On a daily basis, EBITDA per vessel increased by approximately $14,300, or 121%, to approximately $26,050 for the three months ended March 31, 2001 from approximately $11,750 for the three months ended March 31, 2000. On a daily basis, EBITDA per vessel increased by approximately $7,700, or 91.5%, to approximately $16,100 for the year ended December 31, 2000 from approximately $8,400 for the year ended December 31, 1999. Same Fleet EBITDA increased by approximately $12.0 million, or 102%, to approximately $23.8 million for the three months ended March 31, 2001 from approximately $11.8 million for the three months ended March 31, 2000. Same Fleet daily EBITDA increased to approximately $24,050 from approximately $11,800 for the same periods. Same Fleet EBITDA increased by approximately $18.2 million, or 57.6%, to approximately
$49.9 million for the year ended December 31, 2000 from approximately
$31.7 million for the year ended December 31, 1999. Same Fleet daily EBITDA increased to approximately $13,650 from approximately $8,700 for the same periods.

    We had a total of 12 outstanding loan facilities with an aggregate outstanding amount of approximately $222.7 million as of March 31, 2001 and approximately $241.8 million as of December 31, 2000. These loan facilities are grouped into seven packages, five of which consist of both senior and junior loan facilities, while two consist of only senior loan facilities. The seven senior loan facilities had an aggregate outstanding amount of approximately $204.4 million as of March 31, 2001 and approximately $223.4 million as of December 31, 2000. The five junior loan facilities had an aggregate outstanding amount of approximately $18.4 million as of March 31, 2001 and December 31, 2000. These loan facilities have terms of between three and five years and were entered into at various dates between May 1997 and December 2000. The senior loan facilities require monthly or quarterly principal repayments with a final installment for the remaining outstanding balance payable at the maturity of each loan facility. The junior loan facilities require quarterly payments of interest only with the full principal payable at maturity. We intend to use our cash flows from our operations to satisfy our long-term debt. To the extent our cash flows are insufficient to satisfy our repayment obligation at the maturity of each loan facility, we will need to refinance the existing loan facilities or generate funds through the selective sale of certain vessels.

    Our principal payments were approximately $19.1 million for the three months ended March 31, 2001 and approximately $30.7 million for the year ended
December 31, 2000. Our annual principal payments scheduled through December 31, 2005 are as follows:

                    Principal Payments (dollars in millions)

YEAR                    PRINCIPAL PAYMENT
----                    -----------------
2001.................         $ 33.1
2002.................         $149.8
2003.................         $ 16.9
2004.................         $  8.0
2005.................         $ 34.0

    Both senior and junior loan facilities charge a premium over the London Interbank Offered Rate, or LIBOR, with the premium for the senior loan facilities ranging from 1.125% to 2.0%, and the premium for the junior loan facilities being 3.0%. We entered into interest rate swap agreements at the time of most loan facilities to minimize the effects of changes in LIBOR rates during the term of the loan.

    The terms and conditions of our loan facilities require us to comply with certain restrictive covenants. We believe that these terms and conditions are consistent with loan facilities incurred by other shipping companies. These covenants include maintaining certain ratios such as: vessel market value to loan facility outstanding and EBITDA to interest expense as well as maintaining minimum levels of working capital and cash. There is also a cash sweep provision associated with one of our loan facilities that will automatically pay down that loan facility with excess cash. There are no cross default provisions between loan packages; however, there are cross default provisions between junior and senior loan facilities within the same loan package. Three of the loan packages are collateralized by more than one vessel.

    As of December 31, 2000, we were in default under several of our loan facility agreements for breaching covenants. The lenders waived their right to take action with respect to any of these defaults. The financial covenant breaches which were waived are set forth below:

    - we did not meet all of our working capital and cash balance requirements; and

    - some of our limited partnerships made intercompany loans, all of which were subsequently repaid in full.

In addition, some of the covenants of our existing loan facility agreements were amended in December 2000 to reduce working capital and other requirements. We do not believe that we are currently in default under any of our loan facility agreements and do not currently expect that we will violate any of the covenants of our loan facility agreements through April 1, 2002.

    At the time of this offering, we are entering into a new credit facility pursuant to which our lenders have agreed, subject to, among other things, the successful completion of this offering, to refinance all of our loan facilities with a proposed new loan facility in connection with the consummation of this offering. This new loan facility will have a lower interest rate than our current loan facilities and will provide us with greater flexibility to properly manage our cash flow. The new loan facility will be in the aggregate amount of $300.0 million, comprised of a $200.0 million term loan and a $100.0 million revolving credit facility, and will have a five-year maturity. This new loan facility will contain general covenants and events of default of the same type discussed above for the existing loan facilities being refinanced by this new loan facility, but the financial covenants will be based on aggregate values and financial data for the 20 vessels associated with this loan. The financial covenants of this new loan facility will include maintaining ratios such as: vessel market value to loan facility outstanding and EBITDA to net interest expense as well as maintaining minimum levels of working capital and net worth and meeting maximum leverage requirements. Under the general covenants, subject to certain exceptions, we and our subsidiaries will not be permitted to pay any dividends. The term loan will require us to make 20 quarterly principal repayments while the revolving credit facility will require us to pay the amounts outstanding upon maturity. Both the term loan and the revolving credit facility will bear an interest rate of 1.5% over LIBOR for the outstanding portion while the revolving credit facility will require us to pay a fee of 0.625% for the unused portion. This new loan facility will be collateralized by all of the 19 vessels that we will acquire at the time of this offering and one of the vessels that we have an agreement to acquire following the closing of this offering. We intend to draw upon this new loan facility to repay indebtedness secured by six vessels we intend to acquire in connection with our recapitalization that were not owned by limited partnerships for which corporations owned by Peter C. Georgiopoulos acted as managing general partner. We also intend to borrow approximately $40.5 million under this new loan facility to help us acquire three of the 10 vessels that we have agreements to acquire following the closing of this offering. This new loan facility will expire on June 28, 2001 if our initial borrowing under this loan facility is not completed by that date.

    Our principal repayments for the term loan of the new credit facility scheduled through its five-year maturity are as follows:

                    Principal Payments (dollars in millions)

YEAR                    PRINCIPAL PAYMENT
----                    -----------------
2001.................         $ 23.0
2002.................         $ 46.0
2003.................         $ 41.0
2004.................         $ 36.0
2005.................         $ 36.0
2006.................         $ 18.0

    We have received a commitment letter from our lead bank pursuant to which it has agreed, subject to several terms and conditions, to provide us with an additional loan facility in connection with our proposed acquisition of seven Aframax tankers after the closing of this offering, similar to the new loan facility described above. The additional loan facility is expected to be in the aggregate amount of $165.0 million, comprised of a $115.0 million term loan and a $50.0 million revolving credit facility, and to have a five-year maturity. We expect that this additional loan facility will contain general covenants and events of default of the same type discussed above for the existing loan facilities being refinanced by our new loan facility, but the financial covenants will be based on aggregate values and financial data for nine of the 10 vessels that we have agreements to acquire following the closing of this offering. We expect that the financial covenants of this additional loan facility will include maintaining ratios such as: vessel market value to loan facility outstanding and EBITDA to net interest expense as well as vessel market value to loan facility outstanding ratios, meeting interest coverage tests, maintaining minimum levels of working capital and net worth and meeting maximum leverage requirements. Under the general covenants, subject to certain exceptions, we and our subsidiaries will not be permitted to pay any dividends. The term loan is expected to require us to make 20 quarterly principal repayments while the revolving credit facility is expected to require us to pay the amounts outstanding upon maturity. Both the term loan and the revolving credit facility are expected to bear an interest rate of 1.5% over LIBOR for the outstanding portion while the revolving credit facility will require us to pay a fee of 0.625% for the unused portion. This additional loan facility is expected to be collateralized by nine of the vessels that we have agreements to acquire following the closing of this offering. The commitment letter with respect to this additional loan facility will expire on June 29, 2001 if our initial borrowing under this loan facility is not completed by that date.

    For additional information regarding the loan facilities described above, see "Description of Indebtedness." Our principal repayments for the term loan of the additional credit facility scheduled through its five-year maturity are expected to be as follows:

                    Principal Payments (dollars in millions)

YEAR                    PRINCIPAL PAYMENT
----                    -----------------
2001.................         $ 13.5
2002.................         $ 27.0
2003.................         $ 21.5
2004.................         $ 16.0
2005.................         $ 16.0
2006.................         $ 21.0

    In addition to vessel acquisition, other major capital expenditures include funding our maintenance program of regularly scheduled drydockings necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although we have some flexibility regarding the timing of our drydockings, the costs are relatively predictable. The costs for 2000 were approximately $3.2 million. The drydocking costs for the existing fleet of 14 vessels through 2005 are anticipated to be as follows:

                Projected Drydocking Costs (dollars in millions)

                        PROJECTED COSTS
                        ---------------
2001.................         $3.2
2002.................         $1.7
2003.................         $0.5
2004.................         $2.0
2005.................         $5.3

Our ability to meet this maintenance schedule will depend on our ability to generate sufficient cash flows from operations or to secure additional financing. We recently discovered cracks in the ballast tank bulkheads of one of our vessels, the ALTA, which we estimate will cost approximately $1.5 million to repair. This $1.5 million is included in the above schedule. We estimate these repairs will cause the vessel to be off-hire, resulting in estimated lost profits of approximately $1.0 million.

    Net cash provided by operating activities increased 321% to approximately $27.1 million for the three months ended March 31, 2001, compared to approximately $6.4 million for the three months ended March 31, 2000. This increase is primarily attributable to our increase in net income. We had net income of approximately $21.8 million for the three months ended March 31, 2001 compared to net income of approximately $2.0 million for the three months ended March 31, 2000.

    Net cash used in investing activities decreased to approximately $15,000 for the three months ended March 31, 2001 compared to approximately $0.2 million for the three months ended March 31, 2000. This decrease is primarily due to our reduction in capital expenditures relating to existing vessels of approximately $0.2 million in additions to vessels for the three months ended March 31, 2000. We did not have this expense during the three months ended March 31, 2001.

    Net cash used by financing activities was approximately $19.0 million for the three months ended March 31, 2001 compared to approximately $4.6 million for the three months ended March 31, 2000. The increase in cash used in financing activity relates to our principal payments of long term debt during the three months ended March 31, 2001 compared to the three months ended March 31, 2000. The changes in the components of financing activities are as follows:

    - Net proceeds from borrowings under long-term debt were approximately
      $0.5 million for the three months ended March 31, 2000. We did not receive proceeds from borrowings during the three months ended March 31, 2001.

    - Principal repayments of long-term debt were approximately $19.1 million for the three months ended March 31, 2001 compared to approximately
      $5.3 million for the three months ended March 31, 2000. This change is the result of the overall change in the level of our long-term debt, the amount and timing of our principal repayments associated with our long-term debt. In addition, we made unscheduled repayments of long-term debt associated with a loan facility covenant of approximately
      $10.9 million for the three months ended March 31, 2001.

    Net cash provided by operating activities increased 281% to approximately $47.7 million for the year ended December 31, 2000, compared to approximately $12.5 million for the year ended December 31, 1999. This increase is primarily attributable to our increase in net income. We had net income of approximately $30.3 million for the year ended December 31, 2000 compared to net loss of approximately $4.7 million for the year ended December 31, 1999.

    Net cash used in investing activities increased to approximately
$85.9 million for the year ended December 31, 2000 compared to approximately $18.7 million for the year ended December 31, 1999. This increase is primarily due to our approximately $85.5 million acquisition of three vessels for the year ended December 31, 2000 compared to our approximately $18.2 million acquisition of one vessel for the year ended December 31, 1999.

    Net cash provided by financing activities was approximately $54.8 million for the year ended December 31, 2000 compared to approximately $6.6 million used by financing activities for the year ended December 31, 1999. The increase in proceeds from financing activity relates to our capital expenditures during the year ended December 31, 2000 compared to the year ended December 31, 1999. The changes in the components of financing activities are as follows:

    - Net proceeds from borrowings under long-term debt were approximately
      $70.5 million for the year ended December 31, 2000 compared to proceeds from a shareholder's loan of approximately $15.0 million for the year ended December 31, 1999. The debt was incurred to partially finance the acquisition of three vessels for the year ended December 31, 2000 compared to our acquisition of one vessel for the year ended December 31, 1999.

    - Principal repayments of long-term debt were approximately $30.7 million for the year ended December 31, 2000 compared to approximately
      $39.6 million for the year ended December 31, 1999. This change is the result of the overall change in the level of our long-term debt, the amount and timing of our principal repayments associated with our long-term debt. In addition, we made unscheduled repayments of long-term debt associated with a loan facility covenant of approximately
      $6.4 million for the year ended December 31, 2000 compared to approximately $23.6 million for the year ended December 31, 1999.

    - Equity contributions from investors were approximately $15.5 million for the year ended December 31, 2000, compared to approximately $31.0 million for the year ended December 31, 1999. The equity contributions during the later period were used to partially finance the acquisition of three vessels. Those during the earlier period were used for the unscheduled repayment of long-term debt.

    Net cash provided by operating activities decreased 20.0% to approximately $12.5 million for the year ended December 31, 1999 compared to approximately $15.7 million for the year ended December 31, 1998. This increase is primarily attributable to the growth of our fleet.

    Net cash used in investing activities decreased to approximately
$18.7 million for the year ended December 31, 1999 compared to approximately $159.2 million for the year ended December 31, 1998. This decrease was the result of our purchase of one vessel for approximately $18.2 million for the year ended December 31, 1999 compared to our purchase of four vessels for approximately $158.7 million for the year ended December 31, 1998.

    Net cash provided by financing activities was approximately $6.6 million for the year ended December 31, 1999 compared to approximately $146.7 million provided by financing activities for the year ended December 31, 1998. The decrease in proceeds from financing activities relates to our capital expenditures during the year ended December 31, 1999 compared to the year ended December 31, 1998. The changes in the components of financing activities are as follows:

    - Net proceeds from a shareholder's loan were approximately $15.0 million for the year ended December 31, 1999. The debt was incurred to partially finance the acquisition of one vessel compared to approximately
      $119.0 million for the year ended December 31, 1998, which was incurred to partially finance the acquisition of four vessels.

    - Principal repayments of long-term debt were approximately $39.6 million for the year ended December 31, 1999 compared to approximately
      $13.0 million for the year ended December 31, 1998. This change is the result of the overall change in the level of our long-term debt, the amount and timing of the principal repayments associated with our long-term debt. In addition, we made unscheduled repayments of long-term debt of approximately $23.6 million associated with a loan facility covenant for the year ended December 31, 1999. There were no such repayments for the year ended December 31, 1998.

    - Equity contributions from investors were approximately $31.0 million for the year ended December 31, 1999, compared to approximately $42.0 million for the year ended December 31, 1998. The equity contributions during the later period were used for the unscheduled repayment of long-term debt and to partially finance the acquisition of one vessel. Those during the earlier period were used to partially finance the acquisition of four vessels.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

INTEREST RATE RISK

    We are exposed to various market risks, including changes in interest rates. The exposure to interest rate risk relates primarily to our debt. At March 31, 2001 and December 31, 2000, we had approximately $222.7 million and $241.8 million, respectively, of floating rate debt with margins over LIBOR ranging from 1.125% to 3.0%.

    We use interest rate swaps to manage the impact of interest rate changes on earnings and cash flows. The differential under these swap agreements to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense. As of March 31, 2001 and December 31, 2000, we had entered into interest rate swap agreements having aggregate notional amounts of $80.9 million and $85.5 million, respectively, which effectively fixes LIBOR on a like amount of principal at rates ranging from 6.2% to 7.0%. Increases in LIBOR would increase our interest expense to the extent it affects the $141.8 million and $156.3 million of floating rate debt that was not hedged at March 31, 2001 and December 31, 2000, respectively. A one percent increase in

LIBOR would increase interest expense by $1.4 million per year from March 31, 2001 and $1.6 million per year from December 31, 2000.

                                                                                  CARRYING AMOUNT
                                                                                --------------------
                        CONTRACT                                                              FAIR
                         AMOUNT                            ASSET                LIABILITY    VALUE
--------------------------------------------------------  --------              ---------   --------
(dollars in thousands)
DECEMBER 31, 2000
Interest Rate Swap Agreements...........................  $ 85,450              $     --    $    662
Debt....................................................  $241,785              $241,785    $241,785
MARCH 31, 2001
Interest Rate Swap Agreements...........................  $ 80,850              $  1,145    $  1,145
Debt....................................................  $222,699              $222,699    $222,699

FOREIGN EXCHANGE RATE RISK

    The international tanker industry's functional currency is the U.S. dollar. As virtually all of our revenues and most of our operating costs are in U.S. dollars, we believe that our exposure to foreign exchange risk is insignificant.

                                  THE INDUSTRY

OVERVIEW

    Crude oil tankers transport crude oil from points of production to points of consumption, typically oil refineries. Customers include oil companies, oil traders, large oil consumers, petroleum product producers, government agencies and storage facility operators. Additional tanker transportation is required for bulk movements of refined petroleum products. Demand for oil tankers is influenced by many factors including international economic activity, geographic changes in oil production and consumption, oil price levels and inventory policies of the major oil and oil trading companies. Additionally, the carrying capacity of the international tanker fleet, or tanker supply, is a critical determinant in pricing for tanker transportation services.

    Crude oil can be transported under spot charters or time charters. A spot charter is generally a contract to a carry specific cargo from a load port to a discharge port for a fixed dollar amount. A time charter is generally a contract to charter a vessel for a fixed period of time at a set daily rate. Under spot charters, the vessel owner pays voyage-related expenses such as port, canal and fuel costs. Under time charters, those costs are paid by the charterer. Under both types of charters, the operator is responsible for the vessel's maintenance and operations, including providing the crew, and maintaining, repairing and insuring the vessel. Alternatively, vessels can be chartered under "bareboat" contracts whereby the charterer is responsible for the vessel's maintenance and operations, as well as all voyage-related expenses.

    Pricing of crude oil transportation services occurs in a highly competitive global tanker charter market. Although some business is conducted directly between ship owners and charterers, typically one or more brokers act as intermediaries in most transactions. Tankers are chartered around the clock in several shipping centers, including London, New York, Oslo, Singapore and Tokyo. Time charters, as well as vessel sale and purchase transactions, are generally negotiated through brokers in the same centers.

INDUSTRY TRENDS

    We believe that several factors are converging to significantly alter the tanker business during the next several years. These factors include consolidation among tanker owners and operators, the acceleration of scrapping of most of the vessels built in the mid-1970s, increased awareness of the need for quality tonnage and tanker operators as a result of heightened environmental concerns, and changes in world oil demand.

CONSOLIDATION

    The seaborne crude oil transportation business is highly fragmented. Seaborne transportation of crude oil and other petroleum products is provided by two main types of operators: fleets owned by independent ship owners and captive fleets of oil companies (both private and state-owned). According to Clarkson Research Studies, as of March 31, 2001, independent companies owned approximately 80.4% of current world tanker capacity of vessels larger than 10,000 deadweight tons, or dwt (a standard unit of measurement of a vessel's cargo capacity), with the balance being owned by oil companies and state-owned fleets. According to Clarkson Research Studies, as of March 31, 2001, there were approximately 565 beneficial owners of tankers larger than 10,000 dwt with a total world tanker fleet of approximately 3,430 vessels, or 296.2 million dwt. The industry over the the past several years has undergone meaningful consolidation through mergers, acquisitions and joint marketing arrangements among tanker owners. According to Clarkson Research Studies, as of March 31, 2001, the top 10 tanker and combined carrier owners accounted for approximately 26.4% of the world tanker fleet of vessels larger than 10,000 dwt, as measured by dwt, up from 18.7% in 1997.

AGING FLEET

    A significant portion of the world tanker fleet was built and delivered in the mid-1970s. The average rate of newbuilding deliveries from 1974 to 1976 was nearly four times higher than the average newbuilding delivery rate from 1980 to 2000. The following chart depicts the world tanker fleet development during the past 30 years.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

World Tanker Fleet Development

YEAR  DELIVERIES(1)  SCRAPPINGS(1)  FLEET SIZE(2) (IN MILLIONS OF DWT)
1970             21            0.8                               136.5
1971           20.8            0.6                               156.3
1972           20.8            2.3                               176.2
1973           28.5            1.4                               194.1
1974           41.2            2.1                               220.3
1975             46            8.2                               259.3
1976           40.2           10.1                               296.4
1977           20.3            8.4                               325.6
1978           10.5           13.4                               336.3
1979            7.9            6.2                               332.4
1980              7            7.9                               332.3
1981            8.7           12.8                               329.3
1982            6.3           23.4                               324.5
1983            5.4           23.6                               305.3
1984            3.8             20                               286.2
1985            4.5           25.8                               268.6
1986              7           10.8                               245.3
1987            5.8            6.6                               241.1
1988            7.3            2.4                               239.8
1989              9            1.2                               244.9
1990            9.1            2.7                               252.6
1991           11.9            2.5                                 259
1992           16.4             10                               266.1
1993           17.5           11.8                               272.2
1994           10.5           12.4                                 277
1995           11.6           10.8                               273.4
1996           12.1              6                               273.4
1997            8.2            3.5                               277.2
1998           13.2            6.5                               279.1
1999           19.9           16.7                               284.4
2000           21.2           13.9                               287.1

Source: Clarkson Research Studies (1) Deliveries and Scrappings are annual rates
(2) Fleet Size is as of Beginning of Year

    The significant tanker deliveries during the mid-1970s now contribute to an aging world tanker fleet, approximately 28.8% of which, based on deadweight tons, or dwt, was 20 years of age or older as of March 31, 2001, as shown in the chart below.

                         PERCENT OF WORLD TANKER FLEET
                               20 YEARS AND OLDER

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

1991  7.80%
1992   8.60%
1993   9.30%
1994  10.90%
1995  17.60%
1996  27.20%
1997  34.40%
1998  36.70%
1999  36.20%
2000  32.30%
2001  28.70%

           Source: Clarkson Research Studies.
           Data includes tankers over 10,000 dwt.
           Data is as of beginning of year, except for 2001 which is as of March 31.

FOCUS ON SAFETY

    A key trend in the tanker industry during the past several years has been the growing emphasis on environmental protection through legislation and regulations such as the U.S. Oil Pollution Act of 1990, or OPA 90, and regulations promulgated by the International Maritime Organization. The seaborne oil transportation industry has historically been subject to regulation by national authorities and through international conventions. Since the EXXON VALDEZ oil spill of 1989 there has been heightened environmental concern as evidenced by international conventions and protocols, classification society procedures and requirements of protection and indemnity associations and charterers. In December 1999, a highly publicized accident involving the 24-year-old single-hull tanker ERIKA occurred off the coast of France, spilling approximately 2.9 million gallons (69,000 barrels) of crude oil into the sea. We believe these factors have increased demand for higher quality tanker construction, management, operation, maintenance and repair.

    Oil companies which act as charterers, terminal operators, shippers and receivers have recently paid higher charter rates for modern tonnage. They continue to periodically inspect vessels and monitor companies for compliance with their quality and safety standards. We believe that the increasingly stringent regulatory environment, and the emphasis on quality and environmental protection, will accelerate the obsolescence of older, lower quality tankers and provide a competitive advantage to companies with high quality management that operate modern tankers. We also believe the increasing selectiveness of the oil companies will contribute to further industry consolidation among tanker owners and operators.

U.S. OIL IMPORTS

    Over the past 15 years, U.S. net imports of crude oil have increased at a compounded annual growth rate of 7.5%. We believe this increase has been driven by rising levels of petroleum consumption amid declining U.S. crude oil production. Since 1985, U.S. crude oil production has declined in the aggregate by 35.0%. Over the next 15 years, total crude oil imports are projected to increase at a compounded annual growth rate of 2.0%. We believe this trend will support continued demand for crude oil tanker services in the Atlantic basin. The following table provides an overview of the U.S. petroleum market during the past 15 years and as forecasted for the next 15 years.

                         U.S. PETROLEUM MARKET OVERVIEW
                         (millions of barrels per day)

                                                                                                                          PERCENTAGE
                                                                                                                          CHANGE
                                              1985       1990       1995       2000      2005E      2010E      2015E      1985-2000
                                               ----       ----       ----       ----       ----       ----       ----       -----
Domestic Crude Production..................     9.0        7.4        6.6        5.8        5.7        5.2        5.1       (35.0)%
Natural Gas Plant Liquids Production.......     1.6        1.6        1.8        1.9        2.1        2.4        2.6        18.6 %
                                               ----       ----       ----       ----       ----       ----       ----       -----
  Total Petroleum Production...............    10.6        9.0        8.4        7.7        7.8        7.6        7.7       (26.8)%
Net Crude Oil Imports......................     3.0        5.8        7.1        8.9       10.6       11.5       11.9       196.4 %
Net Petroleum Product Imports..............     1.3        1.4        0.8        1.2        1.6        2.4        3.3        (9.2)%
                                               ----       ----       ----       ----       ----       ----       ----       -----
  Total Petroleum Imports..................     4.3        7.2        7.9       10.1       12.2       13.9       15.2       134.6 %
Other U.S. Petroleum Supply................     0.8        0.8        1.4        1.7        1.2        1.1        1.3        95.5 %
                                               ----       ----       ----       ----       ----       ----       ----       -----
  Total U.S. Petroleum Supply..............    15.7       17.0       17.7       19.5       21.2       22.6       24.2        23.8 %
                                               ====       ====       ====       ====       ====       ====       ====       =====

Source: U.S. Energy Information Administration--Petroleum Supply Monthly, February 2001 and Annual Energy Outlook 2001


                                             COMPOUNDED    COMPOUNDED
                                             ANNUAL        ANNUAL
                                             GROWTH        GROWTH
                                              RATE          RATE
                                             1985-2000     2000-2015E
                                                ----          ----
Domestic Crude Production..................     (2.8)%        (0.9)%
Natural Gas Plant Liquids Production.......      1.1 %         2.2 %
                                                ----          ----
  Total Petroleum Production...............     (2.1)%         0.0 %
Net Crude Oil Imports......................      7.5 %         2.0 %
Net Petroleum Product Imports..............     (0.6)%         7.2 %
                                                ----          ----
  Total Petroleum Imports..................      5.8 %         2.8 %
Other U.S. Petroleum Supply................      4.6 %        (1.9)%
                                                ----          ----
  Total U.S. Petroleum Supply..............      1.4 %         1.5 %
                                                ====          ====
Source: U.S. Energy Information Administrat

TYPES OF TANKERS

    The oil tanker fleet is generally divided into six major categories of vessels, based on carrying capacity. In order to benefit from economies of scale, tanker charterers transporting crude oil will typically charter the largest possible vessel, taking into consideration port and canal size restrictions and optimal cargo lot sizes. The six types of vessels, categorized accordingly to their size in dwt long tons, are:

    - Ultra Large Crude Carriers, or ULCCs, of approximately 320,000 dwt or more;

    - Very Large Crude Carriers, or VLCCs, of approximately 200,000 to 320,000 dwt;

    - Suezmax tankers of approximately 120,000 to 200,000 dwt;

    - Aframax tankers of approximately 80,000 to 120,000 dwt;

    - Panamax tankers of approximately 60,000 to 80,000 dwt; and

    - Small tankers (such as Handysize) of less than approximately 60,000 dwt.

    ULCCs and VLCCs are the largest vessels in the world tanker fleet. They typically transport crude oil in long-haul trades, mainly from the Arabian Gulf to Western Europe and the United States, via the Cape of Good Hope, and Asia. According to Clarkson Research Studies, during 2000, long-haul crude oil trades accounted for 31.4% of total seaborne imports to the United States, and as of March 31, 2001, the combined cargo capacity of ULCCs and VLCCs represented approximately 42.4% of the total world tanker fleet of vessels over 10,000 dwt, measured by dwt. While the ULCC/VLCC market differs from smaller size tanker markets, the ULCCs and VLCCs, given their capacities, influence the tanker charter market in general.

    Suezmax and Aframax vessels are considered mid-sized tankers. Suezmax tankers engage in long- and medium-haul crude oil trades, such as from West Africa and the North Sea to the East Coast and Gulf Coast of the United States. Aframax vessels generally engage in both medium- and short-haul trades and carry crude oil or petroleum products. As of March 31, 2001, data compiled by Clarkson Research Studies showed that there were 532 Aframax and 284 Suezmax tankers in the world tanker fleet, accounting for an aggregate of 92.3 million dwt and approximately 30.2% of world oil tanker cargo capacity of vessels larger than 10,000 dwt. Unlike smaller vessels such as Panamax and Handysize tankers, Aframax and Suezmax vessels are large enough to allow them to benefit from economies of scale in some regional markets. They also have access to a wide range of ports, many of which are not accessible by larger vessels such as ULCCs and VLCCs, and are particularly well-suited for trading in regional markets, including the Atlantic basin.

    Panamax and smaller tankers mostly transport petroleum products in short- to medium-haul trades.

    Besides tankers, oil/bulk/ore carriers (vessels which are capable of carrying either crude oil or dry bulk cargoes) may carry oil. Except for statistics relating to the ranking of the size of our fleet and where explicitly stated, these oil/bulk/ore carriers are not included in the tanker fleet statistics in this prospectus. According to Clarkson Research Studies, as of March 31, 2001, approximately 77.4% of all oil/bulk/ore carriers larger than 10,000 dwt were transporting oil, and these vessels represented approximately 3.8% of the world tanker fleet larger than 10,000 dwt, based on total cargo capacity.

TANKER DEMAND

    Tanker demand derives from a combination of factors including world oil supply and demand, where the oil is produced and where it is refined or consumed. Tanker demand is generally expressed in "ton-miles" and is measured as the product of (a) the amount, or tonnage, of crude oil transported in tankers and (b) the distance over which this oil is transported. Tonnage of oil shipped is primarily a function of global oil consumption, which is driven by general economic forces as well as the long-term impact of oil prices on the location and related volume of oil production. Tonnage of oil shipped is also influenced by the cost and availability of transportation alternatives such as pipelines.

    The distance over which oil is transported is the most variable element of the ton-mile demand equation. It is determined by seaborne trading and distribution patterns, which are influenced principally by the location of production and the optimal economic distribution of that production for refining and consumption. Seaborne trading patterns also are influenced by geopolitical events that divert tankers from normal trading patterns, as well as by inter-regional oil trading activity created by global oil supply and demand imbalances. Tankers, particularly older vessels, are also used as "floating storage" by oil companies and oil traders, notably during times of supply uncertainty.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TON MILES VS. WORLD TANKER FLEET

        TON-MILES         FLEET SIZE
Year  (in billions)  (in millions of dwt)
1971       6,654.00                 156.3
1972       7,720.00                 176.2
1973       9,207.00                 194.1
1974       9,661.00                 220.3
1975       8,885.00                 259.3
1976      10,199.00                 296.4
1977      10,408.00                 325.6
1978       9,561.00                 336.3
1979       6,452.00                 332.4
1980       8,219.00                 332.3
1981       7,193.00                 329.3
1982       5,212.00                 324.5
1983       4,478.00                 305.3
1984       4,508.00                 286.2
1985       4,007.00                 268.6
1986       4,640.00                 245.3
1987       4,671.00                 241.1
1988       5,065.00                 239.8
1989       5,736.00                 244.9
1990       6,261.00                 252.6
1991       6,757.00                   259
1992       6,977.00                 266.1
1993       7,251.00                 272.2
1994       7,330.00                   277
1995       7,225.00                 273.4
1996       7,495.00                 273.4
1997       7,830.00                 277.2
1998       7,889.00                 279.1
1999       7,975.00                 284.4
2000       8,240.00                 287.1
2001       8,640.00            294.828116

    The increase in world oil demand during the past five years has strongly affected the market for oil transportation. According to the International Energy Agency, or IEA, between 1996 and 2000, world oil consumption increased at a compounded annual growth rate of 1.3%. The IEA reported a 0.9% increase in world oil consumption in 2000 and forecasts that world oil consumption will grow by 1.7% in 2001. The following table indicates the geographic breakdown of world oil demand during the past five years and as forecasted for 2001.

                                WORLD OIL DEMAND
                         (millions of barrels per day)

                                                                                               FIVE YEAR                ESTIMATED
                                                                                               COMPOUNDED                PERCENT
                                                                                                 ANNUAL                  CHANGE
                                         1996       1997       1998       1999       2000     GROWTH RATE     2001E     2000-2001
                                       --------   --------   --------   --------   --------   ------------   --------   ---------
OECD* Demand
North America                            22.2       22.7       23.1       23.9       24.0          2.0%        24.4        1.7%
Europe                                   14.9       15.0       15.3       15.1       15.0          0.2%        15.2        1.3%
Pacific                                   8.8        9.0        8.4        8.6        8.6         (0.6)%        8.7        1.2%
                                         ----       ----       ----       ----       ----         ----         ----        ---
  Total OECD                             45.9       46.7       46.8       47.6       47.6          0.9%        48.2        1.3%
Total Non-OECD                           25.9       26.5       26.7       27.2       27.8          2.0%        28.5        2.5%
                                         ----       ----       ----       ----       ----         ----         ----        ---
  Total World Demand                     71.8       73.1       73.5       74.8       75.4          1.3%        76.7        1.7%
                                         ====       ====       ====       ====       ====         ====         ====        ===

------------------------
Source: International Energy Agency -- Monthly Oil Market Report -- April 2001; Annual Statistical Supplement for 1998.
*   Organisation for Economic Co-Operation and Development.

    The Energy Information Administration projected that oil production in Central and South America (including Mexico), the primary sources of oil to the Atlantic basin market, will increase by approximately 28% between 1998 and 2010. The following table indicates the geographic breakdown of world oil supply (i.e., production) during the past five years and as forecasted in 2001.

                                WORLD OIL SUPPLY
                         (millions of barrels per day)

                                                                                               FIVE YEAR                ESTIMATED
                                                                                               COMPOUNDED                PERCENT
                                                                                                 ANNUAL                  CHANGE
                                         1996       1997       1998       1999       2000     GROWTH RATE     2001E     2000-2001
                                       --------   --------   --------   --------   --------   ------------   --------   ---------
OECD* Supply
North America                            14.3       14.6       14.5       14.0       14.3          0.0%        14.5         1.4%
Europe                                    6.7        6.7        6.7        6.8        6.8          0.4%         6.6        (2.9)%
Pacific                                   0.7        0.7        0.7        0.7        0.8          3.4%         0.8        (0.0)%
                                         ----       ----       ----       ----       ----         ----         ----       -----
  Total OECD                             21.7       22.1       21.9       21.4       21.9          0.2%        22.0         0.5%
Non-OECD                                 21.9       22.5       22.8       23.3       23.9          2.2%        24.5         2.5%
Total OPEC                               28.4       29.9       30.8       29.4       30.8          2.0%        30.9 (1)     0.3%
                                         ----       ----       ----       ----       ----         ----         ----       -----
  Total World Supply                     72.0       74.4       75.5       74.1       76.7          1.6%        77.4         0.9%
                                         ====       ====       ====       ====       ====         ====         ====       =====

Source: International Energy Agency -- Monthly Oil Market Report -- April 2001; Annual Statistical Supplement for 1998.
(*)   Organisation for Economic Co-Operation and Development.
(1) 2001 estimates taken from the Energy Information Administration -- Short-Term Energy Outlook April 2001.

TANKER SUPPLY

    The supply of tankers increases with deliveries of newbuildings and decreases with scrapping of older vessels, loss of tonnage as a result of casualties and conversion of vessels to other uses, such as floating production and storage facilities. According to Clarkson Research Studies, during the past five years, the size of the world Aframax fleet increased from approximately
43 million dwt to approximately 51 million dwt, and the Aframax orderbook as of March 31, 2001, measured in dwt, represented approximately 17.7% of the total world Aframax fleet. According to Clarkson Research Studies, the size of the world Suezmax fleet has remained relatively stable during the past five years ranging from approximately 39 to 41 million dwt, and the Suezmax orderbook as of March 31, 2001, measured in dwt, represented approximately 25.1% of the total world Suezmax fleet. Historical development of the Aframax and Suezmax fleets is detailed below.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     AFRAMAX FLEET DEVELOPMENT 1970-2000

YEAR  DELIVERIES (1) (IN MILIONS OF DWT)   SCRAPPINGS (1) (IN MILLIONS OF DWT)  FLEET SIZE (2) IN MILLIONS OF DWT)
1970                                  1.4                                  0.0                                22.1
1971                                  0.6                                  0.0                                23.5
1972                                  1.0                                  0.0                                24.0
1973                                  0.9                                  0.0                                24.8
1974                                  3.0                                  0.0                                25.5
1975                                  4.2                                (0.7)                                28.5
1976                                  3.4                                (1.0)                                31.9
1977                                  1.3                                (0.9)                                34.3
1978                                  0.8                                (3.2)                                34.3
1979                                  1.2                                (0.5)                                31.9
1980                                  2.3                                (0.6)                                32.7
1981                                  2.4                                (0.7)                                34.3
1982                                  0.5                                (2.1)                                35.9
1983                                  0.7                                (2.0)                                33.9
1984                                  0.5                                (1.7)                                32.6
1985                                  1.5                                (1.8)                                31.2
1986                                  2.1                                (0.7)                                30.8
1987                                  1.8                                (1.3)                                32.0
1988                                  1.6                                (0.2)                                32.4
1989                                  1.9                                (0.1)                                33.9
1990                                  2.6                                (0.3)                                35.7
1991                                  2.4                                (0.7)                                38.1
1992                                  3.0                                (1.9)                                39.7
1993                                  2.5                                (1.7)                                40.7
1994                                  2.0                                (1.1)                                41.5
1995                                  1.3                                (0.7)                                42.2
1996                                  1.6                                (0.5)                                42.7
1997                                  2.0                                (0.8)                                43.5
1998                                  3.5                                (0.3)                                44.3
1999                                  5.0                                (2.7)                                47.2
2000                                  2.2                                (1.6)                                49.6

Source: Clarkson Research Studies. (1) Deliveries and Scrappings are annual rates; 2000 data is through September (2) Fleet size is as of beginning of each year.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     SUEZMAX FLEET DEVELOPMENT 1970-2000

YEAR  DELIVERIES (1) (IN MILIONS OF DWT)   SCRAPPINGS (1) (IN MILLIONS OF DWT)  FLEET SIZE (2) IN MILLIONS OF DWT)
1970                                  1.8                                  0.0                                 9.5
1971                                  1.9                                  0.0                                11.2
1972                                  1.0                                  0.0                                13.1
1973                                  1.9                                  0.0                                13.9
1974                                  4.7                                  0.0                                16.0
1975                                  7.3                                  0.0                                20.9
1976                                  5.5                                (0.1)                                28.2
1977                                  4.4                                (0.8)                                33.6
1978                                  2.3                                (1.5)                                37.2
1979                                  1.2                                (1.0)                                37.5
1980                                  0.6                                (1.3)                                37.4
1981                                  0.2                                (1.5)                                37.0
1982                                  0.5                                (1.2)                                35.4
1983                                  0.5                                (0.8)                                34.4
1984                                  0.4                                (0.3)                                33.8
1985                                  0.0                                (0.9)                                34.0
1986                                  0.1                                (0.8)                                32.5
1987                                  0.5                                (0.3)                                31.6
1988                                  1.1                                (0.5)                                32.1
1989                                  1.4                                (0.2)                                32.7
1990                                  1.3                                (0.3)                                34.0
1991                                  3.0                                (0.9)                                34.9
1992                                  3.9                                (0.7)                                36.7
1993                                  1.9                                (1.8)                                39.9
1994                                  1.3                                (1.2)                                40.0
1995                                  1.2                                (1.1)                                39.4
1996                                  1.3                                (1.1)                                39.1
1997                                  1.6                                (0.3)                                38.7
1998                                  3.1                                (1.3)                                40.0
1999                                  2.4                                (3.1)                                41.0
2000                                  3.3                                (2.5)                                40.1

Source: Clarkson Research Studies. (1) Deliveries and Scrappings are annual rates; 2000 data is through September (2) Fleet size is as of beginning of each year.

    Typically, newbuildings are delivered 18 to 36 months after they are ordered depending on the available capacity of the shipyard. Deliveries of newbuild Aframax and Suezmax tankers, which were limited during the weak market of the mid-1990s, increased after 1997 due to improved market conditions and in anticipation of the replacement of an aging fleet.

    We believe that the current orderbook represents a meaningfully smaller percentage of the worldwide Aframax and Suezmax tanker fleets than do the vessels 20 years of age or older. According to Clarkson Research Studies and as shown in the chart below, as of March 31, 2001, the size of the Aframax newbuilding orderbook represented approximately 17.7% of the existing fleet, or approximately 9.0 million dwt. By comparison, according to Clarkson Research Studies, approximately 20.5% of the vessels in the current world Aframax fleet, or 10.5 million dwt, were 20 years of age or older. Similarly, according to Clarkson Research Studies, the size of Suezmax newbuilding orderbook represented approximately 25.1% of the existing fleet, or approximately 10.3 million dwt, whereas approximately 27.5% of the vessels in the current world Suezmax fleet, or 11.3 million dwt, were 20 years of age or older. We believe this data indicates that the delivery of newbuildings may be inadequate to provide for anticipated growth in demand for oil and to replace the elimination of older tonnage as it is scrapped or otherwise removed over the next three years from deployment.

                                    [CHART]

           Source: Clarkson Research Studies.
          Data is based on dwt. Data is as of March 31, 2001.

    Vessel owners often conclude that it is more economical to scrap a vessel that has exhausted its useful life than to upgrade the vessel to maintain it "in-class." A vessel is deemed to be "in-class" if the surveyors of a classification society such as Det Norske Veritas, the American Bureau of Shipping or Nippon Kaiji Kyokai determine that the vessel conforms to the standards and rules of that classification society. In many cases, particularly when tankers reach 20 to 25 years of age, the costs of conducting the special survey and performing associated repairs, such as the replacement of steel plate, in order to maintain a vessel "in-class" may not be warranted. Customers, insurance companies and other industry participants use the survey and classification regime to obtain reasonable assurance of a vessel's seaworthiness, and vessels must be certified as "in-class" in order to continue to trade. In addition, regulations set by the International Maritime Organization, a United Nations' agency, impose significant restrictions on vessels trading beyond 25 years of age.

    We believe that scrapping of most of the vessels delivered in the mid-1970s, as they near the end of their useful lives, in conjunction with customers' preference for younger vessels, will change the tanker business during the next several years. Factors affecting the amount of tonnage scrapped include market conditions and second-hand vessel values in relation to scrap prices. Scrapping rates reached a 14-year high in 1999, reflecting the number of vessels 20 years of age or older and the relatively low charter rates. According to Clarkson Research Studies, approximately 2.7 million dwt of Aframax tankers and
3.1 million dwt of Suezmax tankers were scrapped during 1999 at an average age of approximately 24 years. This rate of scrapping slowed during 2000 as tanker rates improved. During the year 2000, approximately 1.6 million dwt of Aframax tankers and 2.5 million dwt of Suezmax tankers were scrapped.

                                    BUSINESS

OVERVIEW

    We are a leading provider of international seaborne crude oil transportation services within the Atlantic basin. In connection with this offering, our newly formed company is creating a 29-vessel fleet by bringing together the following 24 Aframax and five Suezmax tankers:

    - Fourteen (14) vessels which were owned and commercially managed by our predecessor entities and which we are assembling at the time of this offering that together constitute our existing fleet described in our historical financial statements;

    - Five (5) vessels owned by affiliates of Wexford Capital LLC and commercially managed by our predecessor entities that we have agreements to acquire at the closing of this offering; and

    - Ten (10) vessels that we have agreements to acquire subsequent to this offering.

Our existing fleet of 14 vessels generated approximately $48.0 million in voyage revenues, $32.8 million in EBITDA and $21.8 million in net income during the three months ended March 31, 2001 and generated approximately $132.0 million in voyage revenues, $74.1 million in EBITDA and $30.3 million in net income for the year ended December 31, 2000.

    Upon completion of the transactions outlined above and described in more detail below, we will have, based on current world fleet statistics, the fourth largest mid-sized tanker fleet in the world based on our total cargo carrying capacity of approximately 3.0 million deadweight tons. With 17 of these 29 vessels currently operating in the Atlantic basin, we have one of the largest fleets in this region, which includes ports in the Caribbean, South and Central America, the United States, Western Africa and the North Sea. We intend to deploy the remaining vessels in regions that we believe will maximize our financial performance.

    As of March 31, 2001, based on dwt, the average age of our nine Aframax tankers which currently operate in the Atlantic basin is approximately
10.3 years, compared to an average age for the world Aframax tanker fleet, according to Clarkson Research Studies, of approximately 11.7 years. On the same basis, the average age of our five Suezmax tankers which operate in the Atlantic basin is 10.0 years, compared to an average age for the world Suezmax tanker fleet, according to Clarkson Research Studies, of 11.8 years.

    Since we commenced operations in 1997, our voyage revenues have grown from approximately $12.4 million in 1997 to $62.0 million in 1998, $71.5 million in 1999, $132.0 million in 2000. In the three months ended March 31, 2001, our voyage revenues were approximately $48.0 million, compared to approximately $22.8 million for the three months ended March 31, 2000. We acquired six vessels in 1997, four vessels in 1998, one vessel in 1999 and three additional vessels in 2000 and did not acquire any additional vessels in the three months ended March 31, 2001. We have agreements to acquire five vessels in our total 29-vessel fleet at the closing of this offering and have agreements to acquire the remaining 10 vessels following the closing of this offering. These 15 vessels and their results of operations are not reflected in the financial statements and historical financial and statistical information in the prospectus, unless otherwise indicated.

OUR COMPETITIVE STRENGTHS

    We pursue an intensively customer- and service-focused strategy to achieve superior operating results. Our strategy is based on the following key competitive strengths:

    - HIGH-QUALITY VESSELS. We operate a fleet of high-quality, mid-sized tankers which we believe allows us to operate with relatively low maintenance and operating costs. As of March 31, 2001, two of our Aframax tankers and none of our Suezmax tankers operating in the Atlantic basin were older than 15 years of age, compared to 30.6% of the world fleet of Aframax tankers and 31.2% of the world fleet of Suezmax tankers which were older than 15 years of age as of that date. Because of increasingly stringent operating and safety standards, the age and quality of our fleet have given us a high level of acceptance by charterers.

    - FOCUSED FLEET OF MID-SIZED TANKERS. A number of our vessels have one or two substantially identical "sister ships" in our fleet which often can be used interchangeably, giving us scheduling flexibility and greater economies of scale. By focusing on the Atlantic basin, and particularly the Caribbean, we have become a leading provider of mid-sized tankers in this region. We believe that the high concentration of load and discharge ports in this region enables us to deploy our vessels on additional revenue generating voyages during times when they would otherwise have no cargo.

    - CUSTOMER RELATIONSHIPS. We are building relationships with a number of our customers, including Chevron Corporation, CITGO Petroleum Corp., Exxon Mobil Corporation, Phillips Petroleum Corporation and Texaco Inc. These customers accounted for approximately 1.4%, 5.5%, 0.0%, 12.9% and 0.0% of our voyage revenues in the three months ended March 31, 2001 and approximately 3.4%, 9.6%, 2.3%, 3.3% and 5.1%, respectively, of our voyage revenues in 2000. We believe that our customer relationships stem from our reputation for dependability and for delivering high quality transportation services.

    - EXPERIENCED MANAGEMENT TEAM. Our founder, Peter C. Georgiopoulos, has more than 11 years of experience in the tanker industry, including 10 years as a ship owner. Our senior executive officers and key employees have a combined total of more than 90 years of experience in the shipping industry. We have experienced management in all functions critical to our operations, promoting a focused marketing effort, tight quality and cost controls and effective operations and safety monitoring.

    Our high quality fleet has resulted in an average of 97.8% ship utilization for the period from 1997 through March 31, 2001.

    While we strive to maintain these strengths, we operate in a highly competitive industry which is subject to downturns in regional and global economies as well as changes in regulations which could adversely affect us and our industry. For a discussion of these and other risks which could adversely affect us and our industry, you should read the section of this prospectus entitled "Risk Factors."

BUSINESS STRATEGY

    Our strategy is to employ our existing competitive strengths to continue to enhance our position and to maximize shareholder value. Our strategic initiatives include:

    - GROWING THROUGH ACQUISITIONS. We believe that the tanker industry is fragmented, with many opportunities for consolidation. According to Clarkson Research Studies, as of March 31, 2001, the world tanker fleet of approximately 3,430 vessels larger than 10,000 dwt was owned by approximately 565 beneficial owners with the top 10 tanker and combined carrier owners accounting for approximately 26.4% of the fleet as measured by dwt, up from 18.7% in 1997. In addition, during the past decade, many oil companies have reduced the size of their fleets. We intend to continue to expand our Aframax and Suezmax tanker fleets through acquisitions of ship-owning businesses and vessels. We acquired three Suezmax tankers in 2000, are currently acquiring five Aframax tankers and have agreements to acquire 10 additional Aframax tankers following the closing of this offering.

    - EXPANDING OUR PRESENCE IN THE ATLANTIC BASIN. Vessels operating in the Atlantic basin primarily serve the U.S. oil market, which is governed by strict environmental regulations. We believe that the quality of our fleet and our excellent safety record will facilitate our expansion in this region.

    - STRENGTHENING OUR RELATIONSHIPS WITH CURRENT CUSTOMERS AND DEVELOPING RELATIONSHIPS WITH NEW CUSTOMERS. Our goal is to be the first choice of the major oil companies for crude oil transportation. Our reputation for quality and service has enabled us to develop relationships with many oil companies. We intend to use our reputation to strengthen relationships with existing customers and establish relationships with new clients. We seek to anticipate our clients' crude oil transportation needs and to respond quickly when we recognize opportunities.

    - BALANCING OUR FLEET DEPLOYMENT. We actively manage the deployment of our fleet in order to achieve a balance between spot charters and time charters. We seek to preserve significant exposure to market conditions and rates while providing a reliable revenue stream.

    - MAINTAINING OUR COMMITMENT TO EXCELLENCE AND SAFETY. We are committed to providing high quality service. Our fleet has an excellent safety record. We intend to maintain our high level of quality and safety by focusing our acquisition efforts on newer ships, inspecting our ships frequently and maintaining them in excellent condition.

OUR FLEET

    The following table provides information with respect to our fleet.

                                                YEAR         YEAR                   DEADWEIGHT      EMPLOYMENT STATUS
                                   YARD        BUILT       ACQUIRED        TYPE        TONS         (EXPIRATION DATE)
                               ------------   --------   -------------   --------   -----------   ---------------------
OUR EXISTING FLEET (1)
AFRAMAX TANKERS
  GENMAR AJAX................  Samsung          1996             1998      DH           96,183    TC (August 2003)
  GENMAR AGAMEMNON...........  Samsung          1995             1998      DH           96,226    Spot
  GENMAR MINOTAUR............  Samsung          1995             1998      DH           96,226    Spot
  GENMAR CONSTANTINE.........  S. Kurushima     1992             1998      DH          102,335    Spot
  GENMAR GABRIEL.............  S. Kurushima     1990             1999      DS           94,993    Spot
  GENMAR GEORGE..............  Koyo             1989             1997      DS           94,955    TC (May 2003)
  GENMAR COMMANDER...........  Sumitomo         1989             1997      SH           96,578    TC (February 2002)
  GENMAR BOSS................  Kawasaki         1985             1997      DS           89,601    Spot
  GENMAR SUN.................  Kawasaki         1985             1997      DS           89,696    TC (February 2002)
SUEZMAX TANKERS
  GENMAR SPARTIATE...........  Ishikawajima     1991             2000      SH          155,150    Spot
  GENMAR ZOE.................  Ishikawajima     1991             2000      SH          152,402    Spot
  GENMAR MACEDON.............  Ishikawajima     1990             2000      SH          155,527    Spot
  GENMAR ALTA (6)............  Mitsubishi       1990             1997      SH          146,251    Spot
  GENMAR HARRIET (6).........  Kawasaki         1989             1997      SH          146,184    Spot
                                                                                     ---------
                                                                            TOTAL    1,612,307
WEXFORD TANKERS (2)
to be acquired at the closing
  of this offering
AFRAMAX TANKERS
  GENMAR ALEXANDRA...........  S. Kurushima     1992                       DH          102,262    Spot
  GENMAR HECTOR..............  Hyundai          1992                       DH (4)       96,027    Spot
  GENMAR PERICLES............  Hyundai          1992                       DH (4)       96,027    Spot
  WEST VIRGINIA (5)..........  Mitsubishi       1981                       SH           89,000    Spot
  KENTUCKY (5)...............  Mitsubishi       1980                       SH           89,225    Spot
                                                                                     ---------
                                                                            TOTAL      472,541
UNAFFILIATED TANKERS (3)
to be acquired after the
  closing of this offering
AFRAMAX TANKERS
  GENMAR CHAMPION (5)(6).....  Hyundai          1992                       DH (4)       96,027    (7)
  GENMAR SPIRIT (5)(6).......  Hyundai          1992                       DH (4)       96,027    (7)
  GENMAR STAR (5)(6).........  Hyundai          1992                       DH (4)       96,027    (7)
  GENMAR TRUST (5)(6)........  Hyundai          1992                       DH (4)       96,027    (7)
  GENMAR CHALLENGER (5)(6)...  Hyundai          1991                       DH (4)       96,043    (7)
  GENMAR ENDURANCE (5)(6)....  Hyundai          1991                       DH (4)       96,043    (7)
  GENMAR TRADER (5)(6).......  Hyundai          1991                       DH (4)       96,043    (7)
  GENMAR LEONIDAS (5)(6).....  Imabari          1991                       DS           96,043    (7)
  GENMAR NESTOR (5)(6).......  Koyo             1990                       DS           97,112    (7)
  STAVANGER PRINCE (5)(8)....  Ishikawajima     1979                       SH           88,868    TC (January 2002)(9)
                                                                                     ---------
                                                                            TOTAL      954,150
                                                                      TOTAL FLEET    3,038,998
                                                                                     =========


                                     FLAG
                               ----------------
OUR EXISTING FLEET (1)
AFRAMAX TANKERS
  GENMAR AJAX................  Liberia
  GENMAR AGAMEMNON...........  Liberia
  GENMAR MINOTAUR............  Liberia
  GENMAR CONSTANTINE.........  Liberia
  GENMAR GABRIEL.............  Marshall Islands
  GENMAR GEORGE..............  Liberia
  GENMAR COMMANDER...........  Liberia
  GENMAR BOSS................  Marshall Islands
  GENMAR SUN.................  Marshall Islands
SUEZMAX TANKERS
  GENMAR SPARTIATE...........  Marshall Islands
  GENMAR ZOE.................  Marshall Islands
  GENMAR MACEDON.............  Marshall Islands
  GENMAR ALTA (6)............  Liberia
  GENMAR HARRIET (6).........  Liberia
WEXFORD TANKERS (2)
to be acquired at the closing
  of this offering
AFRAMAX TANKERS
  GENMAR ALEXANDRA...........  Marshall Islands
  GENMAR HECTOR..............  Marshall Islands
  GENMAR PERICLES............  Marshall Islands
  WEST VIRGINIA (5)..........  Malta
  KENTUCKY (5)...............  Malta
UNAFFILIATED TANKERS (3)
to be acquired after the
  closing of this offering
AFRAMAX TANKERS
  GENMAR CHAMPION (5)(6).....  Liberia
  GENMAR SPIRIT (5)(6).......  Liberia
  GENMAR STAR (5)(6).........  Liberia
  GENMAR TRUST (5)(6)........  Liberia
  GENMAR CHALLENGER (5)(6)...  Liberia
  GENMAR ENDURANCE (5)(6)....  Liberia
  GENMAR TRADER (5)(6).......  Liberia
  GENMAR LEONIDAS (5)(6).....  Liberia
  GENMAR NESTOR (5)(6).......  Liberia
  STAVANGER PRINCE (5)(8)....  NIS (10)

------------------------------

DH Double-hull tanker; DS Double-sided tanker; SH Single-hull tanker

(1) Vessels owned by our predecessor entities prior to this offering, which we currently commercially manage and which are reflected in the financial statements and the historical financial and statistical contained in this prospectus.

(2) Vessels owned by affiliates of Wexford Capital LLC prior to the closing of this offering, which we currently commercially manage.

(3) Our acquisition of these vessels is subject to the terms and conditions of the acquisition agreements. See section under the heading "Recapitalization and Acquisitions--Acquisitions."

(4) Oil/Bulk/Ore carrier (O/B/O).

(5) These vessels currently operate outside of the Atlantic basin. Accordingly, we have not included them in our calculation of the Atlantic basin statistics.

(6) The GENMAR ALTA, GENMAR HARRIET, GENMAR CHAMPION, GENMAR SPIRIT, GENMAR STAR, GENMAR TRUST, GENMAR CHALLENGER, GENMAR ENDURANCE, GENMAR TRADER, GENMAR LEONIDAS and GENMAR NESTOR are currently named the ALTA, HARRIET, SCF CHAMPION, SCF SPIRIT, SCF STAR, SCF TRUST, SCF CHALLENGER, SCF ENDURANCE, SCF TRADER, ANJA and ANELLA, respectively. We intend to formally change the names of these vessels following our acquisition of them.

(7) We expect to acquire these vessels free from charters and, upon our acquisition of them, will deploy them on charters that we deem appropriate.

(8) Peter C. Georgiopoulos has an interest in this vessel. See description under the heading "Recapitalization and Acquisitions--Contribution of Vessels."

(9) We have an agreement to assume the charter for this vessel upon our acquisition of it.

(10) Norwegian International Shipping Registry.

    The following table compares the ages of our tankers with those of the world tanker fleets.

                        COMPARISON OF FLEET AGE PROFILES
                                  (% of Fleet)

                                                 0-10 YEARS   11-15 YEARS   16-20 YEARS   21 YEARS & OLDER
                                                 ----------   -----------   -----------   ----------------
OUR AFRAMAX TANKER FLEET.......................      64%          17%           12%              8%
OUR ATLANTIC BASIN AFRAMAX FLEET...............      60%          25%           16%              0%
  WORLD AFRAMAX TANKER FLEET...................      54%          19%           12%             15%

OUR SUEZMAX TANKER FLEET.......................      41%          59%            0%              0%
  WORLD SUEZMAX TANKER FLEET...................      60%           9%            5%             26%

WORLD TANKER FLEET.............................      51%          12%           10%             26%

------------------------------

Source: Company Fleet Data and Clarkson Research Studies.

Company Fleet Data based on 29 vessels which includes five vessels which we have agreements to acquire at the closing of this offering and 10 vessels we have agreed to acquire following the closing of this offering, subject to the terms and conditions of the related acquisition agreements and is weighted by dwt.

Data is as of March 31, 2001; Excludes vessels 10,000 dwt or less.

Numbers may not equal 100% due to rounding.

FLEET DEPLOYMENT

    We strive to optimize the financial performance of our fleet by deploying our vessels on time charters and in the spot market. We believe that our fleet deployment strategy provides us with the ability to benefit from increases in tanker rates while at the same time maintaining a measure of stability through cycles in the industry. The following table details the percentage of our fleet operating on time charters and in the spot market during the past three years.

                           TIME CHARTER VS. SPOT MIX
                            (in % of operating days)

                                           THREE MONTHS                                                            ELEVEN
                                              ENDED                            YEAR ENDED                          MONTHS
                                            MARCH 31,                         DECEMBER 31,                         ENDED
                                      ----------------------      ------------------------------------          DECEMBER 31,
                                        2001          2000          2000          1999          1998                1997
                                      --------      --------      --------      --------      --------          ------------
Percent in Time Charter Days........    40.6%         49.4%         48.6%         48.2%         60.1%(2)             94.5% (1)
Percent in Spot Days................    59.4%         50.6%         51.4%         51.8%         39.9%                 5.5%
Total Vessel Operating Days.........   1,245         1,001         4,474         3,603         3,030(2)               620(1)

------------------------

(1) Including 62 days of bareboat charters.

(2) Including 143 days of bareboat charters.

    Vessels operating on time charters may be chartered for several months or years whereas vessels operating in the spot market typically are chartered for up to several weeks. Vessels operating in the spot market may generate increased profit margins during improvements in tanker rates, while vessels operating on time charters generally provide more predictable cash flows. Accordingly, we actively monitor macroeconomic trends and governmental rules and regulations that may affect tanker rates in an attempt to optimize the deployment of our fleet. As of March 31, 2001, we had four vessels on time charters which expire on dates between February 2002 and August 2003. In 2000, we terminated three of our time charters. For a discussion regarding the termination of these time charters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." We took redelivery of one of the vessels on these time charters in January 2001 and the second in March 2001. We rechartered the third vessel in January 2001. See "Business--Legal Proceedings."

    Three of the ships that we purchased in 2000--the GENMAR MACEDON, the GENMAR SPARTIATE and the GENMAR ZOE--were purchased from Chevron Corporation. At the time of the purchase, we granted Chevron Corporation an option to hire two of those vessels on time charters at the prevailing market rate. This option may be exercised up to two years from the date the ships were delivered to us. The minimum term for the charters pursuant to this is option is one year, and the charters may not extend beyond three years from the date the ships were delivered to us, unless we grant permission for a longer term. This option provides that we may elect to sell, charter or otherwise commit one of these three vessels to a third party only if Chevron Corporation has not already elected to hire the vessel or has not elected to match our offer to sell, charter or otherwise commit the vessel under the terms offered to the third party. As of the date of this prospectus, Chevron Corporation has not exercised this option.

CLASSIFICATION AND INSPECTION

    All of our vessels have been certified as being "in-class" by Det Norske Veritas, the American Bureau of Shipping or Nippon Kaiji Kyokai. Each of these classification societies is a member of the International Association of Classification Societies. Every commercial vessel's hull and machinery is evaluated by a classification society authorized by its country of registry. The classification society certifies that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. Each vessel is inspected by a surveyor of the classification society in three surveys of varying frequency and thoroughness: every year for the annual survey, every two to three years for the intermediate survey and every four to five years for special surveys. Vessels may be required, as part of the intermediate survey process, to be drydocked every 24 to 30 months for inspection of the underwater portions of the vessel and for necessary repair stemming from the inspection. Special surveys always require drydocking.

    In addition to the classification inspections, many of our customers regularly inspect our vessels as a precondition to chartering them for voyages. We believe that our well-maintained, high-quality vessels provide us with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality.

    We have implemented the International Safety Management Code which was promulgated by the International Maritime Organization a United Nations' agency, to establish pollution prevention requirements applicable to tankers. Prior to July 1, 1998, we obtained documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the International Maritime Organization.

OPERATIONS AND SHIP MANAGEMENT

    We employ experienced management in all functions critical to our operations, aiming to provide a focused marketing effort, tight quality and cost controls and effective operations and safety monitoring. We currently provide the technical management necessary for the operations of most of our fleet. These operations include ship maintenance, officer staffing, technical support, shipyard supervision, insurance and financial management services.

    Our crews inspect our vessels and perform ordinary course maintenance, both at sea and in port. We regularly inspect our vessels using rigorous criteria. We examine each vessel and make specific notations and recommendations for improvements to the overall condition of the vessel, maintenance of the vessel and safety and welfare of the crew.

    We have a chartering staff located in New York, NY which actively monitors fleet operations, vessel positions and spot-market charter rates worldwide. We believe that monitoring this information is critical to making informed bids on competitive brokered charters.

CREWING AND EMPLOYEES

    We currently employ approximately 30 office personnel. Approximately 15 of these employees are located in New York, NY and manage the commercial operations of our business. The other 15 employees are located in Piraeus, Greece and manage the technical operations of our business. Our 15 employees located in Greece are also subject to Greece's national employment collective bargaining agreement which covers terms and conditions of their employment.

    We currently employ approximately 50 seaborne personnel to crew our existing fleet of 14 vessels consisting of captains, chief engineers, chief officers and first engineers. The balance of each crew is staffed by employees of a third party to whom we contract for crew management services. We believe that we could obtain a replacement provider for these services, or could provide these services internally, without any adverse impact on our operations. We anticipate adding approximately 30 seaborne personnel to crew some of the vessels we are acquiring in connection this offering.

    We place great emphasis on attracting qualified crew members for employment on our tankers. Recruiting qualified senior officers has become an increasingly difficult task for tanker operators. We pay competitive salaries and provide competitive benefits to our personnel. We believe that the well-maintained quarters and equipment on our vessels help to attract and retain motivated and qualified seamen and officers. Our crew management services contractors have collective bargaining agreements which cover all the junior officers and seamen whom they provide to us.

CUSTOMERS

    Our customers include oil companies, oil traders, tanker owners and others. During the three months ended March 31, 2001, Skaugen PetroTrans, Inc., Sun International Ltd. and Phillips Petroleum Company accounted for 14.8%, 13.2% and 12.9%, respectively, of our voyage revenues. During 2000, the Coastal Corporation, an international oil company recently acquired by El Paso Energy Corporation, and OMI Corporation, another tanker owner, accounted for approximately 14.7% and 11.3%, respectively, of our voyage revenues. Revenues from OMI Corporation primarily resulted from time charter arrangements for the GENMAR ALTA and the GENMAR HARRIET; we terminated our time charters for these two vessels, effective fourth quarter of 2000. See "Business--Legal Proceedings."

COMPETITION

    International seaborne transportation of crude oil and other petroleum products is provided by two main types of operators: fleets owned by independent companies and fleets of oil companies (both private and state-owned). Many oil companies and other oil trading companies, the primary charterers of the vessels we own, also operate their own vessels and transport oil for themselves and third party charterers in direct competition with independent owners and operators. Competition for charters is intense and is based upon price, vessel location, the size, age, condition and acceptability of the vessel, and the quality and reputation of the vessel's operator.

    We compete principally with other Aframax and Suezmax owners. However, competition in the Aframax and Suezmax markets is also affected by the availability of alternative size vessels. Panamax size vessels and oil/bulk/ore carriers (which carry oil or dry bulk cargo) can compete for many of the same charters for which we compete. Because Ultra Large Crude Carriers and Very Large Crude Carriers cannot enter the ports we serve due to their large size, they rarely compete directly with our tankers for specific charters.

    Other significant operators of multiple Aframax and Suezmax vessels in the Atlantic basin include American Eagle Tankers, Inc. Limited, OMI Corporation, Overseas Shipholding Group, Inc. and Teekay Shipping Corporation. There are also numerous, smaller tanker operators in the Atlantic basin. We believe that we have significant competitive advantages in the Aframax and Suezmax tanker markets as a result of the age, quality, type and size of our vessels and our market share in the Atlantic basin.

INSURANCE

    The operation of any ocean-going vessel carries an inherent risk of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, human error, war, terrorism and other circumstances or events. In addition, the transportation of crude oil is subject to the risk of spills, and business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts. The U.S. Oil Pollution Act of 1990 has made liability insurance more expensive for ship owners and operators imposing potentially unlimited liability upon owners, operators and bareboat charterers for certain oil pollution accidents in the United States. We believe that our current insurance coverage is adequate to protect us against the principal accident-related risks which we face in the conduct of our business.

    Our protection and indemnity insurance covers third-party liabilities and other related expenses from, among other things, injury or death of crew, passengers and other third parties, claims arising from collisions, damage to cargo and other third-party property and pollution arising from oil or other substances. Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident and is provided by mutual protection and indemnity associations. Each of the vessels currently in our fleet is entered in a protection and indemnity association which is a member of the International Group of Protection and Indemnity Mutual Assurance Associations. The 14 protection and indemnity associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each protection and indemnity association has capped its exposure to this pooling agreement at $4.25 billion. As a member of protection and indemnity associations, which are in turn members of the International Group, we are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of protection and indemnity associations comprising the International Group.

    Our hull and machinery insurance covers risks of actual or constructive loss from collision, fire, grounding and engine breakdown. Our war risk insurance covers risks of confiscation, seizure, capture, vandalism, sabotage and other war-related risks. Our loss of hire insurance covers loss of revenue for up to 90 or 120 days resulting from vessel off-hire for all but two of our vessels.

LEGAL PROCEEDINGS

    Except as set forth below, we are not aware of any legal proceedings or claims involving our company. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

    We time chartered one of our vessels, the HARRIET, to an affiliate of OMI Corporation in September 1997, for a period of four years and 30 days. Under the charter, we had the right to cancel the balance of the charter at any time after its second anniversary date upon 90 days' written notice with a payment of $1.0 million to the charterer. On October 2, 2000, we gave notice to the charterer that this option was being exercised, with redelivery to take place on February 2, 2001. The charterer asserted that the vessel would not have to be redelivered until February 24, 2001, which would permit it time to conduct an additional voyage. In January, 2001, the charterer indicated that it was not possible to complete a laden voyage by the February 2, 2001 date that we had indicated. The charterer demanded arbitration and, under protest, redelivered the vessel to us on January 14, 2001. Because it was unable to complete its next anticipated voyage under the charter, the charterer has alleged that it is entitled damages in the amount of $1,942,533, exclusive of interest and costs, although proof of those damages has not yet been provided. We believe that the charterer's anticipatory breach of the charter has damaged us. The parties agreed to arbitration in the State of New York and nominated a sole arbitrator. The parties have exchanged correspondence expressing differing views of the law and the facts of the matter and have made various settlement offers. To date, no hearings have been held before the arbitrator.

    On March 14, 2001, the GENMAR HECTOR, which we have an agreement to acquire at the closing of this offering, experienced severe weather while unloading at the BP Amoco Co. terminal in Texas City, Texas. As a result of heavy winds, the vessel became separated from the terminal resulting in a discharge of approximately 200 to 300 barrels of oil. The U.S. Coast Guard has determined that this oil originated from the terminal and that BP Amoco is the responsible party for the discharge, although BP Amoco retains a right of contribution against the vessel. The protection and indemnity association for this vessel, which provides insurance coverage for such incidents, issued a letter to BP Amoco Co. guaranteeing the payment of any damages for which this vessel may be found liable. Since that time, additional claims have been asserted by third parties for damage resulting from the spill, but these claims are well within insurance limits and we do not expect any additional claims to approach those limits. Accordingly, we believe that this incident will have no material affect on the value of the GENMAR HECTOR or on our results of operations following the acquisition of this vessel.

ENVIRONMENTAL AND OTHER REGULATION

    Government regulation significantly affects the ownership and operation of our vessels. They are subject to international conventions, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered. We cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. Various governmental and quasi-governmental agencies require us to obtain permits, licenses and certificates for the operation of our vessels. Although we believe that we are substantially in compliance with applicable environmental and regulatory laws and have all permits, licenses and certificates necessary for the conduct of our operations, future non-compliance or failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels.

    We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our crews and officers and compliance with U.S. and international regulations.

    Our vessels are subject to both scheduled and unscheduled inspections by a variety of governmental and private entities, each of which may have unique requirements. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers, particularly terminal operators and oil companies.

INTERNATIONAL MARITIME ORGANIZATION

    The International Maritime Organization, the United Nations' agency for maritime safety, has adopted regulations which set forth pollution prevention requirements applicable to tankers. These regulations, which have been implemented in many jurisdictions in which our vessels operate, provide, in part, that:

    - 25-year old tankers must be of double-hull construction or of a mid-deck design with double-sided construction, unless:

       - they have wing tanks or double-bottom spaces not used for the carriage of oil which cover at least 30% of the length of the cargo tank section of the hull or bottom, or

       - they are capable of hydrostatically balanced loading (loading less cargo into a vessel so that in the event of a breach of the hull, water flows into the vessel, displacing oil upwards instead of into the sea);

    - 30-year-old tankers must be of double-hull construction or mid-deck design with double-sided construction; and

    - all tankers will be subject to enhanced inspections.

    Also, under International Maritime Organization regulations, a tanker must be of double-hull construction or a mid-deck design with double-sided construction or be of another approved design ensuring the same level of protection against oil pollution if the tanker:

    - is the subject of a contract for a major conversion or original construction on or after July 6, 1993;

    - commences a major conversion or has its keel laid on or after January 6, 1994; or

    - completes a major conversion or is a newbuilding delivered on or after July 6, 1996.

    Upon the closing of this offering and our acquisition of 10 vessels which we have agreements to acquire following the closing of this offering, we will own nine single-hull vessels. Under the current regulations, these vessels will be able to operate for various periods for up to eight years before being required to be scrapped or retrofitted to conform to international environmental standards. Although five of these vessels are 15 years of age or older, the oldest is only 21 years old and, therefore, the International Maritime Organization requirements currently in effect regarding 25- and 30-year old tankers will not affect our fleet in the near future. Compliance with the new regulations regarding inspections of all vessels, however, could adversely affect our operations.

    The International Maritime Organization has approved an accelerated time-table for the phase-out of single-hull oil tankers. The new regulations, expected to take effect in September 2002, require the phase-out of most single-hull oil tankers by 2015 or earlier, depending on the age of the tanker and whether it has segregated ballast tanks. Under the new regulations, the maximum permissible age for single-hull tankers after 2007 will be 26 years, as opposed to 30 years under current regulations. Of the nine single-hull vessels which we are acquiring at the time of this offering or have agreements to acquire at or after the closing of this offering, one will be phased-out by 2006 and two will be phased-out by 2007 under the new regulations. The remaining six single-hull tankers would be phased out by 2015 unless retrofitted with a second hull.

    The requirements contained in the International Safety Management Code, or ISM Code, promulgated by the International Maritime Organization, also affect our operations. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We intend to rely upon the safety management system that we and our third party technical managers have developed.

    The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We have obtained documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the International Maritime Organization. We are required to renew these documents of compliance and safety management certificates annually.

    Noncompliance with the ISM Code and other International Maritime Organization regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, as the case may be.

    The International Maritime Organization has negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. Additional or new conventions, laws and regulations may be adopted which could limit our ability to do business and which could have a material adverse effect on our business and results of operations.

U.S. OIL POLLUTION ACT OF 1990 AND COMPREHENSIVE ENVIRONMENTAL RESPONSE,
  COMPENSATION AND LIABILITY ACT

    The U.S. Oil Pollution Act of 1990, or OPA 90, established an extensive regulatory and liability regime for environmental protection and cleanup of oil spills. The U.S. Oil Pollution Act of 1990 affects all owners and operators whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the United States. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, applies to the discharge of hazardous substances whether on land or at sea. Both The U.S. Oil Pollution Act of 1990 and CERCLA impact our operations.

    Under the U.S. Oil Pollution Act of 1990, vessel owners, operators and bareboat charterers are "responsible parties" who are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from oil spills from their vessels. These other damages are defined broadly to include:

    - natural resource damages and related assessment costs,

    - real and personal property damages,

    - net loss of taxes, royalties, rents, profits or earnings capacity,

    - net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and

    - loss of subsistence use of natural resources.

    The U.S. Oil Pollution Act of 1990 limits the liability of responsible parties to the greater of $1,200 per gross ton or $10 million per tanker that is over 3,000 gross tons (subject to possible adjustment for inflation). The act specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters. In some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners' responsibilities under these laws. CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million.

    These limits of liability do not apply, however, where the incident is caused by violation of applicable U.S. federal safety, construction or operating regulations, or by the responsible party's gross negligence or willful misconduct. These limits do not apply if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. The U.S. Oil Pollution Act of 1990 and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. We believe that we are in substantial compliance with OPA 90, CERCLA and all applicable state regulations in the ports where our vessels call.

    The U.S. Oil Pollution Act of 1990 requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential strict liability under the act. The U.S. Coast Guard has enacted regulations requiring evidence of financial responsibility in the amount of $1,500 per gross ton for tankers, coupling the The U.S. Oil Pollution Act of 1990 limitation on liability of $1,200 per gross ton with the CERCLA liability limit of $300 per gross ton. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance or guaranty. Under The U.S. Oil Pollution Act of 1990 regulations, an owner or operator of more than one tanker is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the tanker having the greatest maximum strict liability under The U.S. Oil Pollution Act of 1990 and CERCLA. We have provided requisite guarantees and received certificates of financial responsibility from the U.S. Coast Guard for each of our vessels required to have one.

    We insure each of our vessels with pollution liability insurance in the maximum commercially available amount of $1 billion. A catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on our business.

    Under the U.S. Oil Pollution Act of 1990, with certain limited exceptions, all newly-built or converted tankers operating in U.S. waters must be built with double-hulls, and existing vessels that do not comply with the double-hull requirement must be phased out over a 20-year period (1995-2015) based on size, age and place of discharge, unless retrofitted with double-hulls. Notwithstanding the phase-out period, the act currently permits existing single-hull tankers to operate until the year 2015 if their operations within U.S. waters are limited to discharging at the Louisiana Offshore Oil Port or off-loading by lightering within authorized lightering zones more than 60 miles off-shore. Lightering is the process by which vessels at sea off-load their cargo to smaller vessels for ultimate delivery to the discharge port.

    Owners or operators of tankers operating in the waters of the United States must file vessel response plans with the U.S. Coast Guard, and their tankers are required to operate in compliance with their U.S. Coast Guard approved plans. These response plans must, among other things:

    - address a "worst case" scenario and identify and ensure, through contract or other approved means, the availability of necessary private response resources to respond to a "worst case discharge";

    - describe crew training and drills; and

    - identify a qualified individual with full authority to implement removal actions.

    We have obtained vessel response plans approved by the U.S. Coast Guard for our vessels operating in the waters of the United States In addition, the U.S. Coast Guard has announced it intends to propose similar regulations requiring certain tanker vessels to prepare response plans for the release of hazardous substances.

OTHER REGULATION

    Although the United States is not a party to these conventions, many countries have ratified and follow the liability plan adopted by the International Maritime Organization and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969 and the Convention for the Establishment of an International Fund for Oil Pollution of 1971. Under these conventions, a vessel's registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Liability is limited to approximately $183 per gross registered ton (a unit of measurement of the total enclosed spaces within a vessel) or approximately $19.3 million, whichever is less, or approximately $76.9 million, as calculated based on conversion of
59.7 million special drawing rights as of February 27, 2001, depending on whether the country in which the damage results is a party to the 1992 Protocol to the International Convention on Civil Liability for Oil Pollution Damage, which raised the maximum limit to approximately $82.7 million. The limit of liability is tied to a unit of account which varies according to a basket of currencies. The right to limit liability is forfeited under the International Convention on Civil Liability for Oil Pollution Damage where the spill is caused by the owner's actual fault and under the 1992 Protocol where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to states which are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the International Convention on Civil Liability for Oil Pollution Damage has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that convention. We believe that our insurance policy covers the liability under the plan adopted by the International Maritime Organization.

    The European Union is considering legislation that will affect the operation of tankers and the liability of owners for oil pollution. The current proposals provide for legislation similar to that of the U.S. Oil Pollution Act of 1990, including the phase-out of the use of single-hull tankers. Italy has announced a ban of single-hull crude oil tankers over 5,000 dwt from most Italian ports, effective April 2001. This ban will be placed on oil product carriers, effective December 1, 2001. It is impossible to predict what legislation or additional regulations, if any, may be promulgated by the European Union or any other country or authority.

    In addition, most U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding our executive officers and directors as of May 25, 2001:

NAME                                     AGE                          POSITION
----                                   --------   ------------------------------------------------
Peter C. Georgiopoulos(1)............     40      Chairman, Chief Executive Officer and Director

John P. Tavlarios....................     39      President, Chief Operating Officer and Director

James C. Christodoulou...............     41      Vice President, Chief Financial Officer and
                                                  Secretary

John C. Georgiopoulos................     37      Vice President, Chief Administrative Officer and
                                                  Treasurer

Sir Peter G. Cazalet(1)..............     72      Director

William J. Crabtree(2)(3)............     57      Director

Rex W. Harrington(2).................     67      Director

Stephen A. Kaplan(1)(3)..............     42      Director

Peter S. Shaerf(2)(3)................     46      Director

------------------------
(1) Member of the executive committee.
(2) Member of the audit committee.
(3) Member of the compensation committee.

    PETER C. GEORGIOPOULOS is our founder and has served as Chairman, Chief Executive Officer and director since our inception in 1997. From 1991 to 1997, Peter C. Georgiopoulos was the principal of Maritime Equity Management, a ship-owning and investment company which he founded in 1991. From 1990 to 1991, Peter C. Georgiopoulos was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Peter C. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Prior to entering the investment banking business, Peter C. Georgiopoulos had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Peter C. Georgiopoulos is a member of the American Bureau of Shipping.

    JOHN P. TAVLARIOS has served as our President, Chief Operating Officer and director since May 2001. From our inception in 1997 to January 2000, Mr. Tavlarios served as our Executive Vice President. From 1995 to 1997,
Mr. Tavlarios was affiliated with Maritime Equity Management, where he served as Director of Marine Operations. From 1992 to 1995 Mr. Tavlarios was President and founder of Halcyon Trading Company, a consulting firm specializing in international business development with a particular emphasis on the international oil industry. From 1984 to 1992, Mr. Tavlarios was employed by Mobil Oil Corporation, spending most of his tenure in the Marine Operations and the Marketing and Refining divisions. Prior to 1984, Mr. Tavlarios was involved in his family's shipping business, assisting in marine operations.
Mr. Tavlarios is a member of the American Bureau of Shipping, the Det Norske Veritas North American Committee, the SKULD Directors Committee and the North American Panel of INTERTANKO.

    JAMES C. CHRISTODOULOU has served as our Vice President, Chief Financial Officer and Secretary since July 2000. Mr. Christodoulou joined us in
August 1999 as a financial consultant while also serving as managing director of NetWorks Capital, a New York based venture capital firm and Chief Financial Officer of ThinkDirectMarketing, Inc. Prior to joining us, Mr. Christodoulou was Chief Financial Officer of World CallNet, Inc., a U.S. public company with operations in the United Kingdom and throughout Europe, from 1998 to 1999.
Mr. Christodoulou has been involved in corporate finance since 1993 as Vice President of Corporate Finance at Alpha Capital. Prior to that, he was a senior associate at Easton Capital. From 1985 to 1993, Mr. Christodoulou was a managing partner of Creative Color Lithographers, a printing and publishing company in the New York area.

    JOHN C. GEORGIOPOULOS has served as our Vice President, Chief Administrative Officer and Treasurer since July 2000. From our inception in 1997 to July 2000, Mr. Georgiopoulos served as our Chief Financial Officer. From 1994 to 1997,
Mr. Georgiopoulos was involved in his family's private real estate and investment management business. From 1991 to 1994, Mr. Georgiopoulos was an officer of Atlantic Bank of New York. From 1987 to 1991, he was a Vice President of Atlas Management, a shipping and real estate company in New York.

    SIR PETER G. CAZALET has served as a director of our company since
May 2001. Sir Peter Cazalet is Chairman of Seascope Shipping Holdings plc, an oil tanker brokerage firm, and served as a Chairman of APV plc, a manufacturer of food processing machinery, and as Deputy Chairman of GKN plc, an engineering and defense company, from 1989 to 1996. He also served as a non-executive director of the Peninsular & Oriental Steam Navigation Company, a shipping, real estate and construction company, from 1980 to 1999, a non-executive director of De La Rue plc from 1983 to 1995 and a member of the General Committee of the Lloyd's Register of Shipping from 1981 to 1999. Prior to retiring in 1989,
Sir Peter Cazalet served as Deputy Chairman of the British Petroleum Company plc from 1986 to 1989 and as its Managing Director from 1981 to 1986. He served as President of BP North America from 1972 to 1975 and as a director of BP Trading from 1975 to 1981. Sir Peter Cazalet was the Regional Coordinator, Australasia and the Far East from 1970 to 1972 and a director of BP Tanker Company from 1968 to 1970, after having joined BP Tanker Company in 1959. Sir Peter Cazalet began his business career in 1950 in the dry-cargo section of a shipping company and for several years was a shipbroker on the Baltic Exchange.

    WILLIAM J. CRABTREE has served as a director of our company since May 2001. Mr. Crabtree currently serves as consultant for Universe Tankships (Delaware) LLC, a company that provides technical management services for oil and dry bulk vessels. From 1972 to 1996, Mr. Crabtree served in capacities from Marine Counsel to Chairman of Universe Tankships (Delaware), Inc., a company owned by the D.K. Ludwig Organization, which was predecessor to Universe Tankships (Delaware) LLC. Mr. Crabtree served as counsel for the Commonwealth Oil Refining Company from 1971 to 1972. From 1968 to 1972, Mr. Crabtree was an associate at the law firm of Kirlin, Campbell and Keating. Mr. Crabtree is a member of the Maritime Law Association of the United States and the American Bureau of Shipping.

    REX W. HARRINGTON has served as a director of our company since May 2001. Mr. Harrington has served as Shipping Adviser to The Royal Bank of Scotland plc since his retirement in 1998. Mr. Harrington served as Director of Shipping of The Royal Bank of Scotland plc from 1990 to 1998, Assistant General Manager, Shipping from 1980 to 1990 and Senior Manager, Shipping from 1973 to 1980. From 1969 to 1973 Mr. Harrington served as an executive of Baring Brothers &
Co., Ltd., an international merchant banking firm, and from 1957 to 1969 served in various capacities in the Bank of England ending as Secretary of the Foreign Exchange Control Committee. Mr. Harrington currently serves as a Deputy Chairman of the International Maritime Industries Forum, as a Director of Eurofin International Limited, as a Director of Royal Olympic Cruise Line, as a Director of the International Chamber of Commerce, Commercial Crime Services, which incorporates the International Maritime Bureau, and as a member of the General Committee of Lloyds Register of Shipping, London Advisory Panel of InterCargo, the Baltic Exchange and the Steering Committee of the London Shipping Law Centre. Mr. Harrington was previously a Director of H. Clarkson Limited (International Shipbrokers) from 1995 to 1998 and a Director of Lloyds Register of Shipping from 1994 to 1999.

    STEPHEN A. KAPLAN has served as a director of our company since May 2001. Since 1995, Mr. Kaplan has been a principal of Oaktree Capital Management, LLC, a private investment management firm, where he co-manages Oaktree's Principal Activities Group which invests in majority and significant minority positions in both private and public companies. Since 1993, he has served as portfolio manager of OCM Principal Opportunities Fund, L.P. and OCM Principal Opportunities Fund II, L.P. OCM Principal Opportunities Fund, L.P. will be the owner of more than 5% of our company's common stock. From 1993 to 1995, Mr. Kaplan was a Managing Director of Trust Company of the West. Prior to joining the Trust Company of the West, Mr. Kaplan was a partner of the law firm of Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of numerous private and public companies, including BioPure, Inc., an emerging biopharmaceutical company developing oxygen therapeutics, CollaGenex Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the dental market, Forest Oil Corporation, an oil and gas exploration, development and production company, and LearningStar Corporation, a developer, manufacturer and retailer of educational products.

    PETER S. SHAERF has served as a director of our company since May 2001.
Mr. Shaerf is a Managing Director of Poseidon Capital Corp., an independent maritime consulting and investment company that works extensively in the investment community, a position he has held since the inception of the company in 1998. Since 1980, he has been a partner of The Commonwealth Group a brokerage and consulting company that specializes in the liner shipping industry. From 1977 to 1980, he was a director of Common Brothers U.S.A. Ltd., a shipbroking subsidiary of a British shipowner of dry cargo and tanker tonnage. Mr. Shaerf currently serves as a director of MC Shipping, Inc. an American Stock Exchange listed company, a position he has held since 1993, and was recently appointed to the board of directors of TBS International Ltd., a liner operator.

    Peter C. Georgiopoulos and John C. Georgiopoulos are brothers. There are no other family relationships among our executive officers and directors.

    Our board of directors currently consists of seven members. Our amended and restated articles of incorporation provide for a classified board of directors consisting of three classes of directors, each serving staggered, three-year terms. Except as otherwise provided by our bylaws for filling vacancies on our board of directors, a portion of our board of directors will be elected each year at our annual meeting of shareholders and hold office until their respective successors are elected, or until their earlier resignation or removal.

KEY AND OTHER EMPLOYEES

    JOHN N. MORTSAKIS has served as our Vice President-Technical Operations since April 2000. From 1981 to April 2000, Mr. Mortsakis was the Vice President of National Shipping & Trading Corp., a privately held shipping company, where he began in 1973. From 1970 to 1973, Mr. Mortsakis served in the U.S. Navy on the U.S.S. GEORGE BANCROFT as both Officer of the Deck and Engineering Officer of the Watch. Mr. Mortsakis is a member of the American Bureau of Shipping.
Mr. Mortsakis is 54 years old.

    JOHN M. RAMISTELLA has served as our Vice President-Chartering since our inception in 1997. From 1992 to 1997, Mr. Ramistella was a tanker broker at Poten & Partners, specializing in long term charters and projects. From 1991 to 1992, Mr. Ramistella was President of Norgulf Shipping Ltd., a privately held shipping company. From 1989 to 1991 he was a tanker broker at Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1973 to 1989, Mr. Ramistella was President of Tankers Company, Inc., a tanker brokerage firm based in Westport, Connecticut. Mr. Ramistella is 54 years old.

    LAURENT BOZZONI has served as a special assistant to our Chief Financial Officer in connection with this offering since January 2001. Prior to joining us, Mr. Bozzoni assisted European tanker companies in structuring various projects in the crude oil and oil products industry as a shipping finance consultant. Mr. Bozzoni has worked for ship brokers in Paris, France and was involved in his family's shipping business in France assisting in finance and operations.

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
BOARD COMMITTEES

    We have established an executive committee, a compensation committee and an audit committee. We will not have a nominating committee. The executive committee consists of three members. The executive committee has the power and authority to act on behalf of our board of directors and exercise powers as may be exercised by our board of directors, except when otherwise limited by our board of directors or applicable law.

    The compensation committee consists of three members, each of whom is an independent director. The compensation committee is responsible for establishing executive officers' compensation and fringe benefits. It also administers our stock option and employee stock purchase plans and is authorized to grant options under these plans.

    The audit committee consists of three members, each of whom is an independent director. The audit committee recommends the appointment of independent accountants and reviews and discusses with the accountants the scope of their examination, their proposed fee and their overall approach to the audit. The audit committee also reviews with the accountants and our financial management the annual financial statements and discusses the effectiveness of internal accounting controls.

DIRECTOR COMPENSATION

    Each of our non-employee directors will receive an annual fee of $15,000. For information with respect to option grants to our non-employee directors, see "--Stock Incentive Plan." We will not pay director fees to employee directors. We will reimburse our directors for all reasonable expenses incurred by them in connection with serving on our board of directors.

EXECUTIVE COMPENSATION

    The following tables set forth in summary form information concerning the compensation paid by us during the years ended December 31, 1998, 1999 and 2000, to our Chief Executive Officer and three of our other executive officers whose salaries and bonuses for the year exceeded $100,000 and who served as an executive officer of ours as of December 31, 2000.

                                                           ANNUAL COMPENSATION
                                                     --------------------------------
NAME AND                                                         SALARY       BONUS
PRINCIPAL POSITION                                     YEAR     (DOLLARS)   (DOLLARS)
------------------                                   --------   ---------   ---------
Peter C. Georgiopoulos.............................    2000           --     259,600
  Chairman, Chief Executive Officer                    1999           --     114,900
  and Director                                         1998      146,100          --

John P. Tavlarios..................................    2000      120,000          --
  President, Chief Operating Officer                   1999      120,000          --
  and Director                                         1998      120,000          --

John C. Georgiopoulos..............................    2000      107,000          --
  Vice President, Chief Administrative Officer         1999       80,000          --
  and Treasurer                                        1998       80,000          --

John M. Ramistella.................................    2000      120,000          --
  Vice President--Chartering                           1999      120,000          --
                                                       1998      120,000          --

    For information about employment agreements to take effect upon the closing of this offering with some of our executive officers, see "--Employment Agreements and Incentive Bonus Program" below.

EMPLOYMENT AGREEMENTS AND INCENTIVE BONUS PROGRAM

    We have entered into employment agreements with four of our executive officers, Peter C. Georgiopoulos, our Chairman and Chief Executive Officer, John
P. Tavlarios, our President and Chief Operating Officer, James C. Christodoulou, our Vice President, Chief Financial Officer and Secretary, and John C. Georgiopoulos, our Vice President, Chief Administrative Officer and Treasurer. These agreements take effect upon the closing of this offering.

AGREEMENTS WITH MESSRS. PETER C. GEORGIOPOULOS AND TAVLARIOS

    The agreement with Peter C. Georgiopoulos has a term of four years. The agreement with Mr. Tavlarios has a term of three years. Both agreements provide for automatic renewal for additional renewal terms to the end of each fiscal year, unless the executive or we terminate the agreement on 90 days notice. The agreements provide a salary of $450,000 per annum for Peter C. Georgiopoulos and $350,000 per annum for Mr. Tavlarios. Both executives will be entitled to participate in our incentive bonus program. They will have target bonus opportunities of 60% of the salary for Peter C. Georgiopoulos and 45% of the salary for Mr. Tavlarios. Peter C. Georgiopoulos has the right to reasonably approve the Company's bonus plan as it applies to him. Under his agreement, we have agreed to provide Peter C. Georgiopoulos with a monthly automobile allowance of $2,500.

    The agreements provide that upon termination by us without cause or by the executive for good reason, in each case as defined in the relevant agreement, these executives will be entitled to salary at the date of termination plus a bonus equal to the average bonus earned over the preceding five years (beginning with 2001) or any shorter period that the executive was employed by us, but not less than any bonus to which the executive would be entitled for the year in which termination occurs, times the greater of the remainder of the term and two years. In these circumstances, Messrs. Peter C. Georgiopoulos and Tavlarios are also entitled for this period to medical, dental and insurance coverages (and as to Peter C. Georgiopoulos, an automobile benefit) substantially identical to those in place prior to termination for the relevant period. In the event that a payment to the executive after a change of control causes the executive to owe excise tax under Section 280G of the Internal Revenue Code, we have agreed to fund the amount of this tax on a "grossed-up" basis, intended to provide the executive with an amount sufficient to pay any tax owed on the funding payment. All incentive stock grants to Messrs. Peter C. Georgiopoulos and Tavlarios will vest in the event their employment is terminated by us without cause or by them for good reason.

    Under these agreements, each executive has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination. In his employment agreement, Peter
C. Georgiopoulos has agreed that if his employment with us terminates prior to the fourth anniversary of the closing of this offering, and he undertakes substantial involvement in the management or operation of tankers transporting crude oil anywhere in the world for a competitor of the Company prior to that anniversary, he will surrender 320,000 shares of Common Stock issued to him in connection with our recapitalization if such activities occur before the first anniversary of the closing of this offering, which amount will be reduced to 240,000 shares for activities occurring before the second anniversary of the closing, 160,000 shares for activities occurring before the third anniversary of the closing and 80,000 shares for activities occurring before the fourth anniversary of the closing. Peter C. Georgiopoulos and Mr. Tavlarios have each agreed not to engage in these competitive activities for two years after the termination of their employment with us. These provisions will not apply following a change of control or in the event of termination of these executives by us without cause or by the executives with good reason. Mr. Georgiopoulos' agreement not to compete (but not the requirement he surrender shares of our common stock) will only be effective if we pay him salary during the applicable period and will terminate if he forgoes salary payments. For purposes of these agreements, change of control is defined generally as the acquisition of more than 30% of the voting power of the company by any person or group other than Peter C. Georgiopoulos or Oaktree Capital Management, LLC and its affiliates if the acquiring person or group has greater voting power than

Oaktree Capital Management, LLC and its affiliates or by any person other than Peter C. Georgiopoulos if the acquiring person has in excess of 50% of the voting power of the company, the sale of all or substantially all of our assets or any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity.

AGREEMENTS WITH MESSRS. CHRISTODOULOU AND JOHN GEORGIOPOULOS

    The agreements with Messrs. Christodoulou and John Georgiopoulos each have a term of one year. These agreements provide for a salary of $250,000 per annum for Mr. Christodoulou and $225,000 for John Georgiopoulos. Each executive will be entitled to participate in our incentive bonus program, with a target bonus of 35% of salary. Mr. Christodoulou will also receive a special bonus upon the closing of this offering of $50,000. Upon termination by us without cause, as defined in the relevant agreement, these executives will be entitled to salary at the date of termination for a period of one year. Under the agreements, if this type of termination occurs after a change of control, the executive will also be entitled to a bonus equal to the average bonus earned over the preceding five years (beginning with 2001) or any shorter period that the executive was employed by us, but not less than any bonus to which the executive would be entitled for the year in which termination occurs.

    Under the agreements, each executive has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination. They have also agreed not to undertake substantial involvement in the management or operation of tankers transporting crude oil anywhere in the world for one year after the termination of their employment with us. These provisions will not apply following a change of control (as defined in Peter Georgiopoulos' agreement) or in the event of termination of these executives by us without cause.

INCENTIVE BONUS PROGRAM

    Following this offering, we intend to establish an incentive bonus program under which the Chief Executive Officer and persons designated by our compensation committe after consultation with the Chief Executive Officer will be entitled to receive cash awards equal to a percentage of an annual bonus pool.

    For information with respect to incentive stock grants to our executive officers, see "--Stock Incentive Plan."

OPTION/SAR GRANTS IN LAST YEAR

    We did not grant stock options to the executive officers or directors named above or reprice any stock options during the year ended December 31, 2000.

STOCK INCENTIVE PLAN

    On June 10, 2001, we adopted the General Maritime Corporation 2001 Stock Incentive Plan. Under this plan our compensation committee, another designated committee of our board of directors or our board of directors, may grant a variety of stock based incentive awards to our employees, directors and consultants whom the compensation committee (or other committee or our board of directors) believes are key to our success. The compensation committee may award incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock and performance shares.

    The compensation committee has broad latitude under this plan in determining who shall receive awards, the amount of awards and the terms and conditions of awards. However, no individual may receive awards in any year that together represent more than 750,000 shares of our common stock. The plan provides that, under certain circumstances, our compensation committee may adjust the numbers of shares available for award, as well as outstanding awards, to reflect changes in our corporate structure or other unusual events affecting us. We have designed this plan to allow awards to be "performance based" compensation within the meaning of Section 162(m) of the U.S. Internal Revenue

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Code of 1986, and thus not to count against the million dollar cap on deductible compensation paid annually to our five top officers, if the compensation committee so chooses.

    The aggregate number of shares of our common stock available for award under the 2001 Stock Incentive Plan is 2,900,000 shares. As of the date of this prospectus, we had granted incentive stock options and nonqualified stock options to purchase 860,000 shares of common stock at the initial public offering price under the provisions of the 2001 Stock Incentive Plan. As of the closing date of this offering, none of the stock options will have been exercised and options for 110,000 shares will be vested and eligible for exercise. Options granted to date under the 2001 Stock Incentive Plan include grants of ten year options to purchase 350,000 shares to Peter Georgiopoulos, 240,000 shares to Mr. Tavlarios, 80,000 shares to each of Mr. Christodoulou and John Georgiopoulos, an aggregate of 100,000 to some of our other employees and 2,000 shares to each of our directors who is not an executive officer. One quarter of the options granted to Peter Georgiopoulos vest on each of the first four anniversaries of the closing of this offering. With respect to the options granted to John Tavlarios, James Christodoulou and John Georgiopoulos and the other employees, 20% will vest upon the closing of this offering and 20% will vest on each of the first four anniversaries of the closing. With respect to the options granted to our directors who are not executive officers, all will vest upon the closing of this offering. All options granted under this plan will vest upon a change of control. For this purpose, change of control is defined generally as the acquisition of more than 50% of the voting power of our company by any person or group other than Peter C. Georgiopoulos, the sale of all or substantially all of our assets or any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity. These options will be incentive stock options to the extent allowable under the Internal Revenue Code.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

    We are a Marshall Islands corporation. The Marshall Islands Business Corporations Act provides that Marshall Islands corporations may indemnify any of their directors or officers who are or are threatened to be a party to any legal action resulting from fulfilling their duties to the corporation against reasonable expenses, judgments and fees (including attorneys' fees) incurred in connection with the legal action if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, will not create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. However, no indemnification will be permitted in cases where it is determined that the director or officer was liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which the legal action was brought determines that the person is fairly and reasonably entitled to indemnity, and then only for the expenses that the court deems proper. A corporation is permitted to advance payment for expenses occurred in defense of an action if its board of directors decides to do so.

    In addition, Marshall Islands corporations may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in his capacity as a director or officer whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Marshall Islands Business Corporations Act. We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

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                       RECAPITALIZATION AND ACQUISITIONS

DESCRIPTION OF PLAN OF RECAPITALIZATION

    Our plan of recapitalization provides for the following:

    - Our acquisition, as of the date hereof, of seven limited partnerships owning 14 vessels for which corporations owned by Peter C. Georgiopoulos acted as managing general partner.

    - Our acquisition, as of the date of the closing of this offering, of five special purpose entities, each owning one vessel and owned by an affiliate of Wexford Capital LLC. Three of these special purpose vehicles are owned by limited liability companies for which affiliates of Peter C. Georgiopoulos acted as operating member and the remaining two are owned by limited partnerships in which Peter C. Georgiopoulos did not have any partnership interest. The commercial operations for all of these vessels were conducted by the old General Maritime Corporation, which was owned by Peter C. Georgiopoulos.

    - Our acquisition, which has not yet been completed, of three vessels which are owned and commercially operated by unaffiliated parties. Subject to the terms and conditions of each contribution agreement between us and the owner of each vessel which is described below, we will receive delivery of each vessel promptly following the closing of this offering.

    - Our acquisition, as of the date hereof, of all of the issued and outstanding shares of common stock of United Overseas Tankers Ltd. and all of the issued and outstanding shares of common stock of the old General Maritime Corporation.

    Pursuant to the recapitalization plan, a percentage of the shares to be outstanding prior to this offering will be issued to the former owners of our vessels. Each vessel owner will be allocated a portion of the total shares to be issued to all the vessel owners equal to the ratio of the relative value of the vessel or vessels it contributed, determined as described in the next paragraph, to the aggregate relative value of all of the vessels determined on this basis. The remaining shares to be outstanding prior to this offering will be issued to the old General Maritime Corporation, as further described below.

    The relative value of each vessel will be determined by a third party valuation as of a valuation date. For the limited partnerships and special purpose entities we acquired, this amount will be adjusted based on working capital. The third party vessel valuation for the ALTA, a vessel owned by a limited partnership to be acquired in connection with our recapitalization, will be reduced due to recently discovered cracks in the vessel's ballast tank bulkheads. We anticipate that the third party vessel valuation will be reduced by approximately $2.5 million, our estimate of the total cost of repairs and lost profits from the loss of use of this vessel, less any amounts incurred by the owner of the vessel prior to our acquisition of it. For each of the three vessels that we have agreed to acquire for shares of our common stock after the closing of this offering, the third party vessel valuation will be reduced by the amount paid in respect of debt secured by the vessel in the aggregate amount of $40.5 million and by any other cash paid in connection with the acquisition of these vessels. The process described in this paragraph is not intended to determine the value of the vessels or the entities that own them but rather to apportion the pre-offering equity in the company among the entities that own the vessels. The amount of stock initially delivered following delivery of the vessels will be based upon an estimate at the closing date. This amount will be finalized based on a closing balance sheet thereafter. Ten percent of the shares to be delivered in respect of the vessels will be held in escrow pending completion of the closing balance sheet calculations.

    In connection with the acquisition of the five special purpose entities (with five vessels) owned by affiliates of Wexford Capital LLC, we intend to repay indebtedness secured by these vessels in the aggregate amount of $59.0 million at the date of acquisition (the date of the closing of this offering) by

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drawing upon our new credit facility. For more information about this facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" and "Description of Indebtedness."

    Pursuant to the arrangements for our recapitalization, we have the right to deliver cash at the public offering price in place of up to 5% of the common stock to which a recipient would otherwise be entitled in some circumstances to avoid our becoming subject to taxation under Section 883 of the Internal Revenue Code or becoming a "controlled foreign corporation" under the code. See "Tax Considerations."

    In connection with our recapitalization, we have agreed that we will be required to obtain the consent of holders of a majority of the shares issued in our recapitalization in some instances prior to our implementation of any stockholder rights agreement. See "Description of Capital Stock--Anti-takeover effects of provisions of our corporate documents--Restriction on Adoption of Stockholder Rights Agreements."

    One or more of the participants exchanging securities or assets for shares of our common stock in connection with our recapitalization may assert that the recapitalization transaction required registration under the Securities Act. If any of these participants were successful in bringing this type of action against us, it could obtain remedies which could include rescission of its change of securities or assets. See "Risk Factors--Risks Related to this Offering--A successful claim..."

CONTRIBUTION OF AFFILIATED LIMITED PARTNERSHIPS

    We are acquiring seven limited partnerships owning 14 vessels for which corporations owned by Peter C. Georgiopoulos acted as managing general partner pursuant to contribution agreements with the various partners. Pursuant to these agreements:

    - We are exchanging our common stock for all of the partnership interests in the partnerships.

    - We will deliver the common stock allocated to these vessels on the basis described above to the partners of these limited partnerships. The number of shares delivered to a partner will be calculated on the same basis as if the shares had been delivered to the limited partnerships in exchange for the vessels and the other assets and liabilities of the limited partnerships and the limited partnerships had then dissolved and distributed the shares to their partners at a value equal to the price to the public in this offering. The allocation of shares between the limited and general partners for this purpose will be recalculated on the first anniversary of the closing of this offering (using the average market price of the common stock during the 20 preceding trading days) or, if earlier, on the closing of any future public offering in which recipients of our common stock in the recapitalization sell (together with all common stock which they have previously sold in public offerings) at least one-third of the shares received by them in the recapitalization (in which case the recalculation will use the public offering price in that offering). The price used in this recalculation cannot be more than $5.00 more or less than the price to the public in this offering. This recalculation will apply only to shares which the general partners of these partnerships were entitled to receive as a percentage of the shares distributed to limited partners. An escrow will be established to hold the shares subject to this recalculation until the recalculation is complete.

    - The partnerships make representations and warranties to us in respect of matters relating to the partnerships, their assets, liabilities and operations. A six month indemnity escrow will be established upon the closing of the recapitalization holding 10% of the shares otherwise issuable to each partner of these partnerships. Our only remedy in respect of these representations is to the shares in this escrow. In the event of a payment from this escrow in respect of a partnership, Mr. Georgiopoulos has agreed to adjust the shares received by him in respect of the managing

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      general partner interest in the partnership as if the amount paid from the escrow had never been received. The applicable partners of these partnerships also make representations and warranties to us as to authorization of the agreement, their qualification to receive our common stock under securities laws and their title to the partnership interests transferred. Our only remedy against a partner in respect of these representations is to the escrowed shares attributable to that partner. This limitation does not apply to our remedy in respect of the partners' authority and title representations, as to which we may seek to recover additional amounts up to the number of shares issued to the partner making the representation at the initial price to the public in this offering or an equivalent amount in cash if such shares have been disposed of. These representations and warranties survive six months after the date of delivery of the vessels, except for those relating to the partners' authority and title which survive for 18 months.

    - We have agreed to indemnify Peter C. Georgiopoulous, Steven Kaplan and another individual serving on behalf of limited partners of the limited partnerships for which affiliates of Peter C. Georgiopoulous served as general partner for liabilities arising out of their activities in connection with our plan of recapitalization.

    The governing documents of the limited partnerships of which affiliates of Peter C. Georgiopoulos acted as general partner generally provide that upon dissolution their partners are to receive their capital back plus a preferred return of 8% (though with respect to some limited partners of one limited partnership, the preferred return on a portion of their investment may be as high as 16%) and the return of some unreturned management fees previously paid to affiliates of the general partner. Thereafter, amounts are distributed so as to provide the general partner with 10% to 20% of the total amount distributed, other than amounts distributed as a return of capital. With limited exceptions, the general partner is not entitled to receive distributions (other than in respect of capital distributions) until the limited partners (determined separately on a partner by partner basis) have also received (in addition to a return of capital and a preferred return with respect to their investments in that partnership) an amount equal to their unreturned capital and accrued but unpaid preferred return with respect to their investments in the other partnerships as well. In one partnership, which raised capital from its limited partners at two different times and at different valuations, the priority and amount of distributions among the classes of limited partners varies based primarily on whether the limited partners in the class contributed capital to the partnership in both rounds, only in the first round or only in the second. Under the terms of our recapitalization, if the partners are required to give up shares of our common stock to meet their indemnification obligations to us, the remaining shares each partner is entitled to will be reallocated under the ratios described above. This reallocation may result in the transfer of shares from the general partners to the limited partners.

CONTRIBUTION OF SPECIAL PURPOSE ENTITIES

    We are acquiring five special purpose entities owning one vessel each at the closing of this offering pursuant to a contribution agreement. Three of these special purpose entities are currently owned by limited liability companies affiliated with Wexford Capital LLC for which affiliates of Peter C. Georgiopoulos acted as operating member. The remaining two special purpose entities are currently owned by limited partnerships affiliated with Wexford Capital LLC in which affiliates of Peter C. Georgiopoulos did not have any partnership interest. Pursuant to the contribution agreements:

    - We are exchanging our common stock allocated to each vessel on the basis described above for all of the stock of the special purpose entity owning the vessel. We will also repay an aggregate of $59.0 million of indebtedness secured by these vessels.

    - Each limited liability company or limited partnership makes representations and warranties to us in respect of matters relating to the limited liability company or limited partnership, its assets,

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      liabilities and operations, its qualification to receive our common stock under securities laws, authorization of the agreement and title to the transferred shares. A six month indemnity escrow will be established upon the closing of the acquisition of each special purposes entity holding 10% of the shares otherwise issuable in respect of the special purpose entity. Our only remedy in respect of these representations is to the shares in this escrow. This limitation does not apply to our remedy in respect of the limited liability company's or limited partnership's authority and title representations, as to which we may seek to recover additional amounts up to the number of shares issued to the limited liability company or limited partnership at the initial price to the public in this offering or an equivalent amount in cash if such shares have been disposed of. These representations and warranties survive six months after the date of delivery of the vessel, except for those relating to the authority and title which survive 18 months. Because we provided commercial management services in respect of these vessels prior to this offering, we have represented to the transferor that the representations relevant to our activities are to our knowledge true and correct.

CONTRIBUTION OF VESSELS

    We are acquiring through three of our special purpose entities three vessels pursuant to contribution agreements. With respect to one of these vessels, Peter
C. Georgiopoulos is party to an agreement with an owner of 50% of the entity owning the vessel, pursuant to which he is entitled to 20% of any increase in the value of this owner's interest in the ship. The remaining two vessels are owned by unaffiliated parties. Pursuant to the contribution agreement for each of these vessels:

    - We will (subject to the terms and conditions of the agreement) acquire the vessel in exchange for the amount of our common stock allocated to the vessel on the basis described above and the repayment of indebtedness secured by the vessel in the aggregate amount for all of these vessels of $40.5 million. As of the date hereof, we have issued the shares of our common stock allocated to the vessel to an escrow to be held until the closing of the acquisition of the vessel. At the closing, the escrow agent will transfer the shares to the sellers of the vessel. If the acquisition does not close, the escrow agent will return the shares to us, and Mr. Georgiopoulos will return a pro rata portion of the shares he received in respect of old General Maritime.

    - Our acquisition of the vessel is subject to conditions including the continuing accuracy of the representations and warranties of the seller and the seller's compliance with covenants and a satisfactory inspection by us.

    - The seller of the vessel makes representations and warranties to us in respect of matters relating to its authorization of the agreement, title to the vessel and qualification to receive our common stock under securities laws. Our remedy in respect of these representations will be limited to the number of shares issued to the seller at the initial price to the public in this offering or an equivalent amount in cash if such shares have been disposed of. These representations and warranties survive two years after the date of delivery of the vessel.

    - Following the closing of this offering, we will be required to pay the sellers a deposit equal to 10% of the appraised value of each vessel. The aggregate deposit will be $6.0 million.

    - These contribution agreements are subject to, among other things, our completion of this offering not later than June 15, 2001. If we fail to complete this offering by that date, we may not be able to purchase these three vessels. These contribution agreements also provide that if the seller of a vessel satisfies all of the conditions to the sale of the vessel and we fail to take delivery of the vessels, we will forfeit all or a portion of our $6.0 million deposit.

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CONTRIBUTION OF THE OLD GENERAL MARITIME CORPORATION

    On the date of this prospectus, we are acquiring the old General Maritime Corporation from Peter C. Georgiopoulos in exchange for an amount of common stock valued at the price to the public in this offering equal to 10% of the difference between the aggregate relative value of all of the 22 vessels contributed to us calculated as described in the third paragraph of this section captioned "Recapitalization and Acquisitions" and the total value of all shares of common stock to be outstanding prior to this offering at that price, which amount will not be subject to the recalculation adjustment described in "Recapitalization and Acquisitions--Description of Plan of Recapitalization--Contribution of Affiliated Limited Partnerships." The terms of our agreement with Peter C. Georgiopoulos to acquire the old General Maritime Corporation are otherwise substantially similar to those of our agreements to acquire the seven affiliated limited partnerships, including the representations and warranties that Peter C. Georgiopoulos is making to us, the six-month indemnity escrow of 10% of the shares otherwise issuable to Peter C. Georgiopoulos, and the other terms on which we may seek indemnification.

    As a result of all of the contribution transactions described above and based on an average offering price of $18.00 per share, we estimate that Peter
C. Georgiopoulos will receive shares of our common stock equal to (i) 1,027,425 shares in respect of the old General Maritime Corporation and (ii) 2,672,114 shares in exchange for or as a distribution in respect of the general partner interest in the vessel owners of 14 of our vessels. Mr. Georgiopoulos will retain his interest in the two limited liability companies affiliated with Wexford Capital LLC for which his affiliates acted as operating member. If the limited liability companies affiliated with Wexford entities distributed the shares of common stock they hold to the equity holders (assuming that the shares were valued for this purpose at the assumed initial public offering price of $18.00 per share), we estimate that Peter C. Georgiopoulos would receive 644,435 shares of our common stock. This estimate assumes a distribution of shares in accordance with the distribution provisions of the governing agreements of these companies which would go pro rata to the members, including an affiliate of Mr. Georgiopoulos, in accordance with its capital contributions. An affiliate of Mr. Georgiopoulos is also entitled to receive 20% of any amounts which the other members receive after it has recovered its capital plus a preferred return. This estimate is only for the purpose of describing the magnitude of the interest of Mr. Georgiopoulos in these companies. Mr. Georgiopoulos cannot cause these companies to make a distribution and the agreements governing the companies do not contemplate distribution of securities which are not freely tradeable.

    An affiliate of Peter C. Georgiopoulos is a party to an agreement with an owner of 50% of the entity owning one of the vessels we have an agreement to acquire following the closing of this offering, pursuant to which the affiliate is entitled to 20% of any increase in the value of this owner's interest in the vessel. The agreement does not provide for distribution of proceeds in the form of securities to the affiliate of Mr. Georgiopoulos and the affiliate does not have any voting or disposition rights with respect to any securities owned by the entity with which he has this agreement. If this entity were to distribute to the affiliate of Mr. Georgiopoulos its portion of the proceeds in the form of shares of our common stock (assuming an assumed initial public offering price of $18.00 per share and excluding related costs and expenses to the entity), we estimate that Mr. Georgiopoulos would receive 13,200 shares of our common stock. For further information, see the discussion under the heading entitled "Certain Relationships and Related Transactions" in this prospectus.

ACQUISITIONS

ACQUISITION OF VESSELS

    We have an agreement to acquire seven vessels for an aggregate purchase price of approximately $212.5 million. Our acquisition of each of these vessels is subject to conditions including the successful completion of this offering and a satisfactory inspection of each vessel in accordance with the terms

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and conditions of the acquisition agreement. Following the closing of this offering, we will be required to pay the seller a deposit equal to 10% of the purchase price for each vessel and will be required to pay the balance of the purchase price in cash at the time of delivery of each vessel. The aggregate deposit will be $21.2 million. Subject to the terms of the acquisition agreement, we expect to take delivery of each vessel free from charter over the next several months following the closing of this offering. The acquisition agreement is subject to, among other things, our completion of this offering not later than June 15, 2001. If we fail to complete this offering by that date, we may not be able to purchase these seven vessels. The acquisition agreement also provides that if the seller of the vessels satisfies all of the conditions to the sale of the vessels and we fail to take delivery of the vessels, we will forfeit all or a portion of our $21.2 million deposit.

ACQUISITION OF UNITED OVERSEAS TANKERS LTD.

    We are acquiring all of the issued and outstanding shares of common stock of United Overseas Tankers Ltd. from its sole stockholder pursuant to a purchase agreement. Pursuant to this agreement:

    - We are paying approximately $6.2 million in cash from the proceeds of this offering, subject to adjustment, for all of the issued and outstanding shares of common stock of United Overseas Tankers. The actual purchase price will be $6.0 million increased or decreased by the company's accounts receivable and cash minus accounts payable and indebtedness.

    - The amount of cash initially paid for the issued and outstanding shares of common stock of United Overseas Tankers Ltd. is based upon an estimate at the closing date. This amount will be finalized based on a closing balance sheet. Pursuant to the purchase agreement, we have the right to withhold a percentage of the purchase price for two years to satisfy any claims pursuant to the purchase agreement.

    - United Overseas Tankers Ltd. and its sole stockholder make representations and warranties to us in respect of matters relating to the company, its assets, liabilities and operations, and authorization of the agreement and title to the transferred shares. Our remedy in respect of these representations is limited to the purchase price for the shares. These representations and warranties survive two years after the closing date.

RESTRICTIONS ON TRANSFER

    Each of our shareholders and option holders has agreed not to offer, sell, offer to sell or otherwise convey to any unaffiliated party any of the shares of our common stock acquired in the recapitalization described above for a period of 180 days after the completion of this offering without the written consent of Lehman Brothers Inc. In addition, shares of our common stock acquired in the recapitalization will be considered restricted shares under Rule 144 of the Securities Act. You should read the discussion under the heading entitled "Shares Eligible For Future Sale" for further information concerning restrictions on transfers of these shares after this offering.

                             PRINCIPAL SHAREHOLDERS

    The following table provides information regarding beneficial ownership of our common stock before this offering and as adjusted to reflect the sale of common stock in this offering, by:

    - each person, group or entity who beneficially owns more than 5% of our stock;

    - each of our directors;

    - each of our named executive officers; and

    - all of our directors and executive officers as a group.

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    The following table reflects the number of shares of our common stock outstanding as of the date of this prospectus and assumes completion of all of the transactions contemplated by our recapitalization. The table reflects percentages of beneficial ownership (i) if the underwriters' over-allotment option is not exercised and (ii) if the underwriters' over-allotment option is exercised in full. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest. The amounts and percentages of our common stock beneficially owned by the persons set forth in the table below are based on the estimated delivery of shares in our recapitalization described under the caption "Recapitalization and Acquisitions" using estimates of the value of our vessels and the assets and liabilities to be transferred to us in the recapitalization as of March 31, 2001, and an assumed initial public offering price of $18.00. The value of these vessels, assets and liabilities will be initially estimated at the date of the recapitalization and shares delivered to former owners of vessels will thereafter be adjusted based upon adjustments to these amounts and other events provided in our plan of recapitalization. See "Recapitalization and Acquisitions." In addition, the number of shares outstanding after the closing of this offering will vary if we do not close any of the acquisitions of the three vessels that we have agreements to acquire for shares of common stock and repayment of indebtedness following the closing of this offering.

                                                                          PERCENTAGE OF BENEFICIAL OWNERSHIP (2)
                                                                        -------------------------------------------
                                                       NUMBER OF                   AFTER OFFERING   AFTER OFFERING
                                                    SHARES OF COMMON                (ASSUMING NO       (ASSUMING
                                                   STOCK BENEFICIALLY               EXERCISE OF       EXERCISE OF
                                                      OWNED BEFORE       BEFORE    OVER-ALLOTMENT   OVER-ALLOTMENT
NAME AND ADDRESS (1)                                    OFFERING        OFFERING      OPTION)       OPTION IN FULL)
--------------------                               ------------------   --------   --------------   ---------------
Peter C. Georgiopoulos (3)......................         3,699,539        12.8          10.0              9.7
John P. Tavlarios...............................         48,000 (4)          *             *                *
James C. Christodoulou..........................         16,000 (5)          *             *                *
John C. Georgiopoulos...........................         16,000 (5)          *             *                *
Sir Peter G. Cazalet............................          2,000 (6)          *             *                *
William J. Crabtree.............................          2,000 (6)          *             *                *
Rex W. Harrington...............................          2,000 (6)          *             *                *
Stephen A. Kaplan (7)...........................          2,000 (6)          *             *                *
Peter S. Shaerf.................................          2,000 (6)          *             *                *
The Beacon Group (8)............................         1,685,315         5.8           4.6              4.4
Blystad Shipholdings Inc. (9)...................         1,493,803         5.2           4.0              3.9
Entities affiliated with Moore Capital
  Management, Inc. (10).........................         2,478,209         8.5           6.7              6.5
Oaktree Capital Management, LLC (7).............         9,001,146        31.0          24.3             23.6
Wexford Capital LLC (11)........................         5,095,148        17.6          13.8             13.3
Joseph Jacobs (11)..............................         5,095,148        17.6          13.8             13.3
Charles Davidson (11)...........................         5,095,148        17.6          13.8             13.3
All executive officers and directors as a group
  (9 persons)...................................         3,789,539        13.1          10.2              9.9

------------------------------

  * Represents less than 1% of the outstanding shares of common stock.

 (1) Except for Mr. Tavlarios, Mr. Christodoulou, Mr. John Georgiopoulos, Sir Peter Cazalet, Mr. Crabtree, Mr. Harrington and Mr. Shaerf, all of the shareholders identified in the table were beneficial holders of equity interests in entities which we acquired or from which we acquired vessels in connection with our recapitalization.

 (2) Assumes closing of acquisitions of vessels we have agreements to acquire for shares of common stock after the closing of this offering.

 (3) Mr. Georgiopolous's address is c/o General Maritime Corporation, 35 West 56th Street, New York, NY 10019. The shares beneficially owned by
     Mr. Georgiopoulos do not include shares subject to options to purchase 350,000 shares of our common stock, 87,500 of which vest on each of the first four anniversaries of the closing of this offering or 657,635 shares beneficially owned by affiliates of Wexford Capital LLC which are owned by two limited liability companies for which affiliates of Mr. Georgiopoulos acted as operating member and KS Stavanger Prince, in which Peter C. Georgiopoulos has an interest. See discussion under heading "Recapitalization and Acquisitions--Description of Plan of Recapitalization--Contribution of the Old General Maritime Corporation."

 (4) Includes shares subject to options to purchase 48,000 shares of our common stock which vest upon the closing of this offering. Does not include shares subject to options to purchase 192,000 shares of our common stock, 48,000 shares of which vest on each of the first four anniversaries of the closing of this offering.

 (5) Includes shares subject to options to purchase 16,000 shares of our common stock which vest upon the closing of this offering. Does not include shares subject to options to purchase 64,000 shares of our common stock, 16,000 shares of which vest on each of the first four anniversaries of the closing of this offering.

 (6) Includes shares subject to options to purchase 2,000 shares of our common stock which vest upon the closing of this offering.

 (7) Each of Mr. Kaplan's and Oaktree Capital Management LLC's address is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Oaktree Capital Management, LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended, is the general partner of OCM Principal Opportunities Fund, L.P. The shares reported herein are held directly by OCM Ajax Investments, Inc., a wholly owned subsidiary of the OCM Principal Opportunities Fund, L.P. Shortly after the offering, OCM Ajax Investments, Inc. will be dissolved and all of the shares held by OCM Ajax Investments, Inc. will be distributed to the OCM Principal Opportunities Fund, L.P. as its sole shareholder. As the general partner of the OCM Principal Opportunities Fund, L.P., Oaktree Capital Management, LLC will have voting and dispositive power over the shares that will be held by the OCM Principal Opportunities Fund, L.P. Although Oaktree Capital Management, LLC may be deemed to beneficially own such shares for purposes of Section 13 of the Securities Exchange Act of 1934, Oaktree Capital Management, LLC disclaims beneficial ownership of such shares except to the extent of its direct and indirect pecuniary interest therein. Mr. Kaplan, a director of our company, is a Principal of Oaktree Capital Management, LLC. To the extent Mr. Kaplan participates in the process to vote or dispose of such shares, he may be deemed under certain circumstances for purposes of
     Section 13 of the Securities Exchange Act of 1934 to be the beneficial owner of such shares. Mr. Kaplan, however, disclaims beneficial ownership of such shares except to the extent of his direct and indirect pecuniary interest therein.

 (8) The Beacon Group's address is c/o The Beacon Group Energy Investment Fund, 1221 Avenue of the Americas, New York, NY 10020. All of the shares beneficially owned by The Beacon Group are owned by GMC (Ajax) LLC, GMC
     (Alta) LLC, GMC (Jupiter) LLC, GMC (President) LLC and GMC (Nausicca) LLC, each a limited liability company owned by The Beacon Group Energy Investment Fund, an investment fund managed by The Beacon Group.

 (9) Blystad Shipholdings Inc.'s address is 70 Broad Street, Monrovia, Liberia. Blystad Shipholding Inc.'s ownership of these shares is subject to the closing of our acquisition of two vessels that we have agreements to acquire following the closing of this offering.

(10) Moore Capital Management, Inc.'s address is 1251 Avenue of the Americas, 53rd Floor, New York, NY 10020. Includes 1,243,276 shares held of record or beneficially by Multi-Strategies Fund Ltd. and 1,234,934 shares held of record or beneficially by Belvedere Maritime Holdings LLC. Moore Capital Management, Inc. exercises voting and investment power with respect to portfolio assets held by Multi-Strategies Fund Ltd. Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the sole member of Belvedere Maritime Holdings LLC. As a result, Mr. Bacon may be deemed to be the beneficial owner of the aggregate shares held of record or beneficially by Multi-Strategies Fund Ltd. and Belvedere Maritime Holdings LLC.

(11) Wexford Capital LLC's address is 411 West Putnam Avenue, Greenwich, CT 06830. The shares listed for Wexford Capital LLC represent shares owned by limited liability companies and limited partnerships, each of which is controlled by Wexford Capital LLC. The shares listed for Joseph Jacobs and Charles Davidson represent the shares beneficially owned by Wexford Capital LLC, of which Joseph Jacobs and Charles Davidson are controlling members.

                          DESCRIPTION OF INDEBTEDNESS

GENERAL

    We have financed the acquisition of 14 of our vessels through 12 loan facilities entered into by our subsidiaries. These loan facilities are grouped in seven packages, five of which consist of both senior and junior loan facilities and two of which consist of only senior loan facilities. As of March 31, 2001, the aggregate principal amount outstanding under our senior loan facilities was $204.4 million and the aggregate principal amount outstanding under our junior loan facilities was $18.4 million. Subject to certain exceptions set forth in the credit agreements, the interest rates applicable from time to time during an interest period range from 1.125% to 2.0%, with respect to the senior loan facilities, and 3.0%, with respect to our junior loan facilities, over LIBOR. Eleven of our loan facilities are with a single lender as facility agent.

REFINANCING

NEW LOAN FACILITY

    At the time of this offering, we are entering into a new loan facility agreement pursuant to which our lenders have agreed, subject to, among other things, the successful completion of this offering, to refinance all of our existing loan facilities with a proposed new loan facility at the closing of this offering. This new loan facility will have a lower interest rate than our current loan facilities and will provide us with greater flexibility to properly manage our cash flow. The new loan facility will be in the aggregate amount of $300.0 million, comprised of a $200.0 million term loan and a $100.0 million revolving credit facility, and will have a five-year maturity.

    This new loan facility will contain general covenants and events of default of the same type discussed below for the existing loan facilities which will be refinanced by this new loan facility, but the financial covenants will be based on aggregate fleet values and financial data.

    This new loan facility will contain financial covenants requiring us to:

    - ensure that the fair market value of our mortgaged vessels at all times exceed 130% of the aggregate principal amount of the loans;

    - meet interest coverage tests;

    - meet minimum working capital requirements;

    - meet maximum leverage requirements; and

    - maintain minimum net worth requirements.

    Under the general covenants, except as set forth in the new loan facility agreement and subject to other exceptions, neither we nor our subsidiaries are permitted to have any restriction on the right to (1) pay dividends or make distributions on equity owned by us or any of our subsidiaries, (2) make loans or advances to us or any of our subsidiaries or (3) transfer any of our or our subsidiaries' properties or assets. Neither we nor our subsidiaries are permitted to pay any dividends, except that (1) a subsidiary may pay dividends to us or any of our wholly owned subsidiaries, (2) a non-wholly owned subsidiary may pay dividends if we or a subsidiary that has the equity interest in the non-wholly owned subsidiary receives at least its proportionate share of the dividend, (3) as long as there is no default or event of default both before and after payment, we can repurchase up to $1.0 million in any fiscal year of our outstanding equity interests held by employees, officer or directors after they leave us, and (4) we may pay dividends in connection with our recapitalization, equity financing, refinancing and initial borrowing under this new loan facility agreement and the payment of related fees and expenses.

    The term loan will require us to make 20 quarterly principal repayments while the revolving credit facility will require us to pay the amount outstanding upon maturity. Both the term loan and the revolving credit facility will bear an interest rate of 1.5% over LIBOR for the outstanding portion while the revolving credit facility will require us to pay a fee of 0.625% for the unused portion. This new loan facility will be collateralized by all of the 19 vessels that we will acquire at the time of this offering and one of the vessels that we have an agreement to acquire following the closing of this offering. Each of our subsidiaries which directly or indirectly owns one of these 20 mortgaged vessels will guarantee loans made under this new loan facility and we or our subsidiaries, as applicable, will pledge our shares of each of these subsidiaries. We intend to draw upon this new loan facility to repay indebtedness secured by the five vessels we have agreements to acquire at the closing of this offering and one vessel we have an agreement to acquire following the closing of this offering that are not owned by limited partnerships for which corporations owned by Peter C. Georgiopoulos acted as managing general partner. This new loan facility will expire on June 28, 2001 if our initial borrowing under this loan facility is not completed by that date.

    Our principal repayments for the term loan of the new loan facility scheduled through its five-year maturity are as follows:

                   Principal Repayments (dollars in millions)

YEAR                    PRINCIPAL PAYMENT
----                    -----------------
2001.................         $ 23.0
2002.................         $ 46.0
2003.................         $ 41.0
2004.................         $ 36.0
2005.................         $ 36.0
2006.................         $ 18.0

ADDITIONAL LOAN FACILITY

    We have received a commitment letter from our lead bank pursuant to which it has agreed, subject to several terms and conditions, to provide us with an additional loan facility after the closing of this offering to finance the acquisition of seven vessels that we have agreed to acquire for cash after the closing of this offering. The additional loan facility is expected to be in the aggregate amount of $165.0 million, comprised of a $115.0 million term loan and a $50.0 million revolving credit facility, and will have a five-year maturity. We expect that this additional loan facility will contain financial covenants, general covenants and events of default which are substantially similar to those set forth in the new loan facility described above, but the financial covenants will be based on the aggregate values and financial data of nine of the 10 vessels we have agreements to acquire following the closing of this offering. The term loan is expected to require us to make 20 quarterly principal repayments while the revolving credit facility is expected to require us to pay the amounts outstanding upon maturity. Both the term loan and the revolving credit facility are expected to bear an interest rate of 1.5% over LIBOR for the outstanding portion while the revolving credit facility is expected to require us to pay a fee of 0.625% for the unused portion. We intend to use this loan facility as well as the proceeds from this offering and available credit from our revolving credit facility described above to finance the acquisition of the seven vessels described above. This additional loan facility is expected to be collateralized by nine of the 10 vessels we have agreements to acquire following the closing of this offering. We expect that each of our direct and indirect subsidiaries which own nine of these 10 mortgaged vessels will guarantee loans made under this additional loan facility and we and our subsidiaries, as appropriate, will pledge our shares of each of these subsidiaries. If we are unable to obtain this loan facility, we will not be able to acquire the seven additional vessels after the closing of this offering. The commitment letter with respect to this additional loan facility will expire on June 29, 2001 if our initial borrowing under this additional loan facility is not completed by that date.

    Our principal repayments for the term loan of the additional loan facility scheduled through its five-year maturity are expected to be as follows:

                    Principal Payments (dollars in millions)

YEAR                    PRINCIPAL PAYMENT
----                    -----------------
2001.................         $ 13.5
2002.................         $ 27.0
2003.................         $ 21.5
2004.................         $ 16.0
2005.................         $ 16.0
2006.................         $ 21.0

EXISTING LOAN FACILITIES

REPAYMENT, MANDATORY PREPAYMENT AND VOLUNTARY PREPAYMENT

    Our senior loan facilities require monthly or quarterly principal repayments with a final payment for the remaining outstanding balance payable at the maturity of each loan facility. Our junior loan facilities require quarterly payments of interest with the full principal payable at maturity.

    Pursuant to the terms of some of our loan facility agreements, we have mandatory prepayment obligations pursuant to which we must prepay the amount the borrower subsidiary holds in cash in excess of a pre-determined amount.

    Subject to conditions set forth in our loan facility agreements, we may make voluntary prepayments, but in some circumstances must pay a prepayment fee equal to a percentage of the amount prepaid. We currently anticipate using a portion of the net proceeds of this offering to reduce our outstanding borrowings under our loan facilities by an aggregate amount of $70.1 million.

SECURITY AND GUARANTY

    Our obligations under each of our loan facility agreements are secured by one or more of the following:

    - a mortgage on the vessel financed through the applicable loan facility;

    - pledges of our shares of capital stock of our subsidiaries; and

    - a lien on some or all of the assets of the subsidiary party to the loan facility agreement.

Several of our loan facilities are collateralized by more than one vessel.

    Prior to our recapitalization, obligations of each borrower under the loan facilities for the financing of the purchase of GENMAR AJAX, GENMAR AGAMEMNON, GENMAR GABRIEL, GENMAR MACEDON, GENMAR MINOTAUR, GENMAR CONSTANTINE, GENMAR GEORGE, GENMAR SPARTIATE, GENMAR ZOE and ALTA were guaranteed by entities affiliated with the borrower. Accordingly, we may need to guarantee the obligations of the borrowers under those loan facilities in connection with our recapitalization.

FINANCIAL AND GENERAL COVENANTS

    We are required to comply with the financial and general covenants set forth in the loan facility agreements. We believe that the terms and conditions of our loan facilities are consistent with loan facilities incurred by other shipping companies.

    The financial covenants set forth in our loan facility agreements require the borrower and, in some cases, the guarantor of the borrower's obligations, to, among other things:

    - ensure that the fair market value of its vessel at all times equals or exceeds a percentage of the aggregate principal amount outstanding ranging from 110% to 140%, depending on the loan facility agreement; and

    - maintain at all times a minimum cash balances and working capital, defined for this purpose as current assets minus current liabilities not including the current portion of long-term debt or time charter termination fees, ranging from a minimum working capital deficit of $750,000 to working capital of $750,000, depending on the loan facility agreement.

    The general covenants set forth in our loan facility agreements prohibit the borrower and, in some cases, the guarantor of the borrower's obligations, from, among other things:

    - incurring additional indebtedness;

    - permitting liens on its assets;

    - selling its capital stock or permitting any other change to its shareholding;

    - making investments exceeding specific dollar amounts with the assets of the borrower subsidiary or other contributions or advances;

    - merging into or consolidating with other entities;

    - making any distributions of its profits or assets or payments of any dividends or other distributions;

    - changing the management of or the entity that manages the vessel or terminating or materially amending the management agreement relating to the vessel; and

    - selling or otherwise disposing of its vessel or other assets.

EVENTS OF DEFAULT

    Upon the occurrence of an event of default under any of our loan facilities, the lenders may (1) require that all amounts outstanding under the loan facility be repaid immediately and terminate our ability to borrow under the relevant loan facility and (2) foreclose on the mortgages over the vessels and the related collateral. Each of the following events is, in some cases after the passage of time or notice or both, an event of default under our loan facilities:

    - non-payment of amounts due under the loan facilities;

    - breach of our covenants or undertakings;

    - misrepresentation;

    - failure to procure appropriate insurance for the vessels;

    - cross-default of certain other indebtedness;

    - event of insolvency or bankruptcy;

    - action for winding-up, dissolution or reorganization;

    - assignment of any rights or obligations under the loan facility agreements; and

    - change in control.

    As of December 31, 2000, we were in default under our loan facility agreements for breaching several financial covenants. The lenders under the loan facility agreements have waived their right to take action with respect to any of these defaults. In addition, some of the covenants of our existing loan facility agreements were amended to reduce working capital and other requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OFFICE LEASE

    We use office space for our principal executive offices in a building located at 35 West 56th Street, New York, NY currently leased by GenMar Realty LLC, a company wholly-owned by Peter C. Georgiopoulos, our Chairman and Chief Executive Officer. We do not have a lease agreement with GenMar Realty, LLC and consequently our use of this space may be terminated at any time. We pay GenMar Realty, LLC an occupancy fee for use of this space in the amount of $55,000 per month.

RECAPITALIZATION

    Prior to the transactions described in the section captioned "Recapitalization and Acquisitions," 14 of our vessels were owned by limited partnerships for which corporations owned by Peter C. Georgiopoulos acted as managing general partner. The general partners of these partnerships were entitled to receive commercial management fees. The old General Maritime Corporation which was also owned by Peter C. Georgiopoulos prior to our recapitalization was also entitled to receive a fee from the limited partners of these partnerships to compensate it for expenses relating to its organization of the partnerships. These affiliates of Peter C. Georgiopoulos received or were entitled to receive an aggregate of $496,244, $302,830 and $1,684,152, $1,094,330, $782,048 and $161,966 in these fees during the three months ended March 31, 2001, the three months ended March 31, 2000 and the years ending December 31, 2000, 1999, 1998 and 1997, respectively.

    Affiliates of the following shareholders listed under "Principal Shareholders" were limited partners of the limited partnerships for which affiliates of Peter C. Georgiopoulos acted as managing general partner and made capital contributions in the amounts indicated: The Beacon Group ($19,326,204); Moore Capital Management, Inc. ($29,843,669); and Oaktree Capital Management, LLC ($44,450,000). The managing and administrative general partners of these limited partnerships, which were wholly-owned by Peter C. Georgiopoulos, made aggregate capital contributions to these limited partnerships of $3,078,912. The interests received in respect of these limited partnership contributions will be exchanged for our common stock in the transactions described under the caption "Recapitalization and Acquisitions - Description of Plan of Recapitalization."

    Three of our vessels were owned by affiliates of Wexford Capital LLC through limited liability companies. Affiliates of Peter C. Georgiopoulos acted as operating member of the limited liability companies which indirectly owned these vessels prior to the recapitalization transactions. See "Recapitalization and Acquisitions--Description of Plan of Recapitalization." Two of our vessels were owned by affiliates of Wexford Capital LLC through limited partnerships in which Peter C. Georgiopoulos did not have an interest prior to the recapitalization transactions. During the year ended December 31, 2000, the commercial operations for all of these vessels were conducted by the old General Maritime Corporation, which was owned by Peter C. Georgiopoulos. The old General Maritime Corporation was entitled to fees for commercially managing these vessels. The amounts recognized by the old General Maritime Corporation during this period in respect of these fees were $521,375.

    The following vessels were purchased by their owners from third parties within the last two years and transferred to us in the recapitalization transactions. The amount paid to these third parties is set forth in parentheses: GENMAR GABRIEL ($18.2 million); GENMAR ZOE ($28.5 million); GENMAR ALEXANDRA ($25.5 million); GENMAR MACEDON ($28.5 million); GENMAR SPARTIATE ($28.5 million); GENMAR PERICLES ($26.5 million); GENMAR HECTOR
($26.5 million); GENMAR LEONIDAS ($25.5 million); and GENMAR NESTOR
($24.5 million). For further information about our recapitalization, see "Recapitalization and Acquisitions."

    Oaktree Capital Management, LLC, as the general partner of OCM Principal Opportunities Fund, L.P. has acted as one of the lead limited partners in connection with our recapitalization and as such we have agreed to reimburse the reasonable legal fees and expenses of Oaktree Capital Management, LLC in connection with that transaction. We have also agreed to provide Oaktree Capital Management, LLC with management consultation rights in connection with its and OCM Principal Opportunities Fund, L.P.'s status as a venture capital operating company. These rights include the right to select a representative to, among other things, (1) consult with and advise management of our company on significant business issues, (2) attend meetings of our board of directors and participate in the discussion of issues, (3) examine our books and records and visit and inspect our facilities and (4) request that we provide it with copies of all of our business and financial data as the representative may reasonably request in writing. These rights will terminate the date upon which Oaktree Capital Management, LLC, together with its affiliates, cease to beneficially hold a number of equity securities issued by us equal to or less than 10% of the equity securities held by Oaktree Capital Management, LLC and its affiliates upon the closing of this offering (as adjusted for any stock dividends, stock splits and the like with respect to such securities). See "Recapitalization and Acquisitions--Description of Plan of Recapitalization."

LOANS

    In September 1999, in connection with our acquisition of the GENMAR GABRIEL, OCM Principal Opportunities Fund, L.P., one of our shareholders, loaned us $15,000,000 pursuant to a secured promissory note. The promissory note bore interest at the rate of 10% per annum and was due and payable in March 2000. From September 1999 to June 2000, we made interest payments to OCM Principal Opportunities Fund, L.P. in the aggregate amount of $825,000. In June 2000, OCM Principal Opportunities Fund, L.P. canceled the note and contributed to our capital $15,250,000, the principal amount of the note plus the then accrued but unpaid interest.

    Peter C. Georgiopoulos, our Chairman and Chief Executive Officer, has loaned us funds for working capital. These loans did not bear interest and were due and payable on demand. The amounts outstanding under these loans as of December 31, 2000, 1999 and 1998 were $0, $173,515 and $83,807, respectively. In the fourth quarter of 2000, we loaned Peter C. Georgiopoulos funds in the aggregate amount of $485,467. These loans do not bear interest and are due and payable on demand. The full amount of these loans was outstanding on March 31, 2001.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have 37,000,000 shares of common stock outstanding. Of these shares, the shares of common stock offered hereby will be freely tradable without restriction unless these shares are held by affiliates as defined in Rule 144(a) under the Securities Act. The remaining 29,000,000 shares of common stock to be outstanding after this offering will be restricted shares under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. Subject to the lock-up agreements described below and the provisions of Rule 144, additional shares will become available for sale in the public market.

    In general, under Rule 144, an affiliate of ours, or a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, will be entitled to sell that number of shares in any three-month period that does not exceed the greater of:

    - one percent of the then outstanding shares of our common stock, which will be approximately 370,000 shares immediately after this offering, or

    - the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

    Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. A person or persons whose restricted shares are aggregated who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her restricted shares pursuant to Rule 144(k) without regard to the limitations described above.

    Each of our officers and directors, all of our shareholders, and holders of options and warrants to purchase our stock have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering, or common stock issuable upon exercise of options or warrants or the conversion of a note held by these persons, for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. This consent may be given at any time without public notice.

    We have entered into a similar agreement with the underwriters, except that we may grant options and sell shares pursuant to our option plan without their consent. There are presently no agreements between the underwriters and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

    We intend to file a registration statement on Form S-8 under the Securities Act after the date of this prospectus, to register shares issued under our equity compensation plans in connection with stock option exercises. Under our 2001 Stock Incentive Plan, options to purchase 860,000 shares of common stock have been issued and options to purchase up to an additional 2,040,000 shares of common stock may be issued in the future. Therefore, after the effective date of the Form S-8 these shares of common stock, in addition to those referred to above, may be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to lock-up agreements.

    In connection with our recapitalization, we entered into a registration rights agreement with the existing shareholders receiving 29,000,000 shares of common stock in our recapitalization. Pursuant to this registration rights agreement, we granted the existing shareholders the right to require up to five underwritten offerings (as well as additional underwritten offerings under shelf registration statements) commencing as early as six months following this offering covering their shares of common stock and piggy-back registration rights to include their shares in any registration statement we file on our own behalf or on behalf of our other shareholders. We are also required to file an unlimited number of shelf registration statements for these shareholders beginning as early as the first anniversary of the closing of this offering. These registration rights have a term of ten years but expire with respect to particular shares of common stock once the shares become freely saleable without restriction as to volume under Rule 144.

    Prior to this offering, there has been no public market for our common stock. Sales of substantial amounts of common stock or the availability of shares for sale could adversely affect prevailing market prices of our common stock and our ability to raise additional capital. You should read the discussion under the heading entitled "Risk Factors--Future sales of our common stock could cause the market price of our common stock to decline" for further information about the effect future sales could have on the market price of our common stock.

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                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Our authorized capital stock consists of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. Prior to this offering, there were no shares of our common stock outstanding and we had no shareholders of record of our common stock. As of the date of this prospectus, there were 29,000,000 shares of our common stock outstanding and we had one shareholder of record of our common stock, the escrow agent in connection with our plan of recapitalization.

    After giving effect to the sale of the common stock in this offering, we will have a total of 37,000,000 shares of common stock outstanding, assuming that the underwriters do not exercise their over-allotment option.

COMMON STOCK

    VOTING

    - one vote for each share held of record on all matters submitted to a vote of our shareholders

    - no cumulative voting rights

    - election of directors by plurality of votes cast

    - all other matters by majority of votes cast

    DIVIDENDS

    - our board of directors may only declare dividends out of legally available funds

    ADDITIONAL RIGHTS

    - common shareholders are entitled to receive ratably net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up

    - no preemptive rights

    - no subscription rights

    - no redemption rights

    - no sinking fund rights

    - no conversion rights

    The rights and preferences of common shareholders, including the right to elect directors, are subject to the rights of any series of preferred stock we may issue in the future.

PREFERRED STOCK

    Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any vote or action of our shareholders, to issue up to 5,000,000 shares of "blank check" preferred stock in one or more series and to fix the related rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption terms (including sinking fund provisions) and liquidation preferences and the number of shares constituting a series or the designation of a series.

    The rights of the holders of our common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Our board of directors may designate and fix rights, preferences, privileges and restrictions of each series of preferred stock which are greater than those of our common stock. Our issuance of preferred stock could, among other things:

    - restrict dividends on our common stock;

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    - dilute the voting power of our common stock;

    - impair the liquidation rights of our common stock; or

    - discourage, delay or prevent a change of control of our company.

Although we currently have no plans to issue shares of blank check preferred stock, we may issue them in the future.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER DOCUMENTS.

    Several provisions of our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

BLANK CHECK PREFERRED STOCK

    Under the terms of our amended and restated certificate or incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 5,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

CLASSIFIED BOARD OF DIRECTORS

    Our amended and restated articles of incorporation provides for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

BUSINESS COMBINATIONS

    Although the Marshall Islands Business Corporations Act does not contain specific provisions regarding "business combinations" between corporations organized under the laws of the Republic of the Marshall Islands and "interested shareholders," we have included these provisions in our amended and restated articles of incorporation. Our amended and restated articles of incorporation contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

    - prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

    - upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

    - on or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and

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      authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; or

    - the shareholder became an interested shareholder pursuant to our plan of recapitalization or is Peter C. Georgiopoulos, Oaktree Capital Management, LLC or Wexford Capital LLC or an affiliate or associate of any of them.

For purposes of these provisions, a "business combination" includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an "interested shareholder" is any person or entity that beneficially owns 15% or more of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

ELECTION AND REMOVAL OF DIRECTORS

    Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

LIMITED ACTIONS BY SHAREHOLDERS

    Our amended and restated articles of incorporation and our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our by-laws provide that, subject to certain exceptions, only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

AMENDMENTS TO ARTICLES OF INCORPORATION

    Our amended and restated articles of incorporation require the affirmative vote of the holders of not less than 80% of our shares entitled to vote in an election of directors to amend, alter, change or repeal the following provisions in our amended and restated articles of incorporation:

    - the classified board and director removal provisions;

    - the requirement that action by written consent of the shareholders be taken by unanimous consent;

    - limitations on the power of our shareholders to amend our by-laws;

    - the limitation on business combinations between us and interested shareholders; and

    - the provisions requiring the affirmative vote of the holders of not less than 80% of our shares entitled to vote in an election of directors to amend to the foregoing provisions.

This requirement makes it more difficult for our stockholders to make changes to the provisions in our articles of incorporation that could have anti-takeover effects.

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RESTRICTION ON ADOPTION OF STOCKHOLDER RIGHTS AGREEMENTS

    In connection with our recapitalization, we have agreed that for four years we will be required to obtain the consent of holders of a majority of the shares issued in our recapitalization prior to our implementation of any stockholder rights agreement under which our stockholders would be issued rights under which stockholders (other than the acquiring person) would be allowed to purchase our securities at a discount of more than 20% upon a person becoming the owner of more than a specified percentage or number of our securities. See "Recapitalization and Acquisitions."

TRANSFER AGENT

    The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

NEW YORK STOCK EXCHANGE LISTING

    Our application for approval of our common stock for quotation on the New York Stock Exchange under the symbol "GMR" has been approved, subject to notice of issuance.

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                               TAX CONSIDERATIONS

TAXATION OF GENERAL MARITIME

    The following discussion is a summary of the principal United States federal and Marshall Islands tax laws applicable to our business. The following discussion of tax matters, as well as the conclusions regarding certain issues of tax law that are reflected in the discussion, are based on current law and upon the advice we received from our counsel. The advice is based, in part, on representations made by our officers, some of which relate to anticipated future factual matters and circumstances. We cannot assure you that existing laws or their interpretations will not change, that any change in existing laws or in their interpretations will not be retroactive, or that anticipated future factual matters and circumstances will in fact occur. The following discussion is for general information only. Our views and our counsels' views have no binding effect or official status of any kind, and we cannot assure you that the conclusions discussed below would be sustained if challenged by taxing authorities.

UNITED STATES FEDERAL INCOME TAXATION

    The following discussion is based on the advice of Kramer Levin Naftalis & Frankel LLP, special United States tax counsel to the company. The following discussion is based upon the provisions of the U.S. Internal Revenue Code, or the "Code", existing and proposed U.S. Treasury Department regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date of this offering, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed herein.

    It is anticipated that substantially all of our gross income will be derived from and attributable to the ownership, use and operation of vessels in international commerce by us and our wholly-owned subsidiaries and will principally consist of income from time and voyage charters and from the performance of services directly related to the ownership, use and operation of our vessels. This income is referred to in this discussion as shipping income. For purposes of this discussion, unless stated otherwise references to our shipping income include the shipping income of our subsidiaries and references to our United States taxation include the United States taxation of our subsidiaries.

    SECTION 883 EXEMPTION

    If we qualify for an exemption from United States federal income tax pursuant to Section 883 of the Code, our shipping income will not be subject to federal income tax in the United States. We believe that we will qualify for the exemption immediately following the offering. However, there can be no assurance that we will satisfy the exemption requirements immediately after the offering or that we will continue to qualify for the exemption under Section 883 of the Code in the future.

    Our shipping income will qualify for the exemption under Section 883 of the Code for a taxable year if:

    - our subsidiary generating the shipping income (or our company, with respect to shipping income of a subsidiary that is not treated as a corporation for United States federal income tax purposes) is organized in a foreign country that grants an equivalent exemption from tax to corporations organized in the United States and

    - either

       - our stock is primarily and regularly traded on an established securities market in the United States or in a country that provides an equivalent exemption during the applicable taxable year (the "publicly traded requirement");

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       - more than 50% of our stock is treated as owned, directly or indirectly, for at least half of the number of days in the taxable year by "qualified shareholders" (the "ownership requirement") or

       - we are a controlled foreign corporation (as defined below) and other applicable conditions are met.

    The U.S. Treasury Department has recognized the Cayman Islands, the Bahamas and Panama, where our subsidiaries are organized, as well as the Republic of the Marshall Islands, our country of organization, as foreign countries that grant an equivalent exemption to U.S. corporations. Our qualification for the
Section 883 exemption should thus depend solely upon whether we meet the publicly traded requirement, the ownership requirement or the controlled foreign corporation test.

    As explained below, we expect to satisfy the publicly traded requirement immediately following the offering. However, there can be no assurance that we will do so or that we will continue to satisfy the test in the future. We do not anticipate satisfying the ownership test immediately following the offering. Nor do we anticipate being a controlled foreign corporation. See "Tax Consequences to Holders-United States federal income tax consequences to holders" below. In addition, under the proposed regulations discussed below, even if we satisfy the publicly traded requirement, certain of our subsidiaries may not qualify for the
Section 883 exemption for the current year if the offering does not occur on or prior to July 1 of this year. This is so since under the proposed regulations a subsidiary of a publicly traded corporation will qualify for the Section 883 exemption only if the publicly traded corporation owns the subsidiary for at least half of the number of days of the subsidiary's taxable year, which may not be true with respect to certain of our subsidiaries if this offering does not occur on or prior to July 1 of this year.

    THE PUBLICLY TRADED AND OWNERSHIP REQUIREMENTS

    There are currently no rules in effect that interpret the publicly traded and ownership requirements. However, proposed regulations were recently issued that define the scope of the publicly traded and ownership requirements. For purposes of the discussion below, it is assumed that the proposed regulations, or rules similar to those set forth in the proposed regulations, will be applicable to determine satisfaction of the publicly traded and ownership requirements. However, there can be no assurance that the regulations, when finalized, will not differ from the proposed regulations.

    THE PUBLICLY TRADED REQUIREMENT. The proposed regulations define the term "primarily and regularly traded on an established securities market," for purposes of the publicly traded requirement. In addition, in interpreting the publicly traded requirement prior to the issuance of the proposed regulations, the Internal Revenue Service, in a technical advice memorandum (on which taxpayers cannot rely), had looked to regulations that interpret a similar publicly traded requirement in another context. Those regulations in their final form are similar to the proposed regulations.

    Under the proposed regulations, stock traded on an established security market in the United States will be considered to be "primarily and regularly traded" on that market if:

    - the number of shares that are traded during any taxable year on that market exceeds the number of shares traded during that year on any other established securities market;

    - stock representing 80% or more of the issuer's outstanding shares (by voting power and value) is listed on that market; and

    - the stock is regularly quoted by brokers and dealers making a market in the stock.

    Following the offering, we anticipate that all of our common stock, the sole class of our stock that is issued and outstanding, will be listed on the New York Stock Exchange, which is an established

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securities market in the United States. In addition, we anticipate that our stock will be regularly quoted by brokers and dealers making a market in our stock.

    However, the proposed regulations also provide, in pertinent part, that stock will not meet the publicly traded requirement for any taxable year in which 50% or more of the outstanding shares of the stock is owned (or is deemed to be owned under applicable rules) at any time during the taxable year by persons who each own (or are deemed to own under applicable rules) 5% or more of the value of the outstanding shares of the stock.

    We anticipate that, immediately following the offering, and taking into account all of the shares to be outstanding upon completion of the recapitalization, those persons owning 5% or more of our stock will own or will be deemed to own under applicable rules less than 50%, but more than 40%, of our stock, assuming that no person acquires 5% or more of our stock pursuant to the offering. In addition, prior to the recapitalization, no shares of our company were issued and outstanding. Therefore, we expect to satisfy the publicly traded requirement immediately following the offering. However, 50% or more of our stock may be held by 5% shareholders immediately following the offering, and thus we may not satisfy the publicly traded requirement, if one or more persons purchases 5% or more of our outstanding stock in the offering. Similarly, even if we satisfy the publicly traded requirement immediately after the offering, we may not satisfy the requirement in the future due to persons acquiring and holding 5% or more of our stock. In addition, we may not be treated as satisfying the publicly traded requirement immediately before or immediately after the offering if at the time of the commencement of the recapitalization, or at the time of the closing of the offering, all of the shares to be outstanding upon completion of the recapitalization were not taken into account.

    THE OWNERSHIP REQUIREMENT. The proposed regulations also address whether a corporation's shareholders are "qualified shareholders" for purposes of the ownership requirement. In general, shareholders will be qualified shareholders only if the shareholders:

    - are residents of a country that grants an equivalent exemption (as discussed above);

    - do not own their interests in the corporation through bearer shares;

    - provide required documentation to the corporation and the corporation satisfies applicable reporting requirements; and

    - are either (A) individuals (other than beneficiaries of a pension fund),
      (B) certain governmental entities, (C) foreign corporations organized in a country that grants an equivalent exemption and that satisfy the publicly traded requirement, (D) certain not-for-profit organizations organized in a country that grants an equivalent exemption or (E) beneficiaries of certain pension funds. For these purposes, stock owned by a corporation, partnership, estate or trust is treated as proportionately owned by its shareholders, partners or beneficiaries, as the case may be.

    We do not believe that we will satisfy the ownership requirement following the offering since we do not believe that more than 50% of our stock will be owned by residents of countries that grant equivalent exemptions. However, if in the future we believe that more than 50% of our stock is owned by residents of countries that grant equivalent exemptions (and that we do not satisfy the publicly traded requirement), we may seek documentation from our shareholders that may enable us to satisfy the ownership requirement.

    GROSS INCOME TAX

    If our shipping income is not exempt from U.S. federal taxation under
Section 883 of the Code (see SECTION 883 EXEMPTION above), our shipping income will be subject to United States federal tax in an amount equal to 2% of our gross shipping income from transportation beginning or ending in the

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United States, provided the income is not otherwise subject to United States federal tax on a net income basis (see NET INCOME TAX below).

    Based upon our anticipated shipping operations, our vessels will be operated in various parts of the Atlantic basin and will engage in transportation both to or from U.S. ports and between non-U.S. ports. We do not anticipate generating any shipping income attributable to transportation that both begins and ends in the United States (coastwise trade). Our vessels are prohibited by law from engaging in coastwise trade, because our vessels were not built in the U.S. and do not sail under the U.S. flag. None of our shipping income attributable to transportation exclusively between non-U.S. ports should be subject to United States federal income tax. On average, in 1998, 1999 and 2000, approximately 98% of our gross revenues was attributable to the transportation of cargoes to or from U.S. ports. Therefore, if we were subject to the gross income tax in those years, approximately 98%, on average, of our gross shipping income would have been subject to United States federal tax at a 2% rate.

    NET INCOME TAX

    If we do not qualify for an exemption under Section 883 of the Code, then our shipping income will be subject to a United States net income tax, in lieu of the gross income tax discussed above, to the extent our shipping income is treated as "effectively connected" with the conduct by us of a U.S. trade or business. Any "effectively connected" shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35% of net income. In addition, we may be subject to a 30% branch profits tax on earnings effectively connected with the conduct of the trade or business, as determined after allowance for applicable adjustments, and on certain interest paid or deemed paid attributable to the conduct of the U.S. trade or business.

    Our U.S. source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

    - we have (or are considered to have) a fixed place of business in the United States involved in the earning of shipping income, which likely will be the case, and

    - substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, which generally means the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States (or, in the case of income from bareboat charters, is attributable to a fixed place of business in the United States).

    We do not intend to have (or permit circumstances which would result in our having) any of our subsidiaries' vessels operating to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities as described in this offering, none of our U.S. source shipping income should be effectively connected with the conduct of a U.S. trade or business. In addition, none of our foreign source shipping income should be effectively connected income. Therefore, none of our shipping income should be subject to a net income tax in the United States. This determination does not apply to any income that we may derive from bareboat charters; however, we do not anticipate having a material amount of income from bareboat charters.

    In addition to the United States income taxes that may be imposed with respect to our shipping income if we do not qualify for the Section 883 exemption, we may be subject to United States net income tax (regardless of whether we qualify for the Section 883 exemption) with respect to all or a portion of our income, if any, that is not shipping income and that is effectively connected to the conduct of a trade or business in the United States.

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    GAIN ON SALE OF VESSELS

    Except to the extent that gain from the sale of a vessel qualifies for the
Section 883 exemption, any U.S. source gain on the sale of a vessel may be partly or wholly subject to U.S. federal income tax as "effectively connected" income (determined under rules different from those discussed above) under the above described net income tax regime. However, we intend to structure sales of vessels in a manner, including but not limited, to effecting the sale and delivery of vessels outside of the United States, that will not give rise to U.S. source gain.

MARSHALL ISLANDS TAXATION

    Based on the advice of Dennis J. Reeder, Esq., our Marshall Islands tax counsel, we will not be subject to taxation under the laws of the Republic of the Marshall Islands, and distributions to us by our subsidiaries also will not be subject to any Marshall Islands tax.

TAX CONSEQUENCES TO HOLDERS

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

    In the opinion of Kramer Levin Naftalis & Frankel LLP, special U.S. tax counsel to our company, the following discussion is a summary of the material U.S. federal income tax consequences to initial holders of our common stock who acquire our common stock in the offering. The discussion which follows is based on the Code, existing and proposed Treasury Department regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed herein.

    The discussion below, except where specifically noted, does not address the effects of any state, local or non-United States tax laws. In addition, the discussion below relates to persons who hold our common stock as a capital asset. The tax treatment of a shareholder may vary depending upon the shareholder's particular situation, and some shareholders, including, for example, insurance companies, tax-exempt organizations, financial institutions, and broker-dealers, may be subject to special rules not discussed below. Holders should consult their tax advisors as to the tax consequences to them of owning our stock, including the effects of state, local and non-U.S. tax laws.

    As used in this section, a "U.S. holder" means a holder of our common stock who is, for U.S. federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the United States or any political subdivision thereof;

    - an estate whose income is subject to U.S. federal income tax regardless of its source; or

    - a trust

       - if, in general, a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or

       - that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

    As used in this section, a non-U.S. holder is a holder of our common stock who is not a U.S. holder.

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    U.S. HOLDERS

    DISTRIBUTIONS. Distributions made to U.S. holders on our common stock will be treated as dividends and taxable as ordinary income to the extent that the distributions are made out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distributions in excess of our earnings and profits will be treated first as a tax-free return of capital which reduces the U.S. holder's tax basis in our common stock to the extent thereof, and thereafter as capital gain from the sale or exchange of our common stock. The U.S. federal income tax treatment described in the immediately preceding sentence applies whether or not the distributions are treated as a return of capital for non-tax purposes. Amounts taxable as dividends generally will be treated as foreign source "passive" income for foreign tax credit purposes, provided, however, that the ratable portion of dividends, if any, paid out of earnings and profits of General Maritime from U.S. sources may be treated as U.S. source dividends for foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of the property on the date of distribution. U.S. holders of our common stock that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions by us, because we are a foreign corporation.

    DISPOSITION. Gain or loss recognized by a U.S. holder of our common stock on the sale, exchange or other taxable disposition of our common stock will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. holder's adjusted tax basis in the common stock surrendered. The gain or loss will be long term capital gain or loss if the U.S. holder's holding period for our common stock is more than one year. Any gain or loss so recognized generally will be United States source.

    ANTI-DEFERRAL REGIMES. Notwithstanding the above rules regarding distributions and dispositions, special rules may apply to some U.S. holders (or to the direct or indirect beneficial owners of some non-U.S. holders) if one or more anti-deferral regimes discussed below are applicable. The rules regarding each of these regimes are complex, and holders should consult their tax advisers with respect to the applicability and impact of these regimes to their ownership of our shares.

    CONTROLLED FOREIGN CORPORATION. We will be a "controlled foreign corporation" for a taxable year if more than 50% of our stock is owned by United States persons who own (or are deemed to own under applicable rules) 10% or more of our voting stock ("10% U.S. shareholders"). If we are a controlled foreign corporation, our 10% U.S. shareholders will be required to include in income each year their pro-rata share of our and our subsidiaries' "Subpart F income," which includes shipping income. However, our 10% U.S. shareholders in general would not be required to include in income any dividends distributed by us to the extent of any Subpart F income previously included in income by them. A controlled foreign corporation's 10% U.S. shareholders may also be required to treat some or all of the gain realized upon the disposition of their controlled foreign corporation stock as ordinary income, rather than as capital gain. We do not believe that we will be a controlled foreign corporation immediately following the offering. However, there can be no assurance that we will not be a controlled foreign corporation immediately after the offering or that we will not be a controlled foreign corporation in the future.

    PASSIVE FOREIGN INVESTMENT COMPANY. We will be a "passive foreign investment company" if either:

    - 75% or more of our gross income (including the gross income of any subsidiary) in a taxable year is passive income or

    - at least 50% of our assets (including the assets of any subsidiary) in a taxable year (averaged over the year and generally determined based upon value) are held for the production of, or produce, passive income.

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    While not entirely clear, passive income should not include shipping income.
However, passive income would include amounts derived by reason of the temporary investment of funds raised in the offering.

    We do not expect to be a passive foreign investment company at the conclusion of the offering or in the foreseeable future. However, because there are uncertainties in the application of the passive foreign investment company rules, and because it is an annual test, there can be no assurance that we will not become a passive foreign investment company in any year.

    If we become a passive foreign investment company (and regardless of whether we remain a passive foreign investment company), each U.S. person who is treated as owning our shares for purposes of the passive foreign investment company rules would be liable to pay tax, at the then prevailing income tax rates on ordinary income, plus interest, upon certain distributions and upon disposition of our shares at a gain, as if the distribution or gain had been recognized ratably over the U.S. person's holding period of our shares. The tax at ordinary rates and interest would not be imposed if the U.S. person either elects to treat the company as a "qualified electing fund" or makes a mark-to-market election, as discussed below. Further, if a qualified electing fund is not made, a U.S. holder that acquires our shares from a decedent (other than certain non-resident aliens) whose holding period for the shares includes time when we were a PFIC would be denied the normally available step-up of income tax basis for the shares to fair market value at the date of death and instead would have a tax basis limited to the decedent's tax basis.

    The above rules relating to the taxation of distributions and dispositions will not apply to a U.S. person who has made a qualified electing fund for all taxable years that the holder has held its shares and the company was a passive foreign investment company. Instead, each U.S. holder who has made a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the company as ordinary income and a pro rata share of the net capital gain of the company as long-term capital gain, regardless of whether the company has made any distributions of the earnings or gain.

    If we become a passive foreign investment company and provided our shares are marketable, a U.S. person may make a mark-to-market election. Under the election, any excess of the fair market value of the shares at the close of any tax year over the U.S. person's adjusted basis in the shares is included in the U.S. person's income as ordinary income. In addition, the excess, if any, of the U.S. person's adjusted basis at the close of any taxable year over fair market value is deductible in an amount equal to the lesser of the amount of the excess or the net mark-to-market gains on the shares that the U.S. person included in income in previous years. If a U.S. person makes a mark-to-market election after the beginning of its holding period, the U.S. person does not avoid the interest charge rule discussed above with respect to the inclusion of ordinary income attributable to periods before the election.

    PERSONAL HOLDING COMPANY AND FOREIGN PERSONAL HOLDING COMPANY. We will be classified as a personal holding company for United States federal income tax purposes for a taxable year if:

    - at any time during the last half of our taxable year, five or fewer individuals (without regard to their citizenship or residency) own (or are deemed to own under applicable rules) more than 50% of our stock by value;

    - we receive 60% or more of our U.S.-related gross income, as specifically adjusted, from certain passive sources; and

    - we are not a passive foreign investment company or a foreign personal holding company (defined below).

    A personal holding company is taxed (currently at a rate of 39.6%) on a portion of its undistributed taxable income. We believe that we are not a personal holding company. However, no assurance can be given that the PHC rules will not apply to us in the future.

    We will be a foreign personal holding company, for United States federal income tax purposes if both:

    - five or fewer individuals who are United States citizens or residents own (or are deemed to own under applicable rules) more than 50% of all classes of our stock measured by voting power or value and

    - we receive at least 60% (50% in years other than our first taxable year as a foreign personal holding company) of our gross income (regardless of source), as specifically adjusted, from certain passive sources.

    If we are classified as a foreign personal holding company, a portion of our "undistributed foreign person holding company income" (as defined for U.S. federal income tax purposes) would be imputed to all of our shareholders who are U.S. shareholders on the last taxable day of our taxable year, or, if earlier, the last day on which we are classifiable as a foreign personal holding company. That portion of our income would be taxable as a dividend, even if no cash dividend is actually paid. U.S. shareholders who dispose of their shares prior to the date set forth above would not be subject to a tax under these rules. We believe that we are not an FPHC. However, no assurance can be given that we will not qualify as an FPHC in the future.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Certain U.S. holders may be subject to information reporting with respect to payments of dividends on, and the proceeds of the disposition of, our common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. U.S. holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on, and dispositions of, our common stock.

    NON-U.S. HOLDERS

    DISTRIBUTIONS AND DISPOSITION. In general, and subject to the discussion below under "Information reporting and backup withholding," a non-U.S. holder will not be subject to U.S. federal income or withholding tax on income from distributions with respect to, or gain upon the disposition of, our common stock, unless (1) the income or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S., (2) in the case of gain realized by an individual non-U.S. holder upon a disposition of our common stock, the non-U.S. holder is present in the U.S. for 183 days or more in the taxable year of the sale and other applicable conditions are met or (3) with respect to distributions, at least 25% of our gross income for the three year period preceding the year the distribution is declared is effectively connected with the conduct by us of a trade or business in the United States, which we do not anticipate will be the case.

    In the event that clause (1) in the preceding paragraph applies, the income or gain generally will be subject to regular U.S. federal income tax in the same manner as if the income or gain, as the case may be, were realized by a U.S. holder. In addition, if the non-U.S. holder is a non-U.S. corporation, the income or gain may be subject to a branch profits tax at a rate of 30%, although a lower rate may be provided by an applicable income tax treaty. In the event that clause (2), but not clause (1), in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or a lower rate as may be provided by an applicable income tax treaty. In the event that clause (3), but not clause (1), in the preceding paragraph applies, a portion of the distribution may be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate as may be provided by an applicable income tax treaty.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. If our common stock is held by a non-U.S. holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required with respect to distributions on and dispositions of our common stock. Information reporting, and possibly backup withholding, may apply if our common stock is held by a non-U.S. holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on and dispositions of our common stock.

MARSHALL ISLANDS TAX CONSEQUENCES TO HOLDERS

    Based on the advice of Dennis J. Reeder, Esq., our Marshall Islands tax counsel, as of the date of this prospectus, there is no Marshall Islands income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by non-residents of the Marshall Islands in respect of capital gains realized on a disposition of shares of our common stock or in respect of distributions by us with respect to shares of our common stock. This discussion does not, however, apply to the taxation of persons ordinarily resident in the Marshall Islands. Marshall Islands holders should consult their tax advisors regarding possible Marshall Islands taxes with respect to dispositions of, and distributions on, shares of our common stock.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters, for whom Lehman Brothers Inc., ABN AMRO Rothschild LLC and Jefferies & Company, Inc. are acting as representatives, have severally agreed to purchase from us the following respective number of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Lehman Brothers Inc.........................................
ABN AMRO Rothschild LLC.....................................
Jefferies & Company, Inc....................................
                                                                 ---------
Total.......................................................     8,000,000
                                                                 =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents. The underwriters are obligated to purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of the shares are purchased.

    The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to some dealers who are members of the National Association of Securities Dealers, Inc. at a price that represents a concession not in excess of $ per share under the public offering price. The underwriters may allow, and these dealers may allow, a concession of not more than $ per share to brokers or other dealers. After the initial public offering, the offering price and other selling terms may be changed by the representatives.

    A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

    Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

OVER-ALLOTMENT OPTION TO PURCHASE ADDITIONAL SHARES

    We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 1,200,000 additional shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to 8,000,000, and we will be obligated, pursuant to this option, to sell these shares to the underwriters to the extent this option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 8,000,000 shares are being offered.

    The following table shows the fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock from us:

                                                                     TOTAL FEES
                                                             ---------------------------
                                            FEES PER SHARE   NO EXERCISE   FULL EXERCISE
                                            --------------   -----------   -------------
Payable by us.............................
Total.....................................

    We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

    The representatives of the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

STABILIZATION, SYNDICATE SHORT POSITION AND PENALTY BIDS

    In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which create a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress. The representatives also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives in covering syndicate short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these activities. The underwriters may conduct these transactions on the New York Stock Exchange or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described may have on the price of the common stock.

    To assure the New York Stock Exchange, Inc. that the underwriters will sell shares of our common stock in connection with this offering in accordance with its distribution standards, the underwriters have represented to the New York Stock Exchange, Inc. that upon completion of this offering: (1) there will be at least 1,100,000 publicly-held shares of our common stock, (2) the aggregate market value of the publicly-held shares of our common stock will be at least $60,000,000 and (3) there will be at least 2,000 holders of 100 shares or more of our common stock.

    Other than in the United States, neither we nor the underwriters have taken any action that would permit a public offering of the shares of common stock offered hereby in any jurisdiction where action for that purpose is required. The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about, and to observe, any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or solicitation is unlawful.

CANADIAN OFFERS

    This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which the offer or sale is made.

                                 LEGAL MATTERS

    Kramer Levin Naftalis & Frankel LLP, New York, New York, will provide us with an opinion relating to certain matters in connection with this offering. Dennis J. Reeder, Esq. will provide us with an opinion relating to matters concerning the law of the Republic of the Marshall Islands. Certain legal matters in connection with this offering will be passed upon for the underwriters by Stroock & Stroock & Lavan LLP, New York, New York.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 2000, and for the year ended December 31, 2000, included in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, as stated in their report appearing herein and elsewhere in the registration statement. Our consolidated financial statements as of December 31, 1999 and for the years ended December 31, 1999 and 1998, included in this prospectus and elsewhere in the registration statement have been audited by Ernst & Young LLP, as stated in their report appearing herein and elsewhere in the registration statement. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

    In August 2000, we appointed Deloitte & Touche LLP as our certifying accountants to replace Ernst & Young LLP. This action was subsequently approved by our board of directors. During 1999 and 1998 and the subsequent interim period through August 2000, we had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference to the subject matter of the disagreements in their report. Neither of Ernst & Young LLP's reports on our financial statements for 1999 and 1998 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. A letter addressed to the Securities and Exchange Commission from Ernst & Young LLP stating that they agree with the above statement is attached as an exhibit to the registration statement to which this prospectus relates.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed a registration statement on Form S-1 with the SEC with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information regarding us and our common stock, you should read the registration statement and the related exhibits and schedules. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the SEC's website referred to above.

                          GENERAL MARITIME CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                    PAGE
                                                              ----------------
CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2001
  (unaudited) AND DECEMBER 31, 2000 AND FOR THE THREE MONTHS
  ENDED MARCH 31, 2001 (unaudited) AND 2000 (unaudited).

Consolidated Balance Sheets.................................        F-2

Consolidated Statements of Operations.......................        F-3

Consolidated Statement of Shareholders' Equity..............        F-4

Consolidated Statements of Cash Flows.......................        F-5

Notes to Consolidated Financial Statements..................        F-6

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000
  AND 1999, AND FOR THE YEARS ENDED DECEMBER 31, 2000, 1999
  AND 1998.

Report of Independent Auditors..............................        F-14

Report of Independent Auditors..............................        F-15

Consolidated Balance Sheets.................................        F-16

Consolidated Statements of Operations.......................        F-17

Consolidated Statement of Shareholders' Equity..............        F-18

Consolidated Statements of Cash Flows.......................        F-19

Notes to Consolidated Financial Statements..................        F-20

                          GENERAL MARITIME CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                MARCH 31, 2001 (UNAUDITED) AND DECEMBER 31, 2000
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................    $ 31,581      $ 23,523
  Restricted cash...........................................          44           149
  Due from charterers.......................................      10,081         9,601
  Prepaid expenses and other current assets.................       5,555         4,657
                                                                --------      --------
    Total current assets....................................      47,261        37,930
                                                                --------      --------
NONCURRENT ASSETS:
  Vessels, net of accumulated depreciation of $66,032 and
    $59,884, respectively...................................     386,082       392,230
  Other fixed assets, net...................................         926           974
  Deferred drydock costs....................................       5,100         5,416
  Deferred financing costs..................................       1,464         1,651
  Due from charterers.......................................         791           721
                                                                --------      --------
    Total noncurrent assets.................................     394,363       400,992
                                                                --------      --------
TOTAL ASSETS................................................    $441,624      $438,922
                                                                --------      --------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $  6,464      $  6,701
  Accrued interest..........................................       1,333         2,129
  Current portion of long-term debt.........................      33,400        33,050
                                                                --------      --------
    Total current liabilities...............................      41,197        41,880
                                                                --------      --------
NONCURRENT LIABILITIES:
  Deferred voyage revenue...................................       3,606         1,397
  Long-term debt............................................     189,299       208,735
                                                                --------      --------
    Total noncurrent liabilities............................     192,905       210,132
                                                                --------      --------
    Total liabilities.......................................     234,102       252,012
                                                                --------      --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value per share
  Authorized 75,000,000; Issued and outstanding 21,452,056
    and 21,452,056 shares at March 31, 2001 and
    December 31, 2000, respectively.........................         215           215
  Paid-in capital...........................................     157,584       157,584
  Retained earnings.........................................      50,868        29,111
  Accumulated other comprehensive income (loss).............      (1,145)           --
                                                                --------      --------
    Total shareholders' equity..............................     207,522       186,910
                                                                --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................    $441,624      $438,922
                                                                ========      ========

           See notes to unaudited consolidated financial statements.

                          GENERAL MARITIME CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE QUARTERS ENDED MARCH 31, 2001 (UNAUDITED) AND
                           MARCH 31, 2000 (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               MARCH 31,     MARCH 31,
                                                                 2001          2000
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
VOYAGE REVENUES:
  Voyage revenues...........................................  $    48,042   $    22,766

OPERATING EXPENSES:
  Voyage expenses...........................................        7,004         4,783
  Direct vessel expenses....................................        6,809         5,126
  General and administrative expenses.......................        1,399         1,064
  Depreciation and amortization.............................        6,881         5,390
                                                              -----------   -----------
    Total operating expenses................................       22,093        16,363
                                                              -----------   -----------
OPERATING INCOME............................................       25,949         6,403
                                                              -----------   -----------

INTEREST INCOME (EXPENSE):
  Interest income...........................................          359           112
  Interest expense..........................................       (4,551)       (4,503)
                                                              -----------   -----------
    Net interest expense....................................       (4,192)       (4,391)
                                                              -----------   -----------
NET INCOME..................................................  $    21,757   $     2,012
                                                              ===========   ===========
Earning per share, basic and fully diluted..................  $      1.01   $      0.13
                                                              -----------   -----------
Weighted average number of shares basic and fully diluted...   21,452,056    15,715,511
                                                              ===========   ===========

           See notes to unaudited consolidated financial statements.

                          GENERAL MARITIME CORPORATION
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                FOR THE QUARTER ENDED MARCH 31, 2000 (UNAUDITED)
                          AND AS OF DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                                      ACCUMULATED
                                                                         OTHER       COMPREHENSIVE
                                     COMMON    PAID-IN    RETAINED   COMPREHENSIVE      INCOME
                                     STOCK     CAPITAL    EARNINGS       LOSS           (LOSS)        TOTAL
                                    --------   --------   --------   -------------   -------------   --------
Balance, December 31, 2000........  $    215   $157,584   $29,111       $    --         $    --      $186,910

Comprehensive income:
  Net income......................        --         --    21,757            --          21,757        21,757
  Cumulative effect of change in
    accounting principle (SFAS
    133)..........................        --         --        --          (662)           (662)         (662)
  Unrealized derivative losses on
    cash flow hedges..............        --         --        --          (483)           (483)         (483)
                                                                                        -------

Comprehensive income..............        --         --        --            --         $20,612            --
                                    --------   --------   -------       -------         =======      --------

Balance, March 31, 2001
  (unaudited).....................  $    215   $157,584   $50,868       $(1,145)                     $207,522
                                    ========   ========   =======       =======                      ========

           See notes to unaudited consolidated financial statements.

                          GENERAL MARITIME CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE QUARTERS ENDED MARCH 31, 2001 (UNAUDITED)
                         AND MARCH 31, 2000 (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               MARCH 31,     MARCH 31,
                                                                 2001          2000
                                                              (UNAUDITED)   (UNAUDITED)
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $21,757        $2,012
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      6,881         5,390
    Change in assets and liabilities:
      Increase in due from charterers -- current............       (480)         (973)
      (Increase) decrease in prepaid expenses and other
        current assets......................................       (898)          373
      (Increase) decrease in due from charterers --
        noncurrent..........................................        (70)          113
      Decrease in accounts payable and accrued expenses.....     (1,382)       (1,543)
      Decrease in accrued interest..........................       (796)         (723)
      Increase in deferred voyage revenue...................      2,209         2,010
      Increase in deferred drydock costs incurred...........       (167)         (230)
                                                                -------        ------
        Net cash provided by operating activities...........     27,054         6,429
                                                                -------        ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of other fixed assets............................        (15)          (25)
  Additions to vessels......................................         --          (174)
                                                                -------        ------
        Net cash used in investing activities...............        (15)         (199)
                                                                -------        ------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................         --           459
  Decrease in restricted cash...............................        105           619
  Principal payments on long-term debt......................    (19,086)       (5,309)
  Increase in deferred financing costs......................         --           (27)
  Change in loan with shareholder...........................         --          (306)
                                                                -------        ------
        Net cash provided by financing activities...........    (18,981)       (4,564)
                                                                -------        ------

NET INCREASE IN CASH........................................      8,058         1,666

CASH, BEGINNING OF PERIOD...................................     23,523         6,842
                                                                -------        ------

CASH, END OF PERIOD.........................................    $31,581        $8,508
                                                                =======        ======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION-
  Cash paid for interest....................................    $ 4,842        $5,227
                                                                =======        ======

           See notes to unaudited consolidated financial statements.

                          GENERAL MARITIME CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS--General Maritime Corporation (the "Company") is a provider of international transportation services of seaborne crude oil within the Atlantic Basin. The Company's fleet is comprised of both Aframax and Suezmax tankers. Most of the Company's vessels are currently operating in the Atlantic Basin which consists primarily of ports in the Caribbean, South and Central America, the United States, Western Africa and the North Sea. The Company operates its business in one business segment, which is the transportation of international seaborne crude oil.

    The Company's vessels are primarily available for charter on a voyage or time basis. Under a voyage charter, the operator of a vessel agrees to provide the vessel for the transport of specific goods between specific ports in return for the payment of an agreed upon freight per ton of cargo or, alternatively, for a specified total amount. All operating and specified voyage costs are for the owner's account. A single voyage (generally two to ten weeks) charter is often referred to as a "spot market" charter. Vessels in the spot market may also spend time idle as they await a charter.

    A time charter involves the placing of a vessel at the charterer's disposal for a set period of time during which the charterer may use the vessel in return for the payment by the charterer of a specified daily or monthly hire rate. In time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel and specified voyage costs such as fuel and port charges are paid by the charterer.

    Voyage and time charters are available for varying periods, ranging from a single trip to a long-term arrangement, to commercial firms (such as oil companies) and governmental agencies (both foreign and domestic) on a worldwide basis. In general, vessels operating on time charter contracts can yield lower profit margins than vessels operating in the spot market but provide predictable cash flows and stable voyage revenues in the event of a decline in tanker rates. Vessels operating in the spot market generate revenues that are less predictable but may enable the company to capture increased profit margins during improvements in tanker rates. Ship charter rates are affected by world economics, international events, weather conditions, strikes, governmental policies, supply and demand and many other factors beyond the control of the Company.

    RECAPITALIZATION PLAN--Prior to the Company's recapitalization, which was completed as to 14 of the vessels on June 12, 2001 and is described below, these 14 vessels were owned directly or indirectly by various limited partnerships. The managing general partners of the limited partnerships were various companies wholly owned by Peter C. Georgiopoulos, Chairman and Chief Executive Officer of the Company. The commercial operations for all of these vessels were conducted by the old General Maritime Corporation, a Subchapter S Corporation also wholly owned by Peter C. Georgiopoulos.

    As part of the Company's recapitalization, Peter C. Georgiopoulos transferred the equity interests in the old General Maritime Corporation to the Company along with the general partnership interests in the vessel owning limited partnerships in exchange for equity interests in the Company.

    In addition, each vessel owner has entered into an agreement with the Company with respect to the recapitalization. Pursuant to these agreements, prior to the completion of this offering, the vessel owners will deliver the entire equity interest in each vessel to the Company. In exchange, the Company will issue each vessel owner shares of common stock of the Company.

                          GENERAL MARITIME CORPORATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Accordingly, the financial statements have been prepared as if the recapitalization had occurred at February 1, 1997, representing the commencement of operations of the old General Maritime Corporation. It is accounted for in a manner similar to a pooling of interests as all of the equity interests delivered in the recapitalization are under common control. The financial information included herein does not necessarily reflect the consolidated results of operations, financial position, changes in shareholders' equity and cash flows of the Company as if the Company operated as a legal consolidated entity for the years presented.

    For the purposes of determining the number of shares outstanding with respect to the accompanying financial statements, the Company used the mid point of the range of the initial public offering price of $18.00 per share. The number of shares outstanding will be adjusted based on the actual initial public offering price. In addition, under the terms of the Recapitalization Plan there are certain provisions, which may require a post-closing reallocation of issued shares between the respective limited partners. This adjustment and potential post-closing reallocation is not expected to result in a material change to the outstanding shares in any of the periods presented.

    BASIS OF PRESENTATION--The financial statements of the Company have been prepared on the accrual basis of accounting. A summary of the major accounting policies followed in the preparation of the accompanying financial statements, which conform to accounting principles generally accepted in the United States of America, is presented below.

    BUSINESS GEOGRAPHICS--Non-U.S. operations accounted for 100% of revenues and net income. Vessels regularly move between countries in international waters, primarily the Atlantic Basin, over hundreds of trade routes. It is therefore impractical to assign revenues or earnings from the transportation of international seaborne crude oil products by geographical area.

    SEGMENT REPORTING--The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e., spot or time charters. The Company does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management can not and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of General Maritime Corporation and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation.

    REVENUE AND EXPENSE RECOGNITION--Revenue and expense recognition policies for voyage and time charter agreements are as follows:

    VOYAGE CHARTERS--Voyage revenues, voyage expenses and direct vessel expenses relating to voyage or spot market charters are recognized on a pro rata basis based on the relative transit time in each period. Voyage expenses primarily include only those specific costs which are borne by the Company in connection with voyage charters which would otherwise have been borne by the charterer under time charter agreements. These expenses principally consist of fuel and port

                          GENERAL MARITIME CORPORATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) charges. Demurrage income represents payments by the charterer to the vessel owner when loading and discharging time exceed the stipulated time in the voyage charter. Demurrage income is recognized in accordance with the provisions of the respective charter agreements and the circumstances under which demurrage claims arise. Demurrage income was not material in any of the periods presented.

    TIME CHARTERS--Revenue from time charters are recognized on a straight-line basis over the term of the respective time charter agreement. Direct vessel expenses are recognized when incurred.

    RESTRICTED CASH--Certain of the Company's subsidiaries are required to make monthly transfers into separate bank accounts to be used to pay interest and principal on their senior and junior loan facilities.

    VESSELS, NET--Vessels, net is stated at cost less accumulated depreciation. Vessels are depreciated on a straight-line basis over their estimated useful lives determined to be 25 years from date of initial delivery from the shipyard. Depreciation is based on cost less the estimated residual scrap value.

    OTHER FIXED ASSETS, NET--Other fixed assets, net is stated at cost less accumulated depreciation. The costs of significant renewals and betterments are capitalized and depreciated; expenditures for maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

DESCRIPTION                                                   USEFUL LIVES
-----------                                                   ------------
Furniture, fixtures and other equipment.....................    10 years

Vessel equipment............................................     5 years

Computer equipment..........................................     4 years

    RECOVERABILITY OF LONG-LIVED ASSETS--The Company evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to the carrying values or the useful lives. In evaluating useful lives and carrying values of long-lived assets, the Company reviews certain indicators of potential impairment, such as undiscounted projected cash flows, appraisals, business plans and overall market conditions. In the event that an impairment occurs, the fair value of the related asset would be determined and the Company would record a charge to operations calculated by comparing the asset's carrying value to the estimated fair value. The Company estimates fair value primarily through the use of third party valuations performed on an individual vessel basis.

    DEFERRED DRYDOCK COSTS--Approximately every 30 to 60 months the Company's vessels are required to be drydocked for major repairs and maintenance, which cannot be performed while the vessels are operating. The Company capitalizes drydock costs when drydocks occur and amortizes such costs ratably over the period between drydocks. Amortization of drydock costs is reported with depreciation and amortization in the statement of operations.

    INCOME TAXES--As noted in the description of the recapitalization plan in
Note 1, the Company comprises various limited partnerships, which owned the respective vessels, and the old General

                          GENERAL MARITIME CORPORATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Maritime Corporation, which was a Subchapter S Corporation. As a result, no provision for federal income tax for prior years is included in the financial statements of the Company. The various limited partnerships were generally treated as partnerships for US federal income tax purposes and, accordingly, pursuant to section 701 of the Internal Revenue Code were not subject to federal income taxes. The Subchapter S Corporation was also not subject to federal income taxes: however, it was subject to various state and local taxes which were not material for any of the periods presented.

    The Company is a Marshall Islands corporation. Pursuant to various tax treaties and pursuant to the U.S. Internal Revenue Code, the Company does not believe its operations prospectively will be subject to income taxes in the United States.

    DEFERRED REVENUE--Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as income in the appropriate future periods.

    COMPREHENSIVE INCOME--Comprehensive income is comprised of net income less charges related to the adoption of SFAS No. 133.

    ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    EARNINGS PER SHARE--Basic earnings/(loss) per share are computed by dividing net income/(loss) by the weighted average number of common shares outstanding during the year. Diluted income/(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. There were no dilutive securities outstanding during the years presented.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair values of the Company's financial instruments approximate their individual carrying amounts as of December 31, 2000 and 1999 due to their short-term maturity or the variable-rate nature of the respective borrowings.

    RECENT ACCOUNTING PRONOUNCEMENTS--Effective January 1, 2001, the Company adopted Statement of Financial Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133"), and its corresponding amendments under SFAS No. 138. SFAS 133 requires the Company to measure all derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the Consolidated Balance Sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in the other comprehensive income ("OCI") and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments and ineffective portions of hedges are recognized in earnings in the current period. The adoption of SFAS 133 as of January 1, 2001 did not have a material impact on the Company's results of operations or financial position. The Company recognized a charge to OCI of $662 as a result of cumulative effect in accounting change in relation to the adoption of SFAS No. 133. During the three months ended
March 31, 2001, the Company

                          GENERAL MARITIME CORPORATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recognized an additional charge to OCI of $483. Accordingly, the total liability in connection with the Company's cash flow hedges as of March 31, 2001 was $1,145 and is presented as a component of accounts payable and accrued expenses.

    INTEREST RATE RISK MANAGEMENT--The Company is exposed to the impact of interest rate changes. The Company's objective is to manage the impact of interest rate changes on earnings and cash flows of its borrowings. The Company uses interest rate swaps to manage net exposure to interest rate changes related to its borrowings and to lower its overall borrowing costs. Significant interest rate risk management instruments held by the Company during the quarter included pay-fixed swaps. Pay-fixed swaps, which expire in one to two years, effectively convert floating rate obligations to fixed rate instruments.

2. OTHER FIXED ASSETS

Other fixed assets consist of the following:

                                                        MARCH 31,    DECEMBER 31,
                                                          2001           2000
                                                       -----------   ------------
                                                       (UNAUDITED)
Other fixed assets:
  Furniture, fixtures and equipment..................     $ 202          $ 197
  Vessel equipment...................................     1,126          1,126
  Computer equipment.................................        46             36
                                                          -----          -----
Total cost...........................................     1,374          1,359
Less accumulated depreciation........................       448            385
                                                          -----          -----
Total................................................     $ 926          $ 974
                                                          =====          =====

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

                                                        MARCH 31,    DECEMBER 31,
                                                          2001           2000
                                                       -----------   ------------
                                                       (UNAUDITED)
Accounts payable.....................................     $2,370        $2,367
Accrued expenses.....................................      1,201         1,334
Accrued time charter termination costs...............      1,748         3,000
Unrealized loss from derivatives.....................      1,145            --
                                                          ------        ------
Total................................................     $6,464        $6,701
                                                          ======        ======

                          GENERAL MARITIME CORPORATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

4. LONG-TERM DEBT

Long-term debt consists of the following:

                                                        MARCH 31,    DECEMBER 31,
                                                          2001           2000
                                                       -----------   ------------
                                                       (UNAUDITED)
Senior loans.........................................    $204,351      $223,437
Junior loans.........................................      18,348        18,348
                                                         --------      --------
                                                          222,699       241,785
Less current portion of long-term debt...............      33,400        33,050
                                                         --------      --------
Long-term debt.......................................    $189,299      $208,735
                                                         ========      ========

    The Company financed the acquisition of its vessels through 12 loan facilities entered into by the subsidiaries of the Company. These loan facilities are grouped in seven packages, five of which consist of both senior and junior loan facilities and two of which consist of only senior loan facilities. The senior loans are payable in quarterly or monthly installments and have balloon payments at their expirations, which are generally five years from the date of issuance. Interest rates under the senior loan facilities are adjusted quarterly and range from 1.125% to 2.0% above the London Interbank Offered Rate ("LIBOR"). The junior loan facilities are payable in a single balloon payment five years from the respective issuance date. Interest is payable quarterly at 3.0% above LIBOR.

    Interest rates for the three months ended March 31, 2001 ranged from 6.0% to 8.8% and from 7.9% to 10.0% under the senior and junior loan facilities, respectively. Interest rates during the three months ended March 31, 2000 ranged from 7.2% to 8.6% and 9.1% to 9.3% under the senior and junior loan facilities, respectively. Interest expense under these loan facilities was $4,487 and $4,059, for the three months ended March 31, 2001 and 2000, respectively.

    The Company's obligations under the loan facility agreements are secured by one or more of the following: (i) a mortgage on the vessel financed through the applicable loan facility; (ii) pledges of shares of capital stock of the subsidiaries; and (iii) a lien on some or all of the assets of the subsidiary party to the loan facility agreement. Several of the Company's loan facilities are collateralized by more than one vessel. Vessels pledged as security under the loan facility agreements had a net book value of $386,082 and $392,230 at March 31, 2001 and December 31, 2000, respectively.

    The loan facility agreements contain, among other things, restrictive covenants requiring minimum levels of working capital, maintenance of collateral market values and mandatory prepayments. Certain of the Company's subsidiaries are required to make monthly transfers into separate bank accounts to be used to pay interest and principal on the senior and junior loan facilities. These amounts are classified as restricted cash in the balance sheet as of March 31, 2001 and December 31, 2000. The loan facility agreements also contain, among other things, prohibitions against additional borrowings, guarantees and payments of dividends.

    As of December 31, 2000, the Company obtained written waivers from the respective lenders for defaults under some loan facility agreements. In addition, some of the covenants of the Company's loan facility agreements were amended to reduce working capital and other requirements. The Company does not currently expect that it will violate any of the covenants of its loan facility agreements through April 1, 2002. At December 31, 2000 the noncurrent portion of debt outstanding with respect to these

                          GENERAL MARITIME CORPORATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

4. LONG-TERM DEBT (CONTINUED)
loan facilities is $63,498. At March 31, 2001, the Company was in compliance with all of its loan facility covenants.

    Aggregate maturities without any mandatory prepayments, under the loan facilities during the next five years from December 31, 2000 are the following:

YEAR ENDING DECEMBER 31,
------------------------
2001........................................................  $ 33,050
2002........................................................   149,835
2003........................................................    16,900
2004........................................................     8,000
2005........................................................    34,000
Thereafter..................................................        --
                                                              --------
                                                              $241,785
                                                              ========

    The Company has entered into interest rate swap agreements to manage interest costs and the risk associated with changing interest rates. The Company had outstanding ten interest rate swap agreements with foreign banks at March 31, 2001 and December 31, 2000. For the three months ended March 31, 2001 the agreements effectively fix the Company's interest rate exposure on its senior and junior loan facilities, which are based on LIBOR to fixed rates ranging from 6.2% to 7.0% for the senior loan facilities, and 6.3% to 7.0% for the junior loan facilities. The differential to be paid or received is recognized as an adjustment to interest expense as incurred. The swap agreements mature on or before the loan facilities which they hedge. The notional principal amounts of the swaps as of March 31, 2001 and December 31, 2000 are, $80,850 and $85,450, respectively.

    The Company would have paid approximately $1,145 and $662 to settle all outstanding swap agreements based upon their aggregate fair values as of March 31, 2001 and December 31, 2000, respectively. This fair value is based upon estimates received from financial institutions.

    Interest expense pertaining to interest rate swaps for the three months ended March 31, 2001 and the three months ended March 31, 2000 was $59 and $72, respectively.

5. REVENUE FROM TIME CHARTERS

    Total revenue earned on time charters for the three months ended March 31, 2001 and the three months ended March 31, 2000 was $14,191 and $8,911, respectively. Future minimum time charter revenue, based on vessels committed to noncancelable time charter contracts at December 31, 2000 is:

YEAR ENDING DECEMBER 31,
------------------------
2001........................................................  $35,641
2002........................................................   17,889
2003........................................................    7,928
Thereafter..................................................       --
                                                              -------
                                                              $61,458
                                                              =======

                          GENERAL MARITIME CORPORATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

6. COMMITMENTS AND CONTINGENCIES

    The Company had contracts outstanding with Universe Tankships
(Delaware) Inc. Universe Tankships (Bermuda) Inc. and United Overseas Tankers Ltd. for technical management of vessels. The remaining commitments under the contracts were approximately $274, $141 and $924, respectively, at March 31, 2001.

7. RELATED PARTY TRANSACTIONS

    The following are related party transactions not disclosed elsewhere in these financial statements:

    The Company rents office space as its principal executive offices in a building currently leased by GenMar Realty LLC, a company wholly owned by Peter
C. Georgiopoulos, the Chairman and Chief Executive Officer of the Company. There is no lease agreement between the Company and GenMar Realty LLC. The Company currently pays an occupancy fee on a month to month basis. For the three months ended March 31, 2001, the Company expensed $165 for occupancy fees, of which $256 represents unpaid occupancy fees and is included in accrued expenses at March 31, 2001.

    Included in prepaid expenses and other current assets are net advances to the Chairman and Chief Executive Officer, Peter C. Georgiopoulos, which amounted to $486 at March 31, 2001 and December 31, 2000.

                                     ******

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of General Maritime Corporation
New York, NY


    We have audited the accompanying consolidated balance sheet of General Maritime Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of General Maritime Corporation and subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                          /s/ Deloitte & Touche LLP


New York, NY


February 27, 2001, except for Note 1, as to which the date is June 12, 2001.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of General Maritime Corporation

    We have audited the accompanying consolidated balance sheet of General Maritime Corporation as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of General Maritime Corporation at December 31, 1999, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                          /s/ Ernst & Young LLP



November 10, 2000, except for the information set forth under "Recapitalization Plan" included in Note 1, as to which the date is June 12, 2001.

                          GENERAL MARITIME CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                  (Dollars in Thousands except per share data)

                                                                2000       1999
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash......................................................  $ 23,523   $  6,842
  Restricted cash...........................................       149      1,388
  Due from charterers.......................................     9,601      2,538
  Prepaid expenses and other current assets.................     4,657      2,510
                                                              --------   --------
      Total current assets..................................    37,930     13,278
                                                              --------   --------
NONCURRENT ASSETS:
  Vessels, net of accumulated depreciation
    of $59,884 and $37,640, respectively....................   392,230    328,974
  Other fixed assets, net...................................       974        831
  Deferred drydock costs....................................     5,416      3,899
  Deferred financing costs..................................     1,651      1,302
  Due from charterers.......................................       721      2,862
                                                              --------   --------
      Total noncurrent assets...............................   400,992    337,868
                                                              --------   --------
TOTAL ASSETS................................................  $438,922   $351,146
                                                              ========   ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  6,701   $  5,230
  Accrued interest..........................................     2,129      3,038
  Current portion of long-term debt.........................    33,050     20,450
                                                              --------   --------
      Total current liabilities.............................    41,880     28,718
                                                              --------   --------
NONCURRENT LIABILITIES:
  Deferred voyage revenue...................................     1,397         --
  Note payable to shareholder...............................        --     15,000
  Long-term debt............................................   208,735    181,550
                                                              --------   --------
      Total noncurrent liabilities..........................   210,132    196,550
                                                              --------   --------
      Total liabilities.....................................   252,012    225,268
                                                              --------   --------
COMMITMENTS AND CONTINGENCIES:..............................        --         --

SHAREHOLDERS' EQUITY:
  Common stock. $.01 par value per share
  Authorized 75,000,000 shares; Issued and outstanding
    21,452,056 and 15,805,393 shares at December 31, 2000
    and December 31, 1999, respectively.....................       215        158
  Paid-in capital...........................................   157,584    126,891
  Retained earnings (deficit)...............................    29,111     (1,171)
                                                              --------   --------
      Total shareholders' equity............................   186,910    125,878
                                                              --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $438,922   $351,146
                                                              ========   ========

                See notes to consolidated financial statements.

                          GENERAL MARITIME CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                  (Dollars in Thousands except per share data)

                                                              2000         1999         1998
                                                           ----------   ----------   ----------
VOYAGE REVENUES:
  Voyage revenues........................................  $  132,012   $   71,476   $   62,031

OPERATING EXPENSES:
  Voyage expenses........................................      23,996       16,742       10,247
  Direct vessel expenses.................................      23,857       19,269       15,684
  General and administrative expenses....................       4,792        3,868        2,828
  Depreciation and amortization..........................      24,808       19,810       16,493
  Other expenses.........................................       5,272           --           --
                                                           ----------   ----------   ----------
      Total operating expenses...........................      82,725       59,689       45,252
                                                           ----------   ----------   ----------

OPERATING INCOME.........................................      49,287       11,787       16,779
                                                           ----------   ----------   ----------

INTEREST INCOME (EXPENSE):
    Interest income......................................         895          456          547
    Interest expense.....................................     (19,900)     (16,981)     (15,201)
                                                           ----------   ----------   ----------
      Net interest expense...............................     (19,005)     (16,525)     (14,654)
                                                           ----------   ----------   ----------

NET INCOME (LOSS)........................................  $   30,282   $   (4,738)  $    2,125
                                                           ==========   ==========   ==========
Earning per share, basic and fully diluted...............  $     1.60   $    (0.33)  $     0.21
                                                           ==========   ==========   ==========
Weighted average number of shares, basic and fully
  diluted................................................  18,877,822   14,238,531   10,166,389

                See notes to consolidated financial statements.

                          GENERAL MARITIME CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                  (Dollars in Thousands except per share data)

                                                                              RETAINED
                                                         COMMON    PAID-IN    EARNINGS
                                                         STOCK     CAPITAL    (DEFICIT)    TOTAL
                                                        --------   --------   ---------   --------
Balance, December 31, 1997............................  $    67    $ 54,034    $ 1,442    $ 55,543
  Issuance of Common stock............................       61      41,921         --      41,982
  Net Income..........................................       --          --      2,125       2,125
                                                        -------    --------    -------    --------
Balance, December 31, 1998............................  $   128    $ 95,955    $ 3,567    $ 99,650
  Issuance of Common stock............................       30      30,936         --      30,966
  Net loss............................................       --          --     (4,738)     (4,738)
                                                        -------    --------    -------    --------
Balance, December 31, 1999............................  $   158    $126,891    $(1,171)   $125,878
  Issuance of Common stock............................       49      15,451                 15,500
  Note and interest payable to shareholder contributed
    to equity.........................................        8      15,242         --      15,250
  Net income..........................................       --          --     30,282      30,282
                                                        -------    --------    -------    --------
Balance, December 31, 2000............................  $   215    $157,584    $29,111    $186,910
                                                        =======    ========    =======    ========

                See notes to consolidated financial statements.

                          GENERAL MARITIME CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                             (Dollars in Thousands)

                                                                2000       1999       1998
                                                              --------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 30,282   $ (4,738)  $   2,125
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    24,808     19,810      16,493
  Noncash interest expense contributed to capital...........       250         --          --
  Change in assets and liabilities:
    Increase in due from charterers--current................    (7,063)      (482)     (1,669)
    Increase in prepaid expenses and other current assets...    (1,661)    (1,394)       (254)
    Decrease (increase) in due from
      charterers--noncurrent................................     2,141       (412)     (1,776)
    Increase in accounts payable and accrued expenses.......     1,643      3,754         182
    (Decrease) increase in accrued interest.................      (909)     1,744         319
    Increase (decrease) in deferred voyage revenue..........     1,397     (1,677)        495
    Increase in deferred drydock costs incurred.............    (3,168)    (4,074)       (250)
                                                              --------   --------   ---------
      Net cash provided by operating activities.............    47,720     12,531      15,665
                                                              --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of vessels.......................................   (85,500)   (18,200)   (158,700)
  Purchase of other fixed assets............................      (210)        (6)        (17)
  Additions to vessels......................................      (155)      (482)       (489)
                                                              --------   --------   ---------
      Net cash used in investing activities.................   (85,865)   (18,688)   (159,206)
                                                              --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    70,458         --     119,025
  Proceeds from note payable to shareholder.................        --     15,000          --
  Proceeds from issuance of common stock....................    15,500     30,966      41,982
  Decrease (increase) in restricted cash....................     1,239      1,146        (765)
  Principal payments on long-term debt......................   (30,673)   (39,625)    (12,950)
  Increase in deferred financing costs......................    (1,040)      (989)       (673)
  Change in loan with shareholder...........................      (658)        90          42
                                                              --------   --------   ---------
      Net cash provided by financing activities.............    54,826      6,588     146,661
                                                              --------   --------   ---------
NET INCREASE IN CASH........................................    16,681        431       3,120
CASH, BEGINNING OF PERIOD...................................     6,842      6,411       3,291
                                                              --------   --------   ---------
CASH, END OF PERIOD.........................................  $ 23,523   $  6,842   $   6,411
                                                              ========   ========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $ 20,571   $ 15,237   $  14,882
                                                              ========   ========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Note and interest payable to shareholder contributed to
    equity..................................................  $ 15,250   $     --   $      --
                                                              ========   ========   =========

                See notes to consolidated financial statements.

                          GENERAL MARITIME CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (DOLLARS IN THOUSANDS, EXCEPT WHERE NOTED AND FOR PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS--General Maritime Corporation (the "Company") is a provider of international transportation services of seaborne crude oil within the Atlantic Basin. The Company's fleet is comprised of both Aframax and Suezmax tankers. Most of the Company's vessels are currently operating in the Atlantic Basin which consists primarily of ports in the Caribbean, South and Central America, the United States, Western Africa and the North Sea. The Company operates its business in one business segment, which is the transportation of international seaborne crude oil.

    The Company's vessels are primarily available for charter on a voyage or time basis. Under a voyage charter, the operator of a vessel agrees to provide the vessel for the transport of specific goods between specific ports in return for the payment of an agreed upon freight per ton of cargo or, alternatively, for a specified total amount. All operating and specified voyage costs are for the owner's account. A single voyage (generally two to ten weeks) charter is often referred to as a "spot market" charter. Vessels in the spot market may also spend time idle as they await a charter.

    A time charter involves the placing of a vessel at the charterer's disposal for a set period of time during which the charterer may use the vessel in return for the payment by the charterer of a specified daily or monthly hire rate. In time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel and specified voyage costs such as fuel and port charges are paid by the charterer.

    Voyage and time charters are available for varying periods, ranging from a single trip to a long-term arrangement, to commercial firms (such as oil companies) and governmental agencies (both foreign and domestic) on a worldwide basis. In general, vessels operating on time charter contracts can yield lower profit margins than vessels operating in the spot market but provide predictable cash flows and stable voyage revenues in the event of a decline in tanker rates. Vessels operating in the spot market generate revenues that are less predictable but may enable the company to capture increased profit margins during improvements in tanker rates. Ship charter rates are affected by world economics, international events, weather conditions, strikes, governmental policies, supply and demand and many other factors beyond the control of the Company.

    RECAPITALIZATION PLAN--Prior to the Company's recapitalization, which was completed as to 14 of the vessels on June 12, 2001 and is described below, these 14 vessels were owned directly or indirectly by various limited partnerships. The managing general partners of the limited partnerships were various companies wholly owned by Peter C. Georgiopoulos, Chairman and Chief Executive Officer of the Company. The commercial operations for all of these vessels were conducted by the old General Maritime Corporation, a Subchapter S Corporation also wholly owned by Peter C. Georgiopoulos.

    As part of the Company's recapitalization, Peter C. Georgiopoulos transferred the equity interests in the old General Maritime Corporation to the Company along with the general partnership interests in the vessel owning limited partnerships in exchange for equity interests in the Company.

    In addition, each vessel owner has entered into an agreement with the Company with respect to the recapitalization. Pursuant to these agreements, prior to the completion of this offering, the vessel owners will deliver the entire equity interest in each vessel to the Company. In exchange, the Company will issue each vessel owner shares of common stock of the Company.

                          GENERAL MARITIME CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Accordingly, the financial statements have been prepared as if the recapitalization had occurred at February 1, 1997, representing the commencement of operations of the old General Maritime Corporation. It is accounted for in a manner similar to a pooling of interests as all of the equity interests delivered in the recapitalization are under common control. The financial information included herein does not necessarily reflect the consolidated results of operations, financial position, changes in shareholders' equity and cash flows of the Company as if the Company operated as a legal consolidated entity for the years presented.

    For the purposes of determining the number of shares outstanding with respect to the accompanying financial statements, the Company used the mid point of the range of the initial public offering price of $18.00 per share. The number of shares outstanding will be adjusted based on the actual initial public offering price. In addition, under the terms of the Recapitalization Plan there are certain provisions, which may require a post-closing reallocation of issued shares between the respective limited partners. This adjustment and potential post-closing reallocation is not expected to result in a material change to the outstanding shares in any of the periods presented.

    BASIS OF PRESENTATION--The financial statements of the Company have been prepared on the accrual basis of accounting. A summary of the major accounting policies followed in the preparation of the accompanying financial statements, which conform to accounting principles generally accepted in the United States of America, is presented below.

    BUSINESS GEOGRAPHICS--Non-U.S. operations accounted for 100% of revenues and net income. Vessels regularly move between countries in international waters, primarily the Atlantic Basin, over hundreds of trade routes. It is therefore impractical to assign revenues or earnings from the transportation of international seaborne crude oil products by geographical area.

    SEGMENT REPORTING--The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e., spot or time charters. The Company does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management can not and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision makers, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of General Maritime Corporation and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation.

    REVENUE AND EXPENSE RECOGNITION--Revenue and expense recognition policies for voyage and time charter agreements are as follows:

        VOYAGE CHARTERS--Voyage revenues, voyage expenses and direct vessel expenses relating to voyage or spot market charters are recognized on a pro rata basis based on the relative transit time in each period. Voyage expenses primarily include only those specific costs which are borne by the Company in connection with voyage charters which would otherwise have been borne by the charterer under time charter agreements. These expenses principally consist of fuel and port charges. Demurrage income represents payments by the charterer to the vessel owner when

                          GENERAL MARITIME CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) loading and discharging time exceed the stipulated time in the voyage charter. Demurrage income is recognized in accordance with the provisions of the respective charter agreements and the circumstances under which demurrage claims arise. Demurrage income was not material in any of the periods presented.

        TIME CHARTERS--Revenue from time charters are recognized on a straight line basis over the term of the respective time charter agreement. Direct vessel expenses are recognized when incurred.

    OTHER EXPENSES--Other expenses is comprised entirely of time charterer termination costs. During the year the Company incurred costs of approximately $5,272 to terminate three time charter agreements. The Company terminated these agreements in order to charter the respective vessels on more profitable terms. No charter agreements were terminated during 1999 and 1998.

    RESTRICTED CASH--Certain of the Company's subsidiaries are required to make monthly transfers into separate bank accounts to be used to pay interest and principal on their senior and junior loan facilities.

    VESSELS, NET--Vessels, net is stated at cost less accumulated depreciation. Vessels are depreciated on a straight-line basis over their estimated useful lives determined to be 25 years from date of initial delivery from the shipyard. Depreciation is based on cost less the estimated residual scrap value.

    OTHER FIXED ASSETS, NET--Other fixed assets, net is stated at cost less accumulated depreciation. The costs of significant renewals and betterments are capitalized and depreciated; expenditures for maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

DESCRIPTION                                                   USEFUL LIVES
-----------                                                   ------------
Furniture, fixtures and other equipment.....................    10 years
Vessel equipment............................................     5 years
Computer equipment..........................................     4 years

    RECOVERABILITY OF LONG-LIVED ASSETS--The Company evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to the carrying values or the useful lives. In evaluating useful lives and carrying values of long-lived assets, the Company reviews certain indicators of potential impairment, such as undiscounted projected cash flows, appraisals, business plans and overall market conditions. In the event that an impairment occurs, the fair value of the related asset would be determined and the Company would record a charge to operations calculated by comparing the asset's carrying value to the estimated fair value. The Company estimates fair value primarily through the use of third party valuations performed on an individual vessel basis.

    DEFERRED DRYDOCK COSTS--Approximately every 30 to 60 months the Company's vessels are required to be drydocked for major repairs and maintenance, which cannot be performed while the vessels are operating. The Company capitalizes drydock costs when drydocks occur and amortizes such costs ratably over the period between drydocks. Amortization of drydock costs is reported with depreciation and amortization in the statement of operations.

                          GENERAL MARITIME CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES--As noted in the description of the recapitalization plan in
Note 1, the Company comprises various limited partnerships, which owned the respective vessels, and the old General Maritime Corporation, which was a Subchapter S Corporation. As a result, no provision for federal income tax for prior years is included in the financial statements of the Company. The various limited partnerships were generally treated as partnerships for US federal income tax purposes and, accordingly, pursuant to section 701 of the Internal Revenue Code were not subject to federal income taxes. The Subchapter S Corporation was also not subject to federal income taxes; however, it was subject to various state and local taxes which were not material for any of the periods presented.

    The Company is a Marshall Islands corporation. Pursuant to various tax treaties and pursuant to the U.S. Internal Revenue Code, the Company does not believe its operations prospectively will be subject to income taxes in the United States.

    DEFERRED REVENUE--Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as income in the appropriate future periods.

    COMPREHENSIVE INCOME--The Company has no components of comprehensive income and, as a result, comprehensive income is equal to net income for all the periods presented.

    ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    EARNINGS PER SHARE--Basic earnings/(loss) per share are computed by dividing net income/(loss) by the weighted average number of common shares outstanding during the year. Diluted income/(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. There were no dilutive securities outstanding during the years presented.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair values of the Company's financial instruments approximate their individual carrying amounts as of December 31, 2000 and 1999 due to their short-term maturity or the variable-rate nature of the respective borrowings.

    DERIVATIVE FINANCIAL INSTRUMENTS--To manage its exposure to fluctuating interest rates, the Company uses interest rate swap agreements. Interest rate differentials to be paid or received under these agreements are accrued and recognized as an adjustment of interest expense related to the designated debt. The fair values of interest rate swap agreements and changes in fair value are not recognized in the financial statements as they qualify as hedge transactions.

    Amounts receivable or payable arising at the settlement of interest rate swaps are deferred and amortized as an adjustment to interest expense over the period of interest rate exposure provided the designated liability continues to exist.

    RECENT ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated

                          GENERAL MARITIME CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive incomes (OCI) and will be recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings.

    The Company expects that at January 1, 2001, it will record $0 as a cumulative transition adjustment to earnings relating to derivatives not designated as hedges prior to adoption of SFAS 133 and to derivatives designated in fair-value-type hedges prior to adopting SFAS 133, and ($662) in OCI as a cumulative transition adjustment for derivatives designated in cash flow-type hedges prior to adopting SFAS 133.

    In November 1999, the United States Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, REVENUE RECOGNITION. This Bulletin sets forth the SEC Staff's position regarding the point at which it is appropriate for a registrant to recognize revenue. The Company has reviewed these criteria and believes its policy for revenue recognition to be in accordance with SAB 101.

2. OTHER FIXED ASSETS

    Other fixed assets consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Other fixed assets:
  Furniture, fixtures and equipment.........................   $  197      $  2
  Vessel equipment..........................................    1,126       971
  Computer equipment........................................       36        21
                                                               ------      ----
Total cost..................................................    1,359       994
Less accumulated depreciation...............................      385       163
                                                               ------      ----
Total.......................................................   $  974      $831
                                                               ======      ====

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Accounts payable............................................   $2,367     $4,430
Accrued expenses............................................    1,334        800
Accrued time charter termination costs:.....................    3,000         --
                                                               ------     ------
Total.......................................................   $6,701     $5,230
                                                               ======     ======

                          GENERAL MARITIME CORPORATION

4. NOTE PAYABLE TO SHAREHOLDER

    In connection with the purchase of a vessel during the third quarter of 1999, one of the Company's subsidiaries entered into a loan agreement with a shareholder. The loan was evidenced by a note bearing interest at 10% and was due on March 31, 2000. Interest expense under this loan was $617 and $458 for the years ended December 31, 2000 and 1999, respectively. The loan was secured by a pledge of a vessel, which had a net book value of $17,888 at December 31, 1999. Subsequent to December 31, 1999, one of the Company's subsidiaries negotiated a new loan facility with a bank for the purchase of additional vessels. In connection with obtaining this financing, the shareholder contributed to capital the note payable of $15,000 and accrued interest of $250, which was incurred during the year ended December 31, 2000.

5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Senior loans............................................  $223,437   $184,250
Junior loans............................................    18,348     17,750
                                                          --------   --------
                                                           241,785    202,000
Less current portion of long-term debt..................    33,050     20,450
                                                          --------   --------
Long-term debt..........................................  $208,735   $181,550
                                                          ========   ========

    The Company financed the acquisition of its vessels through 12 loan facilities entered into by the subsidiaries of the Company. These loan facilities are grouped in seven packages, five of which consist of both senior and junior loan facilities and two of which consist of only senior loan facilities. The senior loans are payable in quarterly or monthly installments and have balloon payments at their expirations, which are generally five years from the date of issuance. Interest rates under the senior loan facilities are adjusted quarterly and range from 1.125% to 2.0% above the London Interbank Offered Rate ("LIBOR"). The junior loan facilities are payable in a single balloon payment five years from the respective issuance dates. Interest is payable quarterly at 3.0% above LIBOR.

    Interest rates during 2000 ranged from 7.2% to 9.2% and 9.1% to 10.0% under the senior and junior loan facilities, respectively. Interest rates during 1999 ranged from 6.1% to 8.6% and from 8.0% to 9.2% under the senior and junior loan facilities, respectively. Interest rates during 1998 ranged from 6.3% to 7.7% and 8.2% to 8.9% under the senior and junior loan facilities, respectively. Interest expense under these loan facilities was $19,414, $15,404 and $14,316, the years ended December 31, 2000, 1999 and 1998, respectively.

    The Company's obligations under the loan facility agreements are secured by one or more of the following: (i) a mortgage on the vessel financed through the applicable loan facility; (ii) pledges of shares of capital stock of the subsidiaries; and (iii) a lien on some or all of the assets of the subsidiary party to the loan facility agreement. Several of the Company's loan facilities are collateralized by more than one vessel. Vessels pledged as security under the loan facility agreements had a net book value of $392,230 and $311,086 at December 31, 2000 and 1999, respectively.

    The loan facility agreements contain, among other things, restrictive covenants requiring minimum levels of working capital, maintenance of collateral market values and mandatory prepayments. Certain

                          GENERAL MARITIME CORPORATION

5. LONG-TERM DEBT (CONTINUED)
of the Company's subsidiaries are required to make monthly transfers into separate bank accounts to be used to pay interest and principal on the senior and junior loan facilities. These amounts are classified as restricted cash in the balance sheet as of December 31, 2000 and 1999. The loan facility agreements also contain, among other things, prohibitions against additional borrowings, guarantees and payments of dividends.

    As of December 31, 2000, the Company obtained written waivers from the respective lenders for defaults under some loan facility agreements. In addition, some of the covenants of the Company's loan facility agreements were amended to reduce working capital and other requirements. The Company does not currently expect that it will violate any of the covenants of its loan facility agreements through January 1, 2002. The noncurrent portion of debt outstanding with respect to these loan facilities is $63,498.

    Aggregate maturities without any mandatory prepayments, under the loan facilities during the next five years from December 31, 2000 are the following:

YEAR ENDING DECEMBER 31,
------------------------
2001........................................................  $ 33,050
2002........................................................   149,835
2003........................................................    16,900
2004........................................................     8,000
2005........................................................    34,000
Thereafter..................................................        --
                                                              --------
                                                              $241,785
                                                              ========

    The Company has entered into interest rate swap agreements to manage interest costs and the risk associated with changing interest rates. The Company had outstanding ten interest rate swap agreements with foreign banks at December 31, 2000 and 1999. The 2000 agreements effectively fix the Company's interest rate exposure on its senior and junior loan facilities, which are based on LIBOR to fixed rates ranging from 6.2% to 7.0% for the senior loan facilities, and 6.3% to 7.0% for the junior loan facilities. The 1999 agreements effectively fix the Company's interest rate exposure on its senior and junior loan facilities, which are based on LIBOR to fixed rates ranging from 6.1% to 6.3% for the senior loan facilities, and 6.3% to 6.4% for the junior loan facilities. The differential to be paid or received is recognized as an adjustment to interest expense as incurred. The swap agreements mature on or before the loan facilities which they hedge. The changes in the notional principal amounts of the swaps of December 31, 2000 and 1999 are as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Notional principal amount, beginning of year............  $103,750   $122,600
Maturity of swaps.......................................    18,300     18,850
                                                          --------   --------
Notional principal amount, end of period................  $ 85,450   $103,750
                                                          ========   ========

    The Company would have paid (received) approximately $662 and ($608) to settle all outstanding swap agreements based upon their aggregate fair values as of December 31, 2000 and 1999, respectively. This fair value is based upon estimates received from financial institutions.

                          GENERAL MARITIME CORPORATION

5. LONG-TERM DEBT (CONTINUED)
    Interest income (expense) pertaining to interest rate swaps for the years ended December 31, 2000, 1999 and 1998 was $141, ($1,102) and ($867),
respectively.

6. REVENUE FROM TIME CHARTERS

    Total revenue earned on time charters for the years ended December 31, 2000, 1999 and 1998 was $41,512, $35,230 and $36,646, respectively. Future minimum time charter revenue, based on vessels committed to noncancelable time charter contracts at December 31, 2000 is:

YEAR ENDED DECEMBER 31,
-----------------------
2001........................................................  $35,641
2002........................................................   17,889
2003........................................................    7,928
Thereafter..................................................       --
                                                              -------
                                                              $61,458
                                                              =======

7. SIGNIFICANT CUSTOMERS

    For the year ended December 31, 2000, the Company earned approximately $19,376 and $14,902 from two customers which represented 14.7% and 11.3% of voyage revenues, respectively. For the years ended December 31, 1999, and 1998, the Company earned approximately $16,002 and $16,954, respectively, from one customer which represent 22.4% and 27.3% of voyage revenues in the respective periods.

8. COMMITMENTS AND CONTINGENCIES

    The Company had contracts outstanding with Universe Tankships (Delaware) Inc, Universe Tankships (Bermuda) Inc and United Overseas Tankers Ltd for technical management of vessels. The remaining commitments under the contracts were approximately $274, $137 and $1,380, respectively, at December 31, 2000.

9. RELATED PARTY TRANSACTIONS

    The following are related party transactions not disclosed elsewhere in these financial statements:

    The Company rents office space as its principal executive offices in a building currently leased by GenMar Realty LLC, a company wholly owned by Peter
C. Georgiopoulos, the Chairman and Chief Executive Officer of the Company. There is no lease agreement between the Company and GenMar Realty LLC. The Company currently pays an occupancy fee on a month to month basis. For the period from April 1, 2000 to December 31, 2000, the Company expensed $495 for occupancy fees, of which $196 represents unpaid occupancy fees and is included in accounts payable at December 31, 2000.

    Included in prepaid expenses and other current assets are net advances to the Chairman and Chief Executive Officer, Peter C. Georgiopoulos, which amounted to $486 at December 31, 2000. Included in accounts payable are net advances from the Chairman and Chief Executive Officer, Peter C. Georgiopoulos, which amounted to $172 and $84 for the years ended December 31, 1999, and 1998, respectively.

                                     ******

                                8,000,000 SHARES

                                     [LOGO]

                          GENERAL MARITIME CORPORATION

                                  COMMON STOCK
                                ---------------

                                   PROSPECTUS
                                          , 2001
                                ---------------

                                LEHMAN BROTHERS
                            ABN AMRO ROTHSCHILD LLC
                           JEFFERIES & COMPANY, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale of the common stock being registered. There are no underwriting commissions or fees in connection with the offering. All the amounts shown are estimates except for the SEC registration fee and New York Stock Exchange listing fee.

SEC registration fee........................................  $   45,310
NASD filing fee.............................................      17,980
Accounting fees and expenses................................   1,250,000
New York Stock Exchange listing fee.........................      95,100
Legal fees and expenses.....................................   1,350,000
Printing and engraving expenses.............................     250,000
Blue Sky fees and expenses..................................       1,000
Directors and officers' insurance...........................     400,000
Transfer agent and registrar fees and expenses..............       5,000
Miscellaneous...............................................      85,610
                                                              ----------
  Total.....................................................  $3,500,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    We are a Marshall Islands corporation. The Marshall Islands Business Corporations Act ("MIBCA") provides that Marshall Islands corporations may indemnify any of their directors or officers who are or are threatened to be a party to any legal action resulting from fulfilling their duties to the corporation against reasonable expenses, judgments and fees (including attorneys' fees) incurred in connection with such action if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, will not create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. However, no indemnification will be permitted in cases where it is determined that the director or officer was liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity, and then only for the expenses that the court deems proper. A corporation is permitted to advance payment for expenses occurred in defense of an action if its board of directors decides to do so. In addition, Marshall Islands corporations may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the MIBCA.

    Our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under the MIBCA. The SEC has informed us that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the MIBCA or our articles of incorporation or bylaws, such indemnification is against public policy and thus unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In connection with our recapitalization prior to or at the consummation of this offering, we issued shares of our common stock to equity holders of certain affiliated limited partnerships which owned 14 vessels, to the equity holders of five special purpose entities which owned five vessels, to escrow agents to hold for the owners of three vessels we have agreements to acquire after the closing of this offering and to the sole equity holder of the old General Maritime Corporation, the corporation which provided commercial management services to 19 of the vessels. These shares were issued on the basis described in the section of the prospectus entitled "Recapitalization and Acquisitions," and the foregoing transactions are described in greater detail in that section.

    Prior to the completion of this offering, we issued options to purchase 860,000 shares of common stock at the initial public offering price per share. As of this offering, none of the options had been exercised.

    The issuances of the above securities were considered to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and, in two instances, Regulation S promulgated under the Securities Act. The issuances of shares of common stock in connection with our recapitalization were considered to be exempt from registration under the Securities Act as transactions by an issuer not involving a public offering or, with respect to issuances of shares in exchange for two of the vessels we have agreements to acquire after the closing of this offering, transactions occurring outside the United States. The issuances of options to purchase shares of common stock prior to completion of this offering were considered to be exempt from registration under the Securities Act in reliance on Section 4(2). The recipients of common stock in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)


EXHIBIT
NUMBER(1)                           DESCRIPTION
---------   ------------------------------------------------------------
  1.1       Form of Underwriting Agreement. (5)
  2.1       Plan of Recapitalization. (5)
  2.2       Contribution Agreement, dated May 25, 2001, among General
            Maritime Ship Holdings Ltd., Ajax Limited Partnership, the
            limited partners of Ajax Limited Partnership, Genmar Ajax
            Ltd., Peter C. Georgiopoulos, Genmar Ajax Corporation and
            GMC Administration Ltd. (3)
  2.3       Contribution Agreement, dated May 25, 2001, among General
            Maritime Ship Holdings Ltd., Ajax II, L.P., the limited
            partners of Ajax II, L.P., Ajax II LLC, Peter C.
            Georgiopoulos, Genmar Ajax II Corporation and GMC
            Administration Ltd. (3)
  2.4       Contribution Agreement, dated May 25, 2001, among General
            Maritime Ship Holdings Ltd., Boss, L.P., the limited
            partners of Boss, L.P., Genmar Boss Ltd., Peter C.
            Georgiopoulos, Genmar Boss Corporation and GMC
            Administration Ltd. (3)
  2.5       Contribution Agreement, dated May 25, 2001, among General
            Maritime Ship Holdings Ltd., General Maritime I, L.P., the
            limited partners of General Maritime I, L.P., General
            Maritime I Corporation, Peter C. Georgiopoulos, Genmar
            Maritime I Corporation and GMC Administration Ltd., and
            amendment thereto. (5)
  2.6       Contribution Agreement, dated May 25, 2001, among General
            Maritime Ship Holdings Ltd., General Maritime II, L.P., the
            limited partners of General Maritime II, L.P., General
            Maritime II Corporation, Peter C. Georgiopoulos, Genmar
            Maritime II Corporation and GMC Administration Ltd. (3)
  2.7       Contribution Agreement, dated May 25, 2001, among General
            Maritime Ship Holdings Ltd., Harriet, L.P., the limited
            partners of Harriet, L.P., General Maritime III Corporation,
            Peter C. Georgiopoulos, Genmar Harriet Corporation and GMC
            Administration Ltd. (3)
  2.8       Contribution Agreement, dated May 25, 2001, among General
            Maritime Ship Holdings Ltd. and Pacific Tankship, L.P., the
            limited partners of Pacific Tankship, L.P., Genmar Pacific
            Ltd., Peter C. Georgiopoulos, Genmar Pacific Corporation and
            GMC Administration Ltd. (3)
  2.9       Contribution Agreement, dated May 25, 2001, among General
            Maritime Ship Holdings Ltd., Genmar Alexandra, LLC, Genmar
            II, LLC, Equili Company, L.P., Equili Company, LLC, Equili
            Company II, L.P. and Equili Company II, LLC. (3)
  2.10      Vessel Contribution Agreement, dated May 25, 2001, between
            General Maritime Ship Holdings Ltd. and Blystad Shipholding
            Inc., Liberia. (3)
  2.11      Memorandum of Agreement, dated April 26, 2001, between
            Blystad Shipholding Inc., Liberia and General Maritime Ship
            Holdings Ltd. (3)
  2.12      Memorandum of Agreement, dated April 26, 2001, between
            Blystad Shipholding Inc., Liberia and General Maritime Ship
            Holdings Ltd. (3)
  2.13      Vessel Contribution Agreement, dated May 25, 2001, between
            General Maritime Ship Holdings Ltd. and KS Stavanger
            Prince. (3)
  2.14      Memorandum of Agreement, dated May 4, 2001, between
            KS Stavanger Prince and General Maritime Ship Holdings
            Ltd. (3)
  2.15      Letter Agreement, dated May 25, 2001, between General
            Maritime Ship Holdings Ltd. and Peter C. Georgiopoulos
            relating to the acquisition of the old General Maritime
            Corporation. (3)

EXHIBIT
NUMBER(1)                           DESCRIPTION
---------   ------------------------------------------------------------
  3.1       Amended and Restated Articles of Incorporation of General
            Maritime Ship Holdings Ltd. (5)
  3.2       Articles of Amendment to Amended and Restated Articles of
            Incorporation, changing name from General Maritime Ship
            Holdings Ltd. to General Maritime Corporation (5).
  3.3       Amended and Restated By-laws of General Maritime Ship
            Holdings Ltd. (5)
  4.1       Form of Common Stock Certificate of General Maritime
            Corporation. (4)
  4.2       Form of Registration Rights Agreement. (3)
  5.1       Opinion of Dennis J. Reeder, Esq. regarding the validity of the common stock being issued. (2)
  8.1       Opinion of Kramer Levin Naftalis & Frankel LLP regarding
            U.S. tax matters. (4)
  8.2       Opinion of Dennis J. Reeder, Esq. regarding Republic of
            Marshall Islands tax matters. (4)
 10.1       Escrow Agreement, dated June 11, 2001, between General
            Maritime Ship Holdings Ltd., the Recipients and Partnerships
            listed therein and Mellon Investor Services LLC. (5)
 10.2       Senior Facility Agreement, dated May 15, 1997, between
            General Maritime I, L.P., Christiania Bank og KreditKasse
            ASA, New York Branch ("Christiania") and Union Bank of
            Norway ("Union Bank").
 10.3       Junior Facility Agreement, dated May 15, 1997, between
            General Maritime I, L.P. and Christiania.
 10.4       First Preferred mortgage, dated May 20, 1997, made by Alta
            Ltd. in favor of Christiania.
 10.5       Senior Facility Agreement, dated August 6, 1997, between
            Nord Ltd., Christiania and Union Bank.
 10.6       Junior Facility Agreement, dated August 6, 1997, between
            Nord Ltd. and Christiania.
 10.7       First Preferred Mortgage, dated August 7, 1997, between Nord
            Ltd. and Christiania, as assigned and amended on September
            8, 1997.
 10.8       Senior Facility Agreement, dated September 30, 1997, between
            Harriet Ltd., Christiania and Union Bank.
 10.9       Junior Facility Agreement, dated September 30, 1997, between
            Harriet Ltd. and Christiania.
 10.10      First Preferred Mortgage, dated September 30, 1997, between
            Harriet Ltd. and Christiania, as assigned and amended on
            September 8, 1997.
 10.11      First Preferred Mortgage Amendment, dated September 29,
            2000, between Harriet Ltd. and Christiania.
 10.12      Senior Facility Agreement, dated October 27, 1997, between
            Pacific Tankship Ltd., Christiania, Union Bank and
            Skandinaviska Enskilda Banken AB ("Skandinaviska").
 10.13      Junior Facility Agreement, dated October 27, 1997, between
            Pacific Tankship Ltd. and Christiania.
 10.14      Senior Facility Agreement, dated October 30, 1997, among
            Boss Ltd., Stavanger Sun Ltd., Christiania, Union Bank and
            Skandinaviska.
 10.15      Junior Facility Agreement, dated October 30, 1997, among
            Boss Ltd., Stavanger Sun Ltd. and Christiania.

EXHIBIT
NUMBER(1)                           DESCRIPTION
---------   ------------------------------------------------------------
 10.16      Amendment Agreement, dated December 1999, relating to Senior
            Facility Agreement, among Boss Ltd., Stavanger Sun Ltd. and
            Christiania.
 10.17      Amendment Agreement, dated December 1999, relating to Junior
            Facility Agreement, among Boss Ltd., Stavanger Sun Ltd. and
            Christiania.
 10.18      Amendment Agreement, dated February 2000, relating to Senior
            Facility Agreement, Junior Facility Agreement and other
            documents, among Boss Ltd., Stavanger Sun Ltd., Christiania and others.
 10.19      Amendment Agreement, dated March 2000, relating to Senior
            Facility Agreement, Junior Facility Agreement and other
            documents, among Boss Ltd., Stavanger Sun Ltd., Christiania and others.
 10.20      First Preferred Mortgage, dated March 15, 2000, made by
            Stavanger Sun Ltd. in favor of Christiania.
 10.21      Second Preferred Mortgage, dated March 15, 2000, made by
            Stavanger Sun Ltd. in favor of Christiania.
 10.22      First Preferred Mortgage, dated February 17, 2000, made by
            Boss Ltd. in favor of Christiania.
 10.23      Second Preferred Mortgage, dated February 17, 2000, made by
            Boss Ltd. in favor of Christiania.
 10.24      Amended and Restated Credit Agreement, dated February 9,
            1999, among Genmar Constantine Ltd., Genmar Agamemnon Ltd.,
            Genmar Minotaur Ltd., Genmar Minotaur Ltd. (collectively,
            the "Ajax SPVs"), Ajax Limited Partnership (together with
            the Ajax SPVs, the "Ajax Loan Parties"), Christiania,
            Skandinaviska, Union Bank and De National
            Investeringsbank N.V.
 10.25      Form of First Preferred Mortgage, dated May 15, 1998, made by each of the Ajax SPVs in favor of Christiania, as amended
            on February   , 1999.
 10.26      Share Mortgage, dated February 9, 1999, between Ajax Limited
            Partnership and Christiania.
 10.27      Form of $300,000,000 Credit Agreement dated June   , 2001
            among General Maritime Ship Holdings Ltd., Christiania and other lenders. (4)
 10.28      Management Rights Agreement dated June 11, 2001 between
            General Maritime Corporation and OCM Principal Opportunities
            Fund, L.P. (4)
 10.29      Credit Agreement, dated June 23, 2000, among Genmar Gabriel
            Ltd., Genmar Zoe Ltd., Genmar Macedon Ltd., Genmar Spartiate
            Ltd. (collectively, the "Ajax II SPVs"), Ajax II, L.P.,
            Christiania, Deutsche Shiffsbank Aktiengesellschaft,
            Hamburghische Landesbank-Girozentrale and Vereins-Und
            Westbank AG.
 10.30      First Preferred Ship Mortgage, dated June 23, 2000, made by
            Genmar Macedon Ltd., Genmar Spartiate Ltd. and Genmar Zoe
            Ltd. in favor of Christiania.
 10.31      Deed of Covenants to Accompany a First Priority Statutory
            Mortgage of a Ship, dated June 23, 2000, made by Genmar
            Gabriel Ltd. in favor of Christiania.
 10.32      Share Mortgage, dated June 23, 2000, between Ajax II, L.P.
            and Christiania.
 10.33      Form of General Maritime Corporation 2001 Stock Incentive
            Plan. (4)
 10.34      Stock Purchase Agreement dated May 25, 2001 between General
            Maritime Ship Holdings Ltd. and stockholders of United
            Projects Shipping & Financial Inc. (3)
 10.35      Memorandum of Agreement dated May 7, 2001, between Scanobo
            Endurance Shipping Corp., Monrovia and General Maritime
            Corporation. (3)
 10.36      Memorandum of Agreement dated May 7, 2001, between Scanobo
            Trader Shipping Corp., Monrovia and General Maritime
            Corporation. (3)

EXHIBIT
NUMBER(1)                           DESCRIPTION
---------   ------------------------------------------------------------
 10.37      Memorandum of Agreement dated May 7, 2001, between Scanobo
            Challenger Shipping Corp., Monrovia and General Maritime
            Corporation. (3)
 10.38      Memorandum of Agreement dated May 7, 2001, between Scanobo
            Trust Shipping Corp., Monrovia and General Maritime
            Corporation. (3)
 10.39      Memorandum of Agreement dated May 7, 2001, between Scanobo
            Champion Shipping Corp., Monrovia and General Maritime
            Corporation. (3)
 10.40      Memorandum of Agreement dated May 7, 2001, between Scanobo
            Spirit Shipping Corp., Monrovia and General Maritime
            Corporation. (3)
 10.41      Memorandum of Agreement dated May 7, 2001, between Scanobo
            Star Shipping Corp., Monrovia and General Maritime
            Corporation. (3)
 10.42      Form of Waiver and Contribution Agreement. (3)
 10.43      Form of Indemnification Agreement, to be entered into
            between the General Maritime Ship Holdings Ltd. and each of
            Peter C. Georgiopoulos, Stephen Kaplan and Mark Polzin. (4)
 10.44      Reserved.
 10.45      Reserved.
 10.46      Employment Agreement, dated June   , 2001 between General
            Maritime Ship Holdings Ltd., and Peter C.
            Georgiopoulous. (4)
 10.47      Employment Agreement, dated June   , 2001 between General
            Maritime Ship Holdings Ltd. and John P. Tavlarios. (4)
 10.48      Employment Agreement, dated June   , 2001 between General
            Maritime Ship Holdings Ltd. and James C. Christodoulou. (4)
 10.49      Employment Agreement, dated June   , 2001 between General
            Maritime Ship Holdings Ltd. and John C. Georgiopoulous. (5)
 10.50      Form of Release Agreement. (4)
 10.51      Form of Outside Director Stock Option Grant
            Certificate. (5)
 10.52      Incentive Stock Option Grant Certificate dated June   , 2001
            between General Maritime Corporation and Peter C.
            Georgiopoulos. (5)
 10.53      Incentive Stock Option Grant Certificate dated June   , 2001
            between General Maritime Corporation and John P.
            Tavlarios. (5)
 10.54      Incentive Stock Option Grant Certificate dated June   , 2001
            between General Maritime Corporation and James C.
            Christodoulou. (5)
 10.55      Incentive Stock Option Grant Certificate dated June   , 2001
            between General Maritime Corporation and John C.
            Georgiopoulos. (5)
 10.56      Form of Incentive Stock Option Grant Certificate. (4)
 10.57      Commitment Letter, dated May 25, 2001, between General
            Maritime Ship Holdings Ltd. and Christiania, related to
            $165,000,000 Credit Agreement. (5)
 10.58      Form of First Preferred Ship Mortgage on Marshall Islands
            Flag Vessel, related to $300,000,000 Credit Agreement. (5)
 10.59      Form of First Preferred Ship Mortgage on Liberian Flag
            Vessel, related to $300,000,000 Credit Agreement. (5)
 10.60      Form of Deed of Covenants to accompany a First Preferred
            Statutory Mortgage on Malta Flag Vessel, related to
            $300,000,000 Credit Agreement. (5)
 10.61      Form of Deed of Covenants to accompany a First Preferred
            Statutory Mortgage on Norwegian Flag Vessel, related to
            $300,000,000 Credit Agreement. (5)
 10.62      Form of Insurance Assignment, related to $300,000,000 Credit
            Agreement. (5)
 10.63      Form of Earnings Assignment, related to $300,000,000 Credit
            Agreement. (5)

EXHIBIT
NUMBER(1)                           DESCRIPTION
---------   ------------------------------------------------------------
 10.64      Form of Master Vessel and Collateral Trust Agreement,
            related to $300,000,000 Credit Agreement. (5)
 10.65      Form of Subsidiaries Guaranty, related to $300,000,000
            Credit Agreement. (5)
 10.66      Form of Pledge and Security Agreement, related to
            $300,000,000 Credit Agreement. (5)
 16.1       Letter dated November 10, 2000, from Ernst & Young LLP
            regarding change in Certifying Accountants.
 21.1       Subsidiaries of General Maritime Corporation. (5)
 23.1       Consent of Ernst & Young LLP. (2)
 23.2       Consent of Deloitte & Touche LLP. (2)
 23.3       Consent of Kramer Levin Naftalis & Frankel LLP (included in its opinion filed as Exhibit 8.1).
 23.4       Consent of Dennis J. Reeder, Esq. (included in his opinion filed as Exhibit 5.1).
 23.5       Consent of Clarkson Research Studies. (2)
 24.1       Powers of Attorney (3).


------------------------

(1) Unless otherwise noted herein, each exhibit was filed with our Form S-1 filed with the Securities and Exchange Commission on November 13, 2000.

(2) Filed herewith.

(3) Filed with our Form S-1/A filed with the Securities and Exchange Commission on May 25, 2001.

(4) Filed with our Form S-1/A filed with the Securities and Exchange Commission on June 6, 2001.


(5) Filed with our Form S-1/A filed with the Securities and Exchange Commission on June 12, 2001.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as the indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, General Maritime Corporation has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 12th day of June, 2001.


                                                       GENERAL MARITIME CORPORATION

                                                       By:  /s/ PETER C. GEORGIOPOULOS
                                                            -----------------------------------------
                                                            Name:  Peter C. Georgiopoulos
                                                            Title: Chairman and Chief Executive
                                                            Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
             /s/ PETER C. GEORGIOPOULOS                Chairman, Chief Executive
     -------------------------------------------         Officer and Director            June 12, 2001
               Peter C. Georgiopoulos                    (Principal Executive Officer)

                /s/ JOHN P. TAVLARIOS
     -------------------------------------------       President, Chief Operating        June 12, 2001
                  John P. Tavlarios                      Officer and Director

                                                       Vice President, Chief Financial
             /s/ JAMES C. CHRISTODOULOU                  Officer and Secretary
     -------------------------------------------         (Principal Financial and        June 12, 2001
               James C. Christodoulou                    Accounting Officer)

                          *
     -------------------------------------------       Director                          June 12, 2001
                Sir Peter G. Cazalet

               /s/ WILLIAM J. CRABTREE
     -------------------------------------------       Director                          June 12, 2001
                 William J. Crabtree

                /s/ REX W. HARRINGTON
     -------------------------------------------       Director                          June 12, 2001
                  Rex W. Harrington

                /s/ STEPHEN A. KAPLAN
     -------------------------------------------       Director                          June 12, 2001
                  Stephen A. Kaplan

                 /s/ PETER S. SHAERF
     -------------------------------------------       Director                          June 12, 2001
                   Peter S. Shaerf


* By:               /s/ PETER C. GEORGIOPOULOS
              --------------------------------------
                      Peter C. Georgiopoulos
                         ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


(A) EXHIBIT
NUMBER(1)                             DESCRIPTION
-----------   ------------------------------------------------------------
  1.1         Form of Underwriting Agreement. (5)
  2.1         Plan of Recapitalization. (5)
  2.2         Contribution Agreement, dated May 25, 2001, among General
              Maritime Ship Holdings Ltd., Ajax Limited Partnership, the
              limited partners of Ajax Limited Partnership, Genmar Ajax
              Ltd., Peter C. Georgiopoulos, Genmar Ajax Corporation and
              GMC Administration Ltd. (3)
  2.3         Contribution Agreement, dated May 25, 2001, among General
              Maritime Ship Holdings Ltd., Ajax II, L.P., the limited
              partners of Ajax II, L.P., Ajax II LLC, Peter C.
              Georgiopoulos, Genmar Ajax II Corporation and GMC
              Administration Ltd. (3)
  2.4         Contribution Agreement, dated May 25, 2001, among General
              Maritime Ship Holdings Ltd., Boss, L.P., the limited
              partners of Boss, L.P., Genmar Boss Ltd., Peter C.
              Georgiopoulos, Genmar Boss Corporation and GMC
              Administration Ltd. (3)
  2.5         Contribution Agreement, dated May 25, 2001, among General
              Maritime Ship Holdings Ltd., General Maritime I, L.P., the
              limited partners of General Maritime I, L.P., General
              Maritime I Corporation, Peter C. Georgiopoulos, Genmar
              Maritime I Corporation and GMC Administration Ltd, and
              amendment thereto. (5)
  2.6         Contribution Agreement, dated May 25, 2001, among General
              Maritime Ship Holdings Ltd., General Maritime II, L.P., the
              limited partners of General Maritime II, L.P., General
              Maritime II Corporation, Peter C. Georgiopoulos, Genmar
              Maritime II Corporation and GMC Administration Ltd. (3)
  2.7         Contribution Agreement, dated May 25, 2001, among General
              Maritime Ship Holdings Ltd., Harriet, L.P., the limited
              partners of Harriet, L.P., General Maritime III Corporation,
              Peter C. Georgiopoulos, Genmar Harriet Corporation and GMC
              Administration Ltd. (3)
  2.8         Contribution Agreement, dated May 25, 2001, among General
              Maritime Ship Holdings Ltd. and Pacific Tankship, L.P., the
              limited partners of Pacific Tankship, L.P., Genmar Pacific
              Ltd., Peter C. Georgiopoulos, Genmar Pacific Corporation and
              GMC Administration Ltd. (3)
  2.9         Contribution Agreement, dated May 25, 2001, among General
              Maritime Ship Holdings Ltd., Genmar Alexandra, LLC, Genmar
              II, LLC, Equili Company, L.P., Equili Company, LLC, Equili
              Company II, L.P. and Equili Company II, LLC. (3)
  2.10        Vessel Contribution Agreement, dated May 25, 2001, between
              General Maritime Ship Holdings Ltd. and Blystad Shipholding
              Inc., Liberia. (3)
  2.11        Memorandum of Agreement, dated April 26, 2001, between
              Blystad Shipholding Inc., Liberia and General Maritime Ship
              Holdings Ltd. (3)
  2.12        Memorandum of Agreement, dated April 26, 2001, between
              Blystad Shipholding Inc., Liberia and General Maritime Ship
              Holdings Ltd. (3)
  2.13        Vessel Contribution Agreement, dated May 25, 2001, between
              General Maritime Ship Holdings Ltd. and KS Stavanger
              Prince. (3)
  2.14        Memorandum of Agreement, dated May 4, 2001, between
              KS Stavanger Prince and General Maritime Ship Holdings
              Ltd. (3)
  2.15        Letter Agreement, dated May 25, 2001, between General
              Maritime Ship Holdings Ltd. and Peter C. Georgiopoulos
              relating to the acquisition of the old General Maritime
              Corporation. (3)
  3.1         Amended and Restated Articles of Incorporation of General
              Maritime Ship Holdings Ltd. (5)

(A) EXHIBIT
NUMBER(1)                             DESCRIPTION
-----------   ------------------------------------------------------------
  3.2         Articles of Amendment to Amended and Restated Articles of
              Incorporation, changing name from General Maritime Ship
              Holdings Ltd. to General Maritime Corporation. (5)
  3.3         Amended and Restated By-laws of General Maritime Ship
              Holdings Ltd. (5)
  4.1         Form of Common Stock Certificate of General Maritime
              Corporation. (4)
  4.2         Form of Registration Rights Agreement. (3)
  5.1         Opinion of Dennis J. Reeder, Esq. regarding the validity of the common stock being issued. (2)
  8.1         Opinion of Kramer Levin Naftalis & Frankel LLP regarding
              U.S. tax matters. (4)
  8.2         Opinion of Dennis J. Reeder, Esq. regarding Republic of
              Marshall Islands tax matters. (4)
 10.1         Escrow Agreement, dated June 11, 2001, between General
              Maritime Ship Holdings Ltd., the Recipients and Partnerships
              listed therein and Mellon Investor Services LLC. (5)
 10.2         Senior Facility Agreement, dated May 15, 1997, between
              General Maritime I, L.P., Christiania Bank og KreditKasse
              ASA, New York Branch ("Christiania") and Union Bank of
              Norway ("Union Bank").
 10.3         Junior Facility Agreement, dated May 15, 1997, between
              General Maritime I, L.P. and Christiania.
 10.4         First Preferred mortgage, dated May 20, 1997, made by Alta
              Ltd. in favor of Christiania.
 10.5         Senior Facility Agreement, dated August 6, 1997, between
              Nord Ltd., Christiania and Union Bank.
 10.6         Junior Facility Agreement, dated August 6, 1997, between
              Nord Ltd. and Christiania.
 10.7         First Preferred Mortgage, dated August 7, 1997, between Nord
              Ltd. and Christiania, as assigned and amended on September
              8, 1997.
 10.8         Senior Facility Agreement, dated September 30, 1997, between
              Harriet Ltd., Christiania and Union Bank.
 10.9         Junior Facility Agreement, dated September 30, 1997, between
              Harriet Ltd. and Christiania.
 10.10        First Preferred Mortgage, dated September 30, 1997, between
              Harriet Ltd. and Christiania, as assigned and amended on
              September 8, 1997.
 10.11        First Preferred Mortgage Amendment, dated September 29,
              2000, between Harriet Ltd. and Christiania.
 10.12        Senior Facility Agreement, dated October 27, 1997, between
              Pacific Tankship Ltd., Christiania, Union Bank and
              Skandinaviska Enskilda Banken AB ("Skandinaviska").
 10.13        Junior Facility Agreement, dated October 27, 1997, between
              Pacific Tankship Ltd. and Christiania.
 10.14        Senior Facility Agreement, dated October 30, 1997, among
              Boss Ltd., Stavanger Sun Ltd., Christiania, Union Bank and
              Skandinaviska.
 10.15        Junior Facility Agreement, dated October 30, 1997, among
              Boss Ltd., Stavanger Sun Ltd. and Christiania.
 10.16        Amendment Agreement, dated December 1999, relating to Senior
              Facility Agreement, among Boss Ltd., Stavanger Sun Ltd. and
              Christiania.
 10.17        Amendment Agreement, dated December 1999, relating to Junior
              Facility Agreement, among Boss Ltd., Stavanger Sun Ltd. and
              Christiania.

(A) EXHIBIT
NUMBER(1)                             DESCRIPTION
-----------   ------------------------------------------------------------
 10.18        Amendment Agreement, dated February 2000, relating to Senior
              Facility Agreement, Junior Facility Agreement and other
              documents, among Boss Ltd., Stavanger Sun Ltd., Christiania and others.
 10.19        Amendment Agreement, dated March 2000, relating to Senior
              Facility Agreement, Junior Facility Agreement and other
              documents, among Boss Ltd., Stavanger Sun Ltd., Christiania and others.
 10.20        First Preferred Mortgage, dated March 15, 2000, made by
              Stavanger Sun Ltd. in favor of Christiania.
 10.21        Second Preferred Mortgage, dated March 15, 2000, made by
              Stavanger Sun Ltd. in favor of Christiania.
 10.22        First Preferred Mortgage, dated February 17, 2000, made by
              Boss Ltd. in favor of Christiania.
 10.23        Second Preferred Mortgage, dated February 17, 2000, made by
              Boss Ltd. in favor of Christiania.
 10.24        Amended and Restated Credit Agreement, dated February 9,
              1999, among Genmar Constantine Ltd., Genmar Agamemnon Ltd.,
              Genmar Minotaur Ltd., Genmar Minotaur Ltd. (collectively,
              the "Ajax SPVs"), Ajax Limited Partnership (together with
              the Ajax SPVs, the "Ajax Loan Parties"), Christiania,
              Skandinaviska, Union Bank and De National
              Investeringsbank N.V.
 10.25        Form of First Preferred Mortgage, dated May 15, 1998, made by each of the Ajax SPVs in favor of Christiania, as amended
              on February   , 1999.
 10.26        Share Mortgage, dated February 9, 1999, between Ajax Limited
              Partnership and Christiania.
 10.27        Form of $300,000,000 Credit Agreement dated June   , 2001
              among General Maritime Ship Holdings Ltd., Christiania and other lenders (4).
 10.28        Management Rights Agreement dated June 11, 2001 between
              General Maritime Corporation and OCM Principal Opportunities
              Fund, L.P. (4)
 10.29        Credit Agreement, dated June 23, 2000, among Genmar Gabriel
              Ltd., Genmar Zoe Ltd., Genmar Macedon Ltd., Genmar Spartiate
              Ltd. (collectively, the "Ajax II SPVs"), Ajax II, L.P.,
              Christiania, Deutsche Shiffsbank Aktiengesellschaft,
              Hamburghische Landesbank-Girozentrale and Vereins-Und
              Westbank AG.
 10.30        First Preferred Ship Mortgage, dated June 23, 2000, made by
              Genmar Macedon Ltd., Genmar Spartiate Ltd. and Genmar Zoe
              Ltd. in favor of Christiania.
 10.31        Deed of Covenants to Accompany a First Priority Statutory
              Mortgage of a Ship, dated June 23, 2000, made by Genmar
              Gabriel Ltd. in favor of Christiania.
 10.32        Share Mortgage, dated June 23, 2000, between Ajax II, L.P.
              and Christiania.
 10.33        Form of General Maritime Corporation 2001 Stock Incentive
              Plan. (4)
 10.34        Stock Purchase Agreement dated May 25, 2001 between General
              Maritime Ship Holdings Ltd. and stockholders of United
              Projects Shipping & Financial Inc. (3)
 10.35        Memorandum of Agreement dated May 7, 2001, between Scanobo
              Endurance Shipping Corp., Monrovia and General Maritime
              Corporation. (3)
 10.36        Memorandum of Agreement dated May 7, 2001, between Scanobo
              Trader Shipping Corp., Monrovia and General Maritime
              Corporation. (3)
 10.37        Memorandum of Agreement dated May 7, 2001, between Scanobo
              Challenger Shipping Corp., Monrovia and General Maritime
              Corporation. (3)
 10.38        Memorandum of Agreement dated May 7, 2001, between Scanobo
              Trust Shipping Corp., Monrovia and General Maritime
              Corporation. (3)
 10.39        Memorandum of Agreement dated May 7, 2001, between Scanobo
              Champion Shipping Corp., Monrovia and General Maritime
              Corporation. (3)
 10.40        Memorandum of Agreement dated May 7, 2001, between Scanobo
              Spirit Shipping Corp., Monrovia and General Maritime
              Corporation. (3)

(A) EXHIBIT
NUMBER(1)                             DESCRIPTION
-----------   ------------------------------------------------------------
 10.41        Memorandum of Agreement dated May 7, 2001, between Scanobo
              Star Shipping Corp., Monrovia and General Maritime
              Corporation. (3)
 10.42        Form of Waiver and Contribution Agreement. (3)
 10.43        Form of Indemnification Agreement, to be entered into
              between General Maritime Ship Holdings Ltd. and each of
              Peter C. Georgiopoulos, Stephen Kaplan and Mark Polzin. (4)
 10.44        Reserved
 10.45        Reserved
 10.46        Employment Agreement, dated June   , 2001 between General
              Maritime Ship Holdings Ltd., and Peter C.
              Georgiopoulous. (4)
 10.47        Employment Agreement, dated June   , 2001 between General
              Maritime Ship Holdings Ltd. and John P. Tavlarios. (4)
 10.48        Employment Agreement, dated June   , 2001 between General
              Maritime Ship Holdings Ltd. and James C. Christodoulou. (4)
 10.49        Employment Agreement, dated June   , 2001 between General
              Maritime Ship Holdings Ltd. and John C. Georgiopoulous. (5)
 10.50        Form of Release Agreement. (4)
 10.51        Form of Outside Director Stock Option Grant
              Certificate. (5)
 10.52        Incentive Stock Option Grant Certificate dated June   , 2001
              between General Maritime Corporation and Peter C.
              Georgiopoulos. (5)
 10.53        Incentive Stock Option Grant Certificate dated June   , 2001
              between General Maritime Corporation and John P.
              Tavlarios. (5)
 10.54        Incentive Stock Option Grant Certificate dated June   , 2001
              between General Maritime Corporation and James C.
              Christodoulou. (5)
 10.55        Incentive Stock Option Grant Certificate dated June   , 2001
              between General Maritime Corporation and John C.
              Georgiopoulos. (5)
 10.56        Form of Incentive Stock Option Grant Certificate. (4)
 10.57        Commitment Letter, dated May 25, 2001, between General
              Maritime Ship Holdings Ltd. and Christiania, related to
              $165,000,000 Credit Agreement. (5)
 10.58        Form of First Preferred Ship Mortgage on Marshall Islands
              Flag Vessel, related to $300,000,000 Credit Agreement. (5)
 10.59        Form of First Preferred Ship Mortgage on Liberian Flag
              Vessel, related to $300,000,000 Credit Agreement. (5)
 10.60        Form of Deed of Covenants to accompany a First Preferred
              Statutory Mortgage on Malta Flag Vessel, related to
              $300,000,000 Credit Agreement. (5)
 10.61        Form of Deed of Covenants to accompany a First Preferred
              Statutory Mortgage on Norwegian Flag Vessel, related to
              $300,000,000 Credit Agreement. (5)
 10.62        Form of Insurance Assignment, related to $300,000,000 Credit
              Agreement. (5)
 10.63        Form of Earnings Assignment, related to $300,000,000 Credit
              Agreement. (5)
 10.64        Form of Master Vessel and Collateral Trust Agreement,
              related to $300,000,000 Credit Agreement. (5)
 10.65        Form of Subsidiaries Guaranty, related to $300,000,000
              Credit Agreement. (5)
 10.66        Form of Pledge and Security Agreement, related to
              $300,000,000 Credit Agreement. (5)
 16.1         Letter dated November 10, 2000, from Ernst & Young LLP
              regarding change in Certifying Accountants.
 21.1         Subsidiaries of General Maritime Corporation. (5)
 23.1         Consent of Ernst & Young LLP. (2)
 23.2         Consent of Deloitte & Touche LLP. (2)

(A) EXHIBIT
NUMBER(1)                             DESCRIPTION
-----------   ------------------------------------------------------------
 23.3         Consent of Kramer Levin Naftalis & Frankel LLP (included in its opinion filed as Exhibit 8.1).
 23.4         Consent of Dennis J. Reeder, Esq. (included in his opinion filed as Exhibit 5.1).
 23.5         Consent of Clarkson Research Studies. (2)
 24.1         Powers of Attorney. (3)

------------------------

(1) Unless otherwise noted herein, each exhibit was filed with our Form S-1 filed with the Securities and Exchange Commission on November 13, 2000.

(2) Filed herewith.

(3) Filed with our Form S-1/A filed with the Securities and Exchange Commission on May 25, 2001.

(4) Filed with our Form S-1/A filed with the Securities and Exchange Commission on June 6, 2001.


(5) Filed with our Form S-1/A filed with the Securities and Exchange Commission on June 12, 2001.